UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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EVOLENT HEALTH, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2021 PROXY STATEMENT

AND

NOTICE OF ANNUAL MEETING

OF STOCKHOLDERS

Thursday, June 10, 2021

10:00 a.m., Eastern Time

Dear Fellow Stockholders,

On behalf of Evolent’s Board of Directors, I would like to thank all of our stockholders for your continued support.

As we began to witness the rapidly evolving impacts of the COVID-19 pandemic over a year ago, Evolent adapted quickly to minimize operational disruptions and partnered with customers to drive continued quality-of-care improvements and prioritization of the highest risk patients, all while diligently safeguarding the health and wellbeing of our team. We are tremendously proud of our employees’ dedication and resilience during this highly challenging period.

The past year also marks an important chapter of Evolent’s transformation as we firmly advanced each of the strategic priorities shaping our long-term plan: focused, organic growth, sustainable margin expansion, and balance sheet optimization. We also implemented a program of updates related to our governance practices, Board composition, and leadership team that further position Evolent to create sustainable long-term stockholder value.

•

Governance Enhancements: The Board continued to evolve our governance practices and directly incorporated feedback from our stockholders into the decision-making process. This year, the Board implemented robust stock ownership guidelines for our executive officers and directors, formally adopted policies to ensure that Evolent considers diverse candidates when conducting both Board and CEO succession planning and adopted a proxy access by-law. At this year’s Annual Meeting, we recommend that stockholders vote in support of amendments to Evolent’s charter to remove our remaining supermajority vote requirements for charter and by-law amendments, and to begin the declassification of the Board.

•

Continued Board Refreshment: In late 2020 and early 2021, the Board welcomed new independent directors Kim Keck and Craig Barbarosh. With their addition, Evolent has now added six independent directors since late 2015. Ms. Keck brings an exceptional track record and reputation within the health insurance payer community that will be instrumental as Evolent expands our core offerings in that market. Mr. Barbarosh provides extensive healthcare industry knowledge and nearly 30 years of experience as a proven business leader. Our directors’ areas of expertise are individually and collectively aligned with our strategy, which has enabled the Board to enhance—through highly effective oversight—our team’s efforts to drive Evolent’s next phase of profitable growth.

•

Leadership Updates: A thoughtful, deliberate succession planning process led by our Board culminated with Seth Blackley moving into the role of CEO and Frank Williams stepping into the role of Executive Chairman, effective on October 1, 2020. The Board’s degree of exposure to and ability to observe Seth in recent years through the course of Evolent’s ongoing strategic transformation augmented the Board’s observation and conviction that Seth is the right leader for Evolent’s next phase. As Executive Chairman, Frank continues to be a valuable thought partner for our management team and directors. Finally, in conjunction with Bruce Felt’s retirement from the Board in January 2021, I was appointed by our directors to serve as Evolent’s Lead Independent Director. Our entire Board would like to thank Bruce for his tremendous service; he has been an outstanding director.

Consistent, two-way dialogue with our stockholders remains a key priority for our Board and management team—especially as we continue our strategy of building momentum across our business—and stockholder views remain a valuable input to boardroom deliberations at Evolent. This past fall, in the course of our engagement with stockholders, I had the privilege of meeting with many of our investors to discuss and gain their feedback on our strategy, Board, governance and compensation practices, and our approaches to risk oversight and human capital management. We look forward to building on these conversations in 2021 and beyond.

It is an honor to serve as Evolent’s Lead Independent Director and as a member of the Board on your behalf. My letter would not be complete without acknowledging each of our employees and their hard work throughout the course of the past year. I am extremely proud of what we have accomplished, and look forward to building on our momentum as Evolent continues to transform the way healthcare is delivered and experienced in the United States. We appreciate your investment.

Sincerely,

Cheryl Scott

Lead Independent Director

Evolent Health, Inc.

Dear Fellow Stockholders,

The past year was unprecedented in recent memory. The global COVID-19 pandemic and the movement for racial justice threw into stark relief long-standing issues with our healthcare system—including the need for whole-person health that is affordable and simple. Evolent re-dedicated ourselves to our, core mission, during 2020, delivering our quality and cost improvement solutions to more than nine million individuals across the country. This focus delivered strong results for our members, the communities we serve, our health plan and provider partners, and our stockholders.

We have been focused on our mission of reducing the cost care and improving the quality of care since our inception. Our differentiated products and momentum in this large market led to strong growth performance in 2020. We added eight new partners, including regional and national payers, independent physicians and ACOs. We also significantly expanded with existing partners.

In 2020, we were pleased to contribute to the health of our client’s members. Through our clinical programs, which include complex care, transition care, maternity, and behavioral health, we engaged more than 35,000 high-risk, high-cost patients and evaluated over 60,000 more. We also directly managed over 166,000 active cancer cases across the country.

From a performance perspective, we are pleased that we achieved our key financial objectives for 2020. In 2020, we exceeded the high-end ranges for both our top and bottom-line targets, made strong progress on our cost reduction effort and achieved positive cash flow ahead of schedule. Our consistently strong results across 2020 demonstrate our commitment to execute against our attractive financial model and we carry that momentum into 2021.

In 2020, we grew total revenue by 20.8 percent, from $846.4 million the year prior to $1.0 billion. Adjusted EBITDA1 for the full year was $41.4 million compared to $(11.0) million in 2019. Our strong performance across 2020 was driven by strength in our performance-based arrangements, continued focus on cost control efforts, new partner additions, and cross-sell expansions within our existing partner base.

This growth is propelled by our proven results. For example, as announced by the Centers for Medicare and Medicaid Services in 2020, five Next Generation Accountable Care Organizations (NGACOs) that Evolent supported earned a combined $84 million in savings for Medicare in 20192. This cohort received shared savings payments of more than $66 million and outperformed other ACOs in the program in average savings by approximately 40%. Evolent’s close, collaborative partnership with our partners and approach to managing total cost of care through our proprietary population health technology and clinical capabilities have helped drive these strong results.

Across the organization, we have a strong and diverse leadership team with a wide breath of expertise that helps us to execute on the key objectives of our strategic plan. We are proud that Evolent has established a reputation as a leading destination for the best and brightest in the health care industry. We received more than 130,000 applications for 1,200 filled positions this past year, demonstrating the strong brand we have built for top talent.

As a mission-driven organization, our company culture reflects an atmosphere of respect, honesty and humility. Evolent recently received a perfect 100 score on the Human Rights Campaign Foundation’s Corporate Equality Index for 2020. Across the year, we appointed a Diversity, Equity and Inclusion leader and fostered the development of eight business resource groups, which focus on promoting inclusion, educating on bias and culture and supporting DE&I initiatives. This year we also launched a firmwide inclusion score which debuted at 87%.

Our investment in employee engagement and strong individual and leadership development has allowed us to retain top performers and create a highly motivated workforce. Evolenteers logged more than 42,000 hours of learning and development courses and approximately 15,000 hours of community service in 2020. In response to COVID-19, individuals and teams across the company sewed masks and delivered them to those in need, including over 10,000 masks for children in Chicago communities; volunteered at local food banks; and went above and beyond their normal responsibilities to ensure high-risk members had groceries and medications to stay safe at home. We are proud of our employees living our values and their commitment to drive change during this unprecedented year.

(1)

Non-GAAP measure. See Appendix C for definition and reconciliation to net loss attributable to common shareholders of Evolent Health, Inc., which was $(334.2) million for the year ended December 31, 2020.

(2)	Centers for Medicare and Medicaid Services. Next Generation ACO Model: Performance Year 4 (2019) (XLS). https://innovation.cms.gov/innovation-models/next-generation-aco-model

In closing, we remain focused on our strategic priorities and connected to our mission of changing the health of the nation by changing the way health care is delivered. I would like to deeply thank all Evolenteers for their continued commitment to our partners and the communities we serve. I would also like to thank our partners, communities, and stockholders in what has been an extraordinary year.

Sincerely,

Seth Blackley

Chief Executive Officer, Co-Founder and Director

Evolent Health, Inc.

EVOLENT HEALTH, INC. 800 N. Glebe Road, Suite 500 Arlington, VA 22203

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held on June 10, 2021

Date & Time: Thursday, June 10, 2021, 10:00 a.m., Eastern Time	Virtual Information: https://web.lumiagm.com/209916247 password: evolent2021	Record Date: April 15, 2021

Dear Stockholder:

You are invited to attend the 2021 annual meeting of stockholders (the “Annual Meeting”) of Evolent Health, Inc. (the “Company”), a Delaware corporation, which will be held on Thursday, June 10, 2021, at 10:00 a.m., Eastern Time. The Annual Meeting will be held for the following purposes:

1.	To approve proposed amendments to the Company’s Second Amended and Restated Certificate of Incorporation to declassify the Board of Directors;

2.	To approve proposed amendments to the Company’s Second Amended and Restated Certificate of Incorporation to eliminate supermajority voting requirements

3.	To elect four Class III director nominees named in the proxy statement to serve on our Board of Directors;

4.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021;

5.	To approve the compensation of our named executive officers for 2020 on an advisory basis; and

6.	To approve the proposed Amended and Restated 2015 Omnibus Incentive Compensation Plan.

In addition, stockholders may be asked to consider and vote upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

In light of the coronavirus, or COVID-19, outbreak, for the safety of all of our stakeholders, we have determined that the Annual Meeting will be held in a virtual meeting format only, via the Internet, with no physical in-person meeting. Stockholders will be able to attend, vote and submit questions (for a portion of, the meeting) from any location via the Internet at https://web.lumiagm.com/209916247 . The password for the Annual Meeting is evolent2021. To participate (e.g., submit questions and/or vote), you will need the control number provided on your proxy card, voting instruction form or notice.

Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which the Annual Meeting may be adjourned, or to which the Annual Meeting may be postponed.

Our Board of Directors has fixed the close of business on April 15, 2021, as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof.

We make proxy materials available to our stockholders on the Internet. You can access proxy materials at http://ir.evolenthealth.com/financial-info/annual-reports-and-proxy-statements/default.aspx. You also may authorize your proxy via the Internet by following the instructions on that website. In order to authorize your proxy via the Internet you must have the stockholder identification number that appears on the enclosed proxy card.

By Order of our Board of Directors,

Jonathan D. Weinberg

General Counsel and Secretary

Arlington, VA

April    , 2021

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 10, 2021

This proxy statement and our 2020 Annual Report to Stockholders are available at

http://ir.evolenthealth.com/financial-info/annual-reports-and-proxy-statements/default.aspx

You may request and receive a paper or email copy of our proxy materials relating to the Annual Meeting and any future stockholder meetings free of charge by emailing proxymaterials@evolenthealth.com, calling 1-844-246-2928, or visiting http://ir.evolenthealth.com/financial-info/annual-reports-and-proxy-statements/default.aspx

PRELIMINARY PROXY STATEMENT SUBJECT TO COMPLETION

EVOLENT HEALTH, INC. 800 N. Glebe Road, Suite 500 Arlington, VA 22203

PROXY STATEMENT

FOR OUR 2021 ANNUAL MEETING

OF STOCKHOLDERS

to be held on June 10, 2021

These proxy materials are being made available in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Evolent Health, Inc., a Delaware corporation, for use at our 2021 annual meeting of stockholders (the “Annual Meeting”) to be held on Thursday, June 10, 2021, at 10:00 a.m., Eastern Time, in a virtual meeting format only, via the Internet at https://web.lumiagm.com/209916247 (password “evolent2021”) or at any postponement or adjournment of the Annual Meeting. There is no physical location for the Annual Meeting. Stockholders will be able to view the Rules of Conduct for the Meeting at http://ir.evolenthealth.com/financial-info/annual-reports-andproxystatements/default.aspx, and submit questions, at https://web.lumiagm.com/209916247 (password “evolent2021”) on the day of the meeting, through the conclusion of the question and answer session that follows.

Distribution of this proxy statement and a proxy card to stockholders is scheduled to begin on or about April    , 2021, which is also the date by which these materials will be posted. We encourage stockholder participation in the Annual Meeting, which we have designed to promote stockholder engagement. Stockholders will be permitted to ask questions on the ballot items during the meeting, and on other subjects in a question and answer session that will begin at the conclusion of the meeting. You will also be able to listen to the proceedings and cast your vote online.

As permitted by the rules of the Securities and Exchange Commission (the “SEC”), we are making this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 available to our stockholders electronically via the Internet at http://ir.evolenthealth.com/financial-info/annual-reports-and-proxy-statements/default.aspx. On or about April     , 2021, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (“Internet Notice”), containing instructions on how to access this proxy statement and vote online. If you received an Internet Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request them pursuant to the instructions provided in the Internet Notice. The Internet Notice instructs you on how to access and review all of the important information contained in this proxy statement.

References in this proxy statement to “we,” “us,” “our,” “ours,” and the “Company” refer to Evolent Health, Inc., unless the context otherwise requires.

Evolent Health, Inc. Proxy Statement 2021	1

PROXY STATEMENT HIGHLIGHTS

This summary highlights selected information in this proxy statement — please review the entire document before voting.

Annual Meeting Information

•	Thursday, June 10, 2021, at 10:00 a.m., Eastern Time.

•	Via a live audio-only webcast at https://web.lumiagm.com/209916247(password “evolent2021”). There is no physical location for the Annual Meeting.

•	The record date is April 15, 2021.

All of our Annual Meeting materials are available in one place at http://ir.evolenthealth.com/financial-info/annual-reports-and-proxy-statements/default.aspx. There, you can download electronic copies of our Annual Report and proxy statement.

Voting Items	Recommendation
Item 1
Approve the proposed board declassification charter amendment	Our Board has determined it is in the best interests of the Company and our stockholders to amend our Restated Certificate of Incorporation to phase out the classified Board	FOR 6 - 7

Item 2
Approve the proposed charter amendment to remove supermajority voting requirements

Our Board has determined it is in the best interests of the Company and our stockholders to amend our Restated Certificate of Incorporation to remove supermajority voting requirements for charter and bylaw amendments

FOR 8 - 9

Item 3
Election of directors	Our four continuing directors up for election bring a valuable mix of skills and qualifications to our Board of Directors	FOR 10 - 16

Item 4
Ratify the appointment of the Company’s independent registered public accounting firm for 2021	Based on its recent evaluation, our Audit Committee believes that the retention of Deloitte & Touche LLP is in the best interests of the Company and its stockholders	FOR 17 - 19

Item 5
Say on pay - an advisory vote on the approval of the Company’s executive compensation	Our executive compensation program reflects our commitment to paying for performance and reflects feedback received from stockholder outreach	FOR 56

Item 6
Approve the proposed Amended and Restated 2015 Omnibus Incentive Compensation Plan	Our Board has determined it is in the best interests of the Company and our stockholders to increase the number of shares available for future awards, and implement certain other changes	FOR 59 - 67

2	Evolent Health, Inc. Proxy Statement 2021

2020 Performance Highlights

Below are selected highlights of our financial and operational performance in 2020:

Revenue	Lives on Platform[1]
$1.02 billion	Full Platform: 3.6 million
New Century Health Technology & Services Suite: 6.2 million

Adjusted EBITDA[2]
$41.4 million

Governance Evolution

We are committed to establishing and maintaining strong corporate governance practices that reflect high standards of ethics and integrity and promote long-term stockholder value. In 2020, the Board continued to evolve our governance practices and directly incorporated feedback from our stockholders into the decision-making process. Feedback from our investors was shared with our full Board and directly informed implementation of several key governance enhancements over the past year:

Robust stock ownership guidelines for our executive officers and directors

Formal policies to ensure that Evolent considers diverse candidates when conducting Board and CEO succession planning

Seeking stockholder approval at this year’s Annual Meeting to remove our remaining supermajority vote requirements for charter and by-law amendments

Seeking stockholder approval at this year’s Annual Meeting to declassify the Board, and

Market-standard proxy access by-law

2020 Compensation Program Highlights

Our executive compensation program is designed to facilitate high performance and generate results that will create value for our stockholders. We structure compensation to pay for performance, reward our executives with equity in the Company in order to align their interests with the interests of our stockholders and allow our executives to share in our stockholders’ success, which we believe creates a performance culture, maintains morale and attracts, motivates and retains top executive talent.

CEO Target Pay	Other NEOs Target Pay

(1)	As of December 31, 2020.

(2)

Non-GAAP measure, see Appendix C for definition and reconciliation to net loss attributable to common shareholders of Evolent Health, Inc. Net loss attributable to common shareholders of Evolent Health, Inc. was $(334.2) million for the year ended December 31, 2020.

Evolent Health, Inc. Proxy Statement 2021	3

Target and Realized CEO Compensation (1)

(1)

The realized compensation levels shown include base salary paid in each year, bonuses paid in respect of each year, and payout of all long-term incentives that vested each year (i.e., the value at the time of vesting of RSUs and options in the first quarter of the year after the year in question).

(2)

In 2019, the Company experienced a declining stock price, that in combination with the 3-year performance LSU grants, greatly impacted the value of our NEOs’ total actual compensation realized as compared to total target compensation. In the second half of 2020, the Company’s stock price began to recover, but the use of 3-year performance LSU grants in 2019 and 3-year and 3.5-year performance LSU grants in 2020 continued to greatly impact the value of our NEOs’ total actual compensation realized as compared to total target compensation. 2020 compensation reflects Mr. Blackley’s compensation, and his first year as CEO.

The primary elements of our fiscal year 2020 executive compensation program are base salary, annual bonuses, equity incentive awards and certain employee benefits. Our Compensation Committee reviews and approves our executive compensation program, and maintains the discretion to adjust awards and amounts paid to our executive officers as it deems appropriate. We believe our named executive officers are compensated in a manner consistent with our strategy, compensation best practices and alignment with stockholders’ interests.

4	Evolent Health, Inc. Proxy Statement 2021

Below is a more detailed summary of best practices that we have implemented with respect to the compensation of our NEOs because we believe they support our compensation philosophy and are in the best interests of our Company and our stockholders.

What We Do

  Strong emphasis on performance-based compensation, with a significant portion of NEO compensation tied to Company performance

  Introduced PSU in 2021 to better align our pay with our performance

  Mix of short-term and long-term incentives

  Aggressive revenue and adjusted EBITDA and other targets for short-term incentive payments generally, with rigorous individual financial and non-financial performance requirements

  Market-aligned change in control and severance agreements for certain executives, with change in control provisions requiring double trigger for acceleration

  Benchmarking against a thoughtfully assembled and representative peer group

  Acceleration of equity in connection with a termination of employment conditioned upon a release of claims and compliance with restrictive covenants

  Compensation decisions for NEOs made by an independent compensation committee advised by independent compensation consultant

  Annual compensation program risk assessment

  Annual say-on-pay vote

  At will employment for NEOs

What We Don’t Do

  No incentives that encourage excessive risk-taking

  No guaranteed incentive awards for executives

  No excise or other tax gross ups on change in control payments

  No perquisites for NEOs other than benefits generally available to our other employees

  No hedging, pledging or short sales of Company stock

  No “single-trigger” change in control acceleration of equity awards

  No dividend equivalent rights on unvested restricted stock units or options

Evolent Health, Inc. Proxy Statement 2021	5

PROPOSAL 1:

AMENDMENTS TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS

Our Second Amended and Restated Certificate of Incorporation (the “Restated Certificate of Incorporation”) currently provides for a classified Board divided into three classes of directors, with each class elected for staggered three-year terms. We instituted this structure at the time of our initial public offering to provide us with stability and continuity and encourage a long-term perspective from our Board.

The Board is proposing these amendments after a review of our corporate governance principles. In evaluating the continuation of the classified Board, we considered arguments in favor of and against declassification. While we believe that the continuity and long-term perspectives associated with a classified Board are important considerations, there are many potential advantages to declassification of the Board, including the ability of stockholders to evaluate directors annually. Annually elected boards are perceived by many institutional stockholders as increasing the accountability of directors to such stockholders. After carefully weighing these considerations, and after seeking and carefully weighing input from our stockholders, the Board approved and determined it is in the best interests of the Company and our stockholders to amend our Restated Certificate of Incorporation to phase out the classified Board so that the Board is fully declassified by the 2023 annual meeting of stockholders (the “Declassification Amendment”). The Board recommends that stockholders approve the Declassification Amendment, which is attached to this Proxy Statement as Appendix A.

The proposed Declassification Amendment will amend Article Five of our Restated Certificate of Incorporation to provide that our classified Board structure will be phased out beginning at the Annual Meeting such that at and after the 2023 annual meeting of stockholders, all directors will be up for election and will serve for a term of one year and until such directors’ successors are duly elected and qualified or until such directors’ earlier death, resignation or removal. Pursuant to the Declassification Amendment, the phase-out of the classified Board commences with this Annual Meeting at which the Class III directors will be up for election and each such director will be elected for a one-year term. At the 2022 annual meeting of stockholders, the Class I and Class III directors will be up for election, and each such director will be elected for a one-year term. Finally, at the 2023 annual meeting of stockholders, all classes of directors will be up for election, and each director elected at the 2023 annual meeting of stockholders (and at all annual meetings thereafter) will be elected for a one-year term and until his or her successor is duly elected and qualified or until such director’s earlier death, resignation or removal.

The Declassification Amendment also provides that directors elected to fill any vacancy on the Board, or to fill newly created director positions resulting from an increase in the number of directors, before the 2023 annual meeting of stockholders would serve the remainder of the term for the class to which they are elected.

Under Delaware law, directors of companies that have a classified Board may be removed only for cause, unless the certificate of incorporation provides otherwise, and directors of companies that do not have a classified board may be removed with or without cause. Article Five of our Restated Certificate of Incorporation provides that a director may be removed from office only with cause and upon the approval of holders of 75% of the total voting power of the outstanding shares of stock entitled to vote generally in the election of directors. The Declassification Amendment will amend such provision to provide that, beginning with the 2023 annual meeting of stockholders (that is, when our Board is no longer classified) a director may be removed from office with or without cause and upon the approval of a majority of the voting power of the outstanding shares of stock entitled to vote in the election of directors.

This description of the proposed Declassification Amendment is only a summary of the proposed amendments to our Restated Certificate of Incorporation and is qualified in its entirety by reference to,

6	Evolent Health, Inc. Proxy Statement 2021

Proposal 1: Amendments to the Company’s Certificate of Incorporation to Declassify the Board of Directors

and should be read in conjunction with, the full text of Article Five of our Restated Certificate of Incorporation, as proposed to be amended, a copy of which is attached to this Proxy Statement as Appendix A.

The affirmative vote of the holders of at least 75% of the voting power of the outstanding shares of our Class A stock entitled to vote with respect to this proposal is required to approve this proposal.

If our stockholders approve the proposed Declassification Amendment, we intend to file a Certificate of Amendment setting forth the Declassification Amendment with the Secretary of State of the State of Delaware during the Annual Meeting, after the certification of the vote on this Proposals 1 and 2 and prior to the closing of the polls on Proposal 3 regarding the election of directors. The Declassification Amendment will become effective upon the filing and effectiveness of the certificate of amendment. In that case, each of the Class III directors who are nominated for election at the Annual Meeting would stand for election under Proposal 3 for a one-year term expiring at the 2022 annual meeting. At the 2022 annual meeting, each of the Class III and Class I directors who are nominated for election would be elected for a one-year term. At the 2023 annual meeting and at annual meetings after 2023, all nominees for director would be elected for a one-year term. This would result in the entire Board being elected annually for one-year terms beginning at the 2023 annual meeting of stockholders.

If our stockholders do not approve this proposed amendment to the Restated Certificate of Incorporation, our Board will remain classified, and the Class III directors will stand for election under Proposal 3 for a three-year term.

The Declassification Amendment does not change the present number of directors or the Board’s authority to change that number and to fill any vacancies or newly created directorships.

The Board also intends to approve conforming amendments to our Bylaws, contingent upon stockholder approval of the Declassification Amendment.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENTS TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS.

Evolent Health, Inc. Proxy Statement 2021	7

PROPOSAL 2:

AMENDMENTS TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO ELIMINATE SUPERMAJORITY VOTING REQUIREMENTS

Our Restated Certificate of Incorporation currently provides that certain amendments to the Restated Certificate of Incorporation or the Company’s Third Amended and Restated By-Laws (the “Restated By-Laws”) require the affirmative vote of the holders of at least 75% of the voting power of the outstanding shares of the Company’s capital stock entitled to vote with respect thereto. We refer to these provisions listed below as the “Supermajority Voting Requirement.” We instituted the Supermajority Voting Requirement at the time of our initial public offering to protect against self-interested action on the part of large stockholders by requiring broad stockholder support of certain types of governance changes.

The Board is proposing these amendments after a review of our corporate governance principles. In evaluating the continuation of the Supermajority Voting Requirement, we considered arguments in favor of and against the provisions. We recognize that supermajority voting requirements are intended to protect against self-interested action on the part of large stockholders by requiring broad stockholder support of certain types of governance changes. In this regard, the proposed amendments may make it easier for one or more stockholders to effect corporate governance changes in the future. Nevertheless, the Board recognizes that many of our stockholders and others may view supermajority voting provisions as a method to limit the Board’s accountability to stockholders or be a way to limit stockholder participation in the corporate governance of the Company.

After carefully weighing these considerations, and after seeking and carefully weighing input from our stockholders, the Board approved and determined it is in the best interests of the Company and our stockholders to amend our Restated Certificate of Incorporation to remove the Supermajority Voting Requirement contained therein. If approved, future stockholder-approved amendments to the By-Law and Certificate of Incorporation provisions listed above will not be subject to the Supermajority Voting Requirement and will instead require the affirmative vote of a majority of the Company’s outstanding shares of stock entitled to vote generally in the election of directors (the “Supermajority Amendment”). The Board recommends that stockholders approve the Supermajority Amendment, which is attached to this Proxy Statement as Appendix B.

Specifically, Article VII of the Restated Certificate of Incorporation provides that any adoption, alteration, amendment, or repeal of the Restated By-Laws must be approved pursuant to the Supermajority Voting Requirement. In addition, Article VIII of the Restated Certificate of Incorporation provides that the provisions of Article V (board size, classification and tenure, board vacancies and director removal), Sections 6.01 (stockholder action by written consent) and 6.02 (special meetings of stockholders) of Article VI, Articles VII (amendments to by-laws), Article VIII (amendments to certificate of incorporation), Article IX (indemnification and limitation of liability of directors), Article X (opt-out of Section 203 of the DGCL and limitation on certain business combinations) and Article XI (jurisdiction and forum) may not be repealed or amended, and no other provision may be adopted, amended or repealed which would have the effect of modifying or circumventing any such provisions, without approval pursuant to the Supermajority Voting Requirement. This Proposal 2 proposes to amend these provisions by replacing the reference to “75%” with “a majority, as well as remove certain obsolete language.

This description of the Supermajority Amendment is only a summary of the proposed amendments to our Restated Certificate of Incorporation and is qualified in its entirety by reference to, and should be read in conjunction with, the full text of Articles VII and VIII of our Restated Certificate of Incorporation, as proposed to be amended, a copy of which is attached to this Proxy Statement as Appendix B.

8	Evolent Health, Inc. Proxy Statement 2021

Proposal 2: Amendments to the Company’s Certificate of Incorporation to Eliminate Supermajority Voting Requirements

The affirmative vote of the holders of at least 75% of the voting power of the outstanding shares of our Class A stock entitled to vote with respect to this proposal is required to approve this proposal.

If our stockholders approve the proposed Supermajority Amendment, we intend to file a Certificate of Amendment setting forth the Supermajority Amendment and, if approved by stockholders, the Declassification Amendment described in Proposal 1 with the Secretary of State of the State of Delaware during the Annual Meeting, after the certification of the votes on Proposals 1 and 2, and prior to the closing of the polls on Proposal 3 regarding the election of directors. The Supermajority Amendment will become effective upon the filing and effectiveness of the certificate of amendment.

If our stockholders do not approve this proposed amendment to the Restated Certificate of Incorporation, the Supermajority Amendment will not become effective.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENTS TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO ELIMINATE SUPERMAJORITY VOTING REQUIREMENTS.

Evolent Health, Inc. Proxy Statement 2021	9

PROPOSAL 3:

ELECTION OF DIRECTORS

Our Board currently consists of ten members and is divided into three staggered classes of directors, as nearly equal in number as possible. The members of Class III are due to stand for election at the Annual Meeting.

Proposal 1 requests that our stockholders approve an amendment to our Restated Certificate of Incorporation to phase out the classified Board so that the Board is fully declassified at the 2023 annual meeting of stockholders. If Proposal 1 is approved, we intend to file an amendment to our Restated Certificate of Incorporation to effect the Declassification Amendment with the Secretary of State of the State of Delaware during the Annual Meeting, after the certification of the vote on Proposals 1 and 2 and prior to the closing of the polls on this Proposal 3. The Declassification Amendment will become effective upon such filing and effectiveness. In that case, each Class III director nominee will stand for election under this Proposal 3 for a one-year term expiring at the 2022 annual meeting of stockholders. If Proposal 1 is not approved, our Board will remain classified, and each Class III director nominee will stand for election under this Proposal 3 for a three-year term expiring at the 2024 annual meeting of stockholders.

Upon unanimous recommendation by the Nominating and Governance Committee of the Board, the Board proposes that the following nominees, Craig Barbarosh, Kim Keck, Cheryl Scott and Frank Williams, each a current Class III Director, be elected for new terms as described above and until their successors are duly elected and qualified. Each of the nominees has consented to serve if elected. If any of them becomes unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxy holders will vote for the substitute nominee designated by the Board. There is no limit on the number of terms a director may serve on our Board.

Pursuant to the stockholders agreement we entered with certain stockholders at the time of our initial public offering, for so long as University of Pittsburgh Medical Center (“UPMC”) owns at least 40% of the shares of common stock held by it upon the completion of our initial public offering, UPMC will be entitled to nominate two directors to serve on our Board. When UPMC owns less than 40% but at least 5% of the shares of common stock held by it upon the completion of our initial public offering, UPMC will be entitled to nominate one director to serve on our Board. UPMC owns more than 40% of the shares of our common stock it held upon the completion of our initial public offering as of the date of this proxy statement. Pursuant to these provisions, UPMC has designated Diane Holder and David Farner. In accordance with a Cooperation Agreement entered into on December 21, 2020 (the “Cooperation Agreement”) between us and Engaged Capital, LLC and certain of its affiliates (the “Engaged Group”), the Board appointed Craig Barbarosh as a Class III Director and agreed to nominate Mr. Barbarosh for election to the Board at the Annual Meeting. For additional information on the Cooperation Agreement, see “Corporate Governance—Cooperation Agreement.”

Information Regarding Director Nominees and Directors

Set forth below is biographical information about each of the directors and director nominees. In addition, we have described the experience, qualifications, attributes and skills of each director the Board considered in determining that such director should serve on our Board.

10	Evolent Health, Inc. Proxy Statement 2021

Proposal 3: Election of Directors

Director/Nominee Skills Matrix

	Barbarosh*	Blackley	D’Amato	Duffy	Farner	Grua	Holder	Keck*	Scott*	Williams*
Risk Oversight/Management Experience allows the Board to oversee and understand the most significant risks facing the Company	✔	✔	✔	✔	✔	✔	✔	✔	✔	✔
Healthcare Industry Experience is critical for understanding and overseeing the Company’s strategy and challenges	✔	✔	✔	✔	✔	✔	✔	✔	✔	✔
Financial Expertise/Literacy adds value in oversight of our financial reporting and internal controls	✔	✔	✔		✔	✔	✔	✔	✔	✔
Executive Experience supports our management team through relevant advice and leadership		✔	✔	✔	✔		✔	✔	✔	✔
Technology Expertise brings value in overseeing innovative technology developments of our platform, as well as cybersecurity and data privacy		✔		✔		✔		✔		✔
ESG Expertise allows the Board to assess and consider adopting environmental, social and governance practices and interact effectively with stakeholders	✔	✔		✔				✔	✔	✔
Government/Regulatory/Public Policy Expertise adds value to the oversight of regulated aspects of our business and general industry developments				✔			✔	✔	✔

*	Standing for election at the Annual Meeting

Evolent Health, Inc. Proxy Statement 2021	11

PROPOSAL 3: ELECTION OF DIRECTORS

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE FOUR DIRECTOR NOMINEES NAMED ABOVE.

Directors Standing for Election	Election of Class III Directors

Independent Director

Partner, Katten Muchin Rosenman LLP

Director Since

December 2020

Other Public Boards

Landec Corporation

Nextgen Healthcare, Inc. Sabra Health Care REIT, Inc.

Evolent Board Committees

•  Compensation, Strategy

Craig Barbarosh, Age 53

Craig Barbarosh has been a partner at the law firm of Katten Muchin Rosenman since 2012. From 1999 until joining Katten, Mr. Barbarosh was a partner at another international law firm. Mr. Barbarosh currently serves as the Chairman of the Board of Directors for the Landec Corporation and has been an independent director there since October 2019. Mr. Barbarosh is also currently the Vice Chairman of the Board of Directors, Chairman of the Compensation Committee and a member of the Nominating and Governance Committee for Nextgen Healthcare, Inc. since 2009. He is also currently the Chair of the Audit Committee and a member of the Compensation Committee for Sabra Health Care REIT, Inc. He previously served as an independent director on the Boards of Directors of Aratana Therapeutics, Inc., BioPharmX, Inc., and Bazaarvoice, Inc. Mr. Barbarosh also served as the independent board observer for Payless Holdings, LLC and as an independent director for Ruby Tuesday, Inc. He holds his J.D. (with honors) from the University of the Pacific, McGeorge School of Law and earned his B.A. in Business Economics from the University of California at Santa Barbara.

Qualifications:

We believe that Mr. Barbarosh is qualified to serve on our Board because of his healthcare industry knowledge and experience as a business leader and public company board member.

Skills:

Independent Director

President and Chief Executive Officer, Blue Cross Blue Shield Association

Director Since

January 2021

Other Public Boards

Oak Street Health, Inc.

Evolent Board Committees

•  Audit, Nominating and Corporate Governance

Kim Keck, Age 57

Kim Keck has served as the President and CEO of Blue Cross Blue Shield Association since January 2021 . From June 2016 to December 2020, Ms. Keck previously served as the President and Chief Executive Officer of Blue Cross Blue Shield of Rhode Island. Previously, Ms. Keck held several leadership roles at Aetna from 2001 to 2016, including Senior Vice President from 2010 to 2016. Ms. Keck serves on the Board of Directors of Oak Street Health and the Blue Cross Blue Shield Association. She received a B.A. in Mathematics from Boston College and an MBA in Finance from the University of Connecticut and is a Chartered Financial Analyst.

Qualifications:

We believe that Ms. Keck is qualified to serve on our Board because of her extensive experience in the healthcare industry, particularly within the health insurance payer community.

Skills:

Skills Key
	Risk Oversight	Healthcare	Finance	Executive	Technology	ESG	Govt/Regulatory

12	Evolent Health, Inc. Proxy Statement 2021

PROPOSAL 3: ELECTION OF DIRECTORS

Independent Director

Main Principal, McClintock Scott Group

Director Since

November 2015

Other Public Boards

Progyny, Inc.

Evolent Board Committees

•  Audit, Compensation, Nominating and Corporate Governance

Cheryl Scott, Age 71

Cheryl Scott has served as the Main Principal of the McClintock Scott Group since July 2016. From June 2006 to July 2016, Ms. Scott served as Senior Advisor to the Bill & Melinda Gates Foundation. Before joining the foundation, Ms. Scott served for eight years as President and Chief Executive Officer of Group Health Cooperative. She previously served as that organization’s Executive Vice President and Chief Operating Officer. Ms. Scott currently serves on a variety of private and not-for-profit boards. She serves on the Board of Directors of Progyny, Inc., and was a member of the board of directors of Recreational Equipment Incorporated (REI) from 2005 to 2017. Ms. Scott received her bachelor’s degree in communications and master’s degree in health management from the University of Washington.

Qualifications:

We believe that Ms. Scott is qualified to serve on our Board because of her extensive career in healthcare, leadership and corporate governance, including as the Chief Executive Officer of Group Health Cooperative.

Skills:

Non-Independent Director Executive Chairman and Former CEO, Evolent Health, Inc. Director Since August 2011 Other Public Boards None Evolent Board Committees None	Frank Williams, Age 54

Frank Williams, our co-founder, has served as our Executive Chairman since October 2020, and served as our Chief Executive Officer from August 2011 until becoming Executive Chairman. He served as the Chief Executive Officer of The Advisory Board from 2001 to 2008. Mr. Williams was a member of the board of directors of The Advisory Board, a public company, from 2001 to 2015. Prior to joining The Advisory Board, Mr. Williams served as President of MedAmerica OnCall from March 1999 to early 2001, President of Vivra Orthopedics from 1995 to 1999, and as a management consultant for Bain & Co. from June 1988 to June 1990. Mr. Williams holds a bachelor of arts degree in Political Economies of Industrial Societies from the University of California, Berkeley, and a master of business administration from Harvard Business School.

Qualifications:

We believe that Mr. Williams is qualified to serve on our Board because of his extensive knowledge and experience in all aspects of our business and his extensive experience in the healthcare and consulting services fields, including as Chief Executive Officer of The Advisory Board.

Skills:

Skills Key
	Risk Oversight	Healthcare	Finance	Executive	Technology	ESG	Govt/Regulatory

Evolent Health, Inc. Proxy Statement 2021	13

PROPOSAL 3: ELECTION OF DIRECTORS

Other Directors Not Standing for Election at this Annual Meeting

Directors who will continue to serve after the Annual Meeting are:

Class I Directors with Terms Expiring at the 2022 Annual Meeting

Non-Independent Director Chief Executive Officer. Evolent Health, Inc. Director Since April 2018 Other Public Boards None Evolent Board Committees None	Seth Blackley, Age 42

Seth Blackley, our co-founder, has served as our Chief Executive Officer since October 2020, and served as our President from August 2011 until his promotion. Prior to co-founding the Company, Mr. Blackley was the Executive Director of Corporate Development and Strategic Planning at The Advisory Board from June 2007 to August 2011. From 2014 to 2016, Mr. Blackley served on the board of directors of Advanced Practice Strategies. Mr. Blackley is currently a board member of Access Clinical Partners and Iodine Healthcare. Mr. Blackley began his career as an analyst in the Washington, D.C. office of McKinsey & Company. Mr. Blackley holds a bachelor of arts degree in business from The University of North Carolina at Chapel Hill, and a master of business administration from Harvard Business School.

Qualifications:

We believe that Mr. Blackley is qualified to serve on our Board because of his extensive experience in finance, strategy and operations, especially in the field of healthcare, and his extensive knowledge in all aspects of our business.

Skills:

Non-Independent Director EVP and Chief Strategic and Transformation Officer, UPMC Director Since September 2014 Other Public Boards None Evolent Board Committees None	David Farner, Age 57

David Farner has been with UPMC for more than 30 years, holding various senior leadership positions for the last 25 years, including interim Chief Financial Officer. Since 2010, Mr. Farner has served as Executive Vice President and Chief Strategic and Transformation Officer of UPMC. Prior to UPMC, Mr. Farner worked as an auditor at Arthur Anderson & Company. Mr. Farner holds a bachelor of science in computer information systems from Westminster College.

Qualifications:

We believe that Mr. Farner is qualified to serve on our Board because of his extensive career in healthcare and finance, including various roles at UPMC, a large integrated health delivery systems.

Skills:

Skills Key
	Risk Oversight	Healthcare	Finance	Executive	Technology	ESG	Govt/Regulatory

14	Evolent Health, Inc. Proxy Statement 2021

PROPOSAL 3: ELECTION OF DIRECTORS

Independent Director Managing Partner, HLM Venture Partners Director Since January 2020 Other Public Boards None Evolent Board Committees • Compensation, Strategy	Peter Grua, Age 67

Peter Grua is currently a Managing Partner at HLM Venture Partners (“HLM”), a venture capital investment firm, where his investment activities focus on health services, medical technologies and health care information technologies. Prior to joining HLM, Mr. Grua was a Managing Director at Alex Brown & Sons, an investment banking firm, where he directed research in health care services and managed care. Mr. Grua was previously a director at The Advisory Board Company and Welltower Inc. (formerly Health Care REIT, Inc.), and currently serves as a director at numerous companies including Innovacare Health, Inc., MeQuilibrium, Oceans Healthcare LLC, Ampersand Health, LLC, OnShift, Inc. and Linkwell Health, Inc. Mr. Grua holds a bachelor’s degree from Bowdoin College and a master’s degree in business administration from the Columbia University Graduate School of Business.

Qualifications: We believe Mr. Grua is qualified to serve on our Board because of his extensive industry experience, including as an investment professional. Skills:

Class II Directors with Terms Expiring at the 2023 Annual Meeting

Independent Director

Chief Medical Officer,

Vocera Communications, Inc.

Director Since

September 2017

Other Public Boards

None

Evolent Board Committees

•  Compliance and Regulatory Affairs, Nominating and Corporate Governance

M. Bridget Duffy, MD, Age 62

M. Bridget Duffy, MD has served as the Chief Medical Officer at Vocera Communications, Inc. since January 2013. Prior to her appointment at Vocera, Dr. Duffy co-founded and served as Chief Executive Officer of ExperiaHealth from November 2010 to December 2012. Dr. Duffy also served as the Chief Experience Officer at the Cleveland Clinic. Dr. Duffy holds a bachelor of science degree from the University of Minnesota and received her doctorate in medicine from the University of Minnesota. She completed her residency in internal medicine at Abbott Northwestern Hospital in Minneapolis, Minnesota.

Qualifications: We believe Dr. Duffy is qualified to serve on our Board because of her extensive experience in healthcare, including as Chief Medical Officer of Vocera. Skills:

Skills Key
	Risk Oversight	Healthcare	Finance	Executive	Technology	ESG	Govt/Regulatory

Evolent Health, Inc. Proxy Statement 2021	15

PROPOSAL 3: ELECTION OF DIRECTORS

Non-Independent Director EVP, UPMC Director Since August 2011 Other Public Boards None Evolent Board Committees • Compliance and Regulatory Affairs, Strategy	Diane Holder, Age 71

Diane Holder has been an Executive Vice President of UPMC since 2007, President of the UPMC Insurance Services Division and President and CEO of UPMC Health Plan since 2004. Ms. Holder holds a bachelor of arts in psychology from the University of Michigan and a master of science in social work from Columbia University.

Qualifications:

We believe that Ms. Holder is qualified to serve on our Board because of her extensive career in healthcare, including as CEO of UPMC Health Plan, part of UPMC, a large integrated health delivery systems.

Skills:

Independent Director Managing Partner, Sears Road Partners LLC Director Since April 2016 Other Public Boards None Evolent Board Committees • Audit, Strategy	Michael D’Amato, Age 67
Michael D’Amato has served on our Board since April 2016. Since June 2011, Mr. D’Amato has served as Managing Partner of Sears Road Partners LLC, a private investment company, and since October 2016, Mr. D’Amato has served in various capacities in the finance and strategy functions of Optoro Inc. Prior to joining Sears Road Partners LLC, Mr. D’Amato served as Senior Advisor to Jeff Zients, the Federal Chief Performance Officer and Deputy Director for Management of the Office of Management and Budget from June 2009 to June 2011. From 2004 to 2009, he was a Founding Partner of Portfolio Logic LLC, an investment company focused on small-cap public and private companies, with particular emphasis on healthcare. From 1995 to 2004, he held various executive roles at The Advisory Board, including Chief Financial Officer (1996-1998) and Executive Vice President (1998-2001), and served as a Director from 2001 to 2004. Prior to joining The Advisory Board, Mr. D’Amato held various roles at the management consulting firm Bain & Company, including Senior Partner, where he focused on strategy and organizational development. Mr. D’Amato received a bachelor of science degree from The Massachusetts Institute of Technology and master’s degree in business administration from Harvard Business School.

Qualifications:

We believe that Mr. D’Amato is qualified to serve on our Board because of his experience in healthcare, finance and consulting, including his roles as Chief Financial Officer and Director of The Advisory Board.

Skills:

Skills Key
	Risk Oversight	Healthcare	Finance	Executive	Technology	ESG	Govt/Regulatory

16	Evolent Health, Inc. Proxy Statement 2021

PROPOSAL 4:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed the accounting firm of Deloitte & Touche LLP (“Deloitte”) to serve as our independent registered public accounting firm to audit the Company’s consolidated financial statements as of and for the fiscal year ended December 31, 2020 and its internal control over financial reporting as of December 31, 2020.

As we previously disclosed in a Current Report on Form 8-K filed with the SEC on April 10, 2019, the Audit Committee conducted a competitive process to determine the Company’s independent registered public accounting firm to provide audit services as of and for the 2019 fiscal year. Following review of proposals from the independent registered public accounting firms that participated in the process, the Audit Committee notified PricewaterhouseCoopers LLP (“PwC”) on April 8, 2019, that it was dismissed as the Company’s independent registered public accounting firm, effective immediately. On April 8, 2019, the Audit Committee approved the engagement of Deloitte as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements as of and for the year ended December 31, 2019.

The audit reports of PwC on the Company’s consolidated financial statements as of and for the years ended December 31, 2018 and December 31, 2017, did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2018 and 2017, and the subsequent interim period through April 8, 2019, there were no disagreements within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions between us and PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to their satisfaction would have caused PwC to make reference in connection with their opinion to the subject matter of the disagreement. Also, during this same period, there were no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K, except for a material weakness in internal control over financial reporting related to an insufficient complement of resources with an appropriate level of accounting knowledge, experience and training to address accounting for complex, non-routine transactions. This material weakness was remediated as described in Item 4 to our Quarterly Report on Form 10-Q for the period ended June 30, 2018. PwC has discussed this matter with the Audit Committee, and we have authorized PwC to fully respond to any inquiries of the successor independent registered accounting firm concerning this matter.

During the fiscal years ended December 31, 2018 and December 31, 2017, and the subsequent interim period through April 8, 2019, we have not consulted with Deloitte regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and no written or oral advice was provided to us by Deloitte that it concluded was an important factor considered by us in reaching a decision as to any accounting, auditing, or financial reporting issue, or (ii) any matter that was subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K, or other reportable event of the types described in Item 304(a)(1)(v) of Regulation S-K.

Stockholder ratification of the appointment of Deloitte is not required by law, the NYSE or the Company’s organizational documents. However, as a matter of good corporate governance, the Board has elected to submit the appointment of Deloitte to the stockholders for ratification at the Annual Meeting. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interest of the Company and its stockholders. If stockholders do not ratify the appointment of Deloitte, the Audit Committee will take that fact into consideration, together with such other factors it

Evolent Health, Inc. Proxy Statement 2021	17

Proposal 4: Ratification of Appointment of Independent Registered Public Accounting Firm

deems relevant, in determining its next selection of an independent registered public accounting firm. Deloitte is considered by our management to be well-qualified. Deloitte has advised us that neither it nor any member thereof has any financial interest, direct or indirect, in the Company or any of our subsidiaries in any capacity.

A representative of Deloitte will be present at the Annual Meeting, will be given the opportunity to make a statement at the Annual Meeting if he or she so desires and will be available to respond to appropriate questions.

A majority of all of the votes cast at the Annual Meeting at which a quorum is present in person (by virtual attendance) or represented by proxy is required for the ratification of the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2021. We will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence or absence of a quorum. Abstentions will have no effect on this proposal. Because the ratification of the appointment of the independent auditor is considered a “routine” matter, there will be no broker non-votes with respect to this proposal.

Fee Disclosure

The following is a summary of the fees billed to us by Deloitte for professional services rendered for the fiscal years ended December 31, 2020 and 2019.

	2020	2019

Audit Fees	$2,738,600	$2,316,250

Audit-Related Fees	—	818,933

Tax Fees	1,030,830	933,914

All Other Fees	—	—

Total	$3,769,430	$4,069,097

Audit Fees

“Audit Fees” include fees associated with professional services rendered for the audit of the financial statements and services that are normally provided by Deloitte in connection with statutory and regulatory filings or engagements. For example, audit fees include fees for professional services rendered in connection with quarterly and annual reports, the issuance of consents by Deloitte to be named in our registration statements and to the use of their audit report in the registration statements and the issuance of an attestation of management’s report on internal controls over financial reporting.

Audit-Related Fees

“Audit-Related Fees” refers to fees for assurance services in connection with our securities offerings, as well as related services associated with transactions and proposed transactions (including acquisitions and securities offerings) and permissible internal control services for the SOC 2 reports and management assertion.

Tax Fees

“Tax Fees” refers to fees and related expenses for professional services for tax compliance, tax advice and tax planning.

All Other Fees

“All Other Fees” refers to fees and related expenses for products and services other than services described above, including fees to the independent registered public accounting firm or its affiliates for annual subscriptions to online accounting and tax research software applications and data.

18	Evolent Health, Inc. Proxy Statement 2021

Proposal 4: Ratification of Appointment of Independent Registered Public Accounting Firm

Our Audit Committee considered whether the provision by Deloitte and PwC, as applicable, of any services that would be required to be described under “All Other Fees” would have been compatible with maintaining Deloitte’s and PwC’s respective independence from both management and the Company.

Pre-Approval Policies and Procedures of our Audit Committee

Consistent with SEC policies regarding auditor independence and the Audit Committee’s charter, the Audit Committee is directly responsible for the appointment, compensation, retention, removal and oversight of the independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. Our Audit Committee must pre-approve all audit, non-audit and any other services to be provided by the independent registered public accounting firm. All of the fees billed by Deloitte for the professional services rendered for us for the fiscal years ended December 31, 2019 and 2020, were pre-approved by our Audit Committee.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Evolent Health, Inc. Proxy Statement 2021	19

AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, (the “Securities Act”) or the Securities Exchange Act of 1934 (the “Exchange Act”), that might incorporate this proxy statement or future filing with the SEC, in whole or in part, the following report shall not be deemed incorporated by reference into any such filing.

The Audit Committee operates pursuant to a charter which is reviewed annually by the Audit Committee. Our management is responsible for the preparation, presentation and integrity of our financial statements, the application of accounting and financial reporting principles and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements, expressing an opinion as to their conformity with accounting principles generally accepted in the United States and auditing management’s assessment of the effectiveness of internal control over financial reporting.

The undersigned members of the Audit Committee of the Board of Directors of Evolent Health, Inc. submit this report in connection with the committee’s review of the financial reports for the fiscal year ended December 31, 2020 as follows:

1.

the Audit Committee has reviewed and discussed with management the audited financial statements and internal control over financial reporting of Evolent Health, Inc. for the fiscal year ended December 31, 2020;

2.

the Audit Committee has discussed with representatives of Deloitte the matters required to be discussed with them pursuant to Auditing Standard No. 1301, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board; and

3.

the Audit Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements of Evolent Health, Inc. be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, for filing with the SEC.

Submitted by the Audit Committee

Michael D’Amato (Chairman)

Kim Keck

Cheryl Scott

20	Evolent Health, Inc. Proxy Statement 2021

CORPORATE GOVERNANCE AND BOARD STRUCTURE

Corporate Governance Highlights

The Board continues to evaluate the Company’s corporate governance policies and practices to ensure that the right mix of directors are represented in our boardroom to best serve our stockholders by ensuring effective oversight of our strategy and management.

Board Composition	Board Performance

• In 2020, adopted formal policy to ensure that Evolent considers diverse candidates for Board and CEO succession

• Added six independent directors since late 2015

• Further empowered Lead Independent Director role

• All NYSE-required Board committees consist solely of independent members

• Independent committee chairs

• Executive sessions of independent directors at each meeting

• Board and committees may engage outside advisers independently of management

• Oversight of key human capital issues, including diversity and inclusion and executive succession planning

• Annual Board, committee and director evaluations

• Commitment to continuing director education

• Oversight of key risk areas and certain aspects of risk management efforts

Policies, Programs and Guidelines	Stockholder Rights

• In 2020, adopted robust stock ownership guidelines for executives and directors

• Compensation clawback policy

• Comprehensive Code of Conduct and Business Ethics

• Prohibition on hedging and pledging for any officers or directors

• Seeking stockholder approval of Board declassification so directors will be elected annually (See Proposal 1)

• Seeking stockholder approval of removal of supermajority vote requirements (See Proposal 2)

• In 2020, adopted market standard proxy access by-law

• Directors elected by majority voting except in contested elections

• No stockholder rights plan or “poison pill”

We are committed to operating our business under strong and accountable corporate governance practices. Our committee charters, code of business conduct and ethics and corporate governance guidelines are available on our website at www.evolenthealth.com. Any stockholder also may request them in print, without charge, by contacting our Secretary at Evolent Health, Inc., 800 N. Glebe Road, Suite 500, Arlington, VA 22203.

Stockholder Engagement

Our Board recognizes the importance of regular, two-way dialogue with our investors. Feedback from Evolent’s stockholders is integral to the Board’s decision-making process and accordingly, in 2020, we contacted stockholders representing approximately 57% of Evolent’s outstanding shares to conduct governance-related engagement. We met with stockholders representing approximately 43% of Evolent’s outstanding shares and Cheryl Scott, who became our Lead Independent Director in early 2021, participated in engagements with stockholders representing approximately 37% of outstanding shares.

During these discussions, our Board and management team gained valuable input from our investors on matters including Evolent’s corporate governance practices, executive compensation program, and

Evolent Health, Inc. Proxy Statement 2021	21

Corporate Governance and Board Structure

approaches to sustainability, risk oversight and human capital management. Feedback from our investors was shared with our full Board and directly informed implementation of several key governance enhancements over the past year:

Robust stock ownership guidelines for our executive officers and directors

Formal policies to ensure that Evolent considers diverse candidates when conducting Board and CEO succession planning

Seeking stockholder approval at this year’s Annual Meeting to remove our remaining supermajority vote requirements for charter and by-law amendments

Seeking stockholder approval at this year’s Annual Meeting to declassify the Board, and

Market-standard proxy access by-law

Governance-related outreach is incremental to, and often interlaced with, Evolent’s normal-course Investor Relations program in which stockholders typically comprising a large majority of our shares are engaged during road shows and conferences. We value each of the conversations we have with our investors, and recognize the specific value of our discussions centered on corporate governance, especially as we continue enhancing Evolent’s governance practices. We look forward to facilitating ongoing dialogue with our investors in 2021 and beyond.

Board of Directors Meetings and Committees

The Board met fourteen times during 2020. Each incumbent member of the Board attended 75% or more of the meetings of the Board and of the committees on which he or she served that were held during the period for which he or she was a director or committee member, respectively. We do not have a policy on director attendance at our Annual Meeting. None of our directors other than Mr. Williams attended our 2020 annual meeting of stockholders.

Committees of our Board include the Audit Committee, the Compensation Committee, the Nominating and Governance Committee, the Compliance and Regulatory Affairs Committee and the Strategy Committee. The principal functions of each of these committees are briefly described below. The Company’s Audit Committee, Compensation Committee and Nominating and Governance Committee are fully independent under the applicable NYSE listing standards and rules of the SEC. The current charters for each of the Audit Committee, Compensation Committee, Nominating and Governance Committee and Compliance and Regulatory Affairs Committee are available on our website at www.evolenthealth.com.

Director	Audit	Compensation	Nominating and Corporate Governance	Compliance and Regulatory Affairs	Strategy(1)

Craig Barbarosh		x			x

Seth Blackley

Michael D’Amato	x*				x

M. Bridget Duffy, MD			x*	x

David Farner

Peter Grua		x*			x*

Diane Holder				x*	x

Kim Keck	x		x

Cheryl Scott†	x	x	x

Frank Williams

Number of 2020 Meetings	5	5	4	3	N/A

x = Current Committee Member

* = Chair

† = Lead Independent Director

(1)	The Strategy Committee was formed in January 2021.

22	Evolent Health, Inc. Proxy Statement 2021

Corporate Governance and Board Structure

Audit Committee

Members:

Michael D’Amato (Chair)

Kim Keck

Cheryl Scott

Meetings in 2020: Five

The Board has determined that Michael D’Amato and Kim Keck qualify as “audit committee financial experts”, as such term is defined in the rules of the SEC, and that Michael D’Amato, Kim Keck and Cheryl Scott meet the standards of independence required by SEC rules and NYSE listing standards applicable to members of audit committees; the Company’s Audit Committee is fully independent.

The Audit Committee responsibilities:

• Oversees the quality and integrity of our financial statements and accounting practices;

• Selects and appoints an independent registered public accounting firm, such appointment to be ratified by stockholders at our Annual Meeting;

• Pre-approves all services to be provided to us by our independent registered public accounting firm;

• Reviews and evaluates the qualification, performance, fees and independence of our registered public accounting firm;

• Reviews with our independent registered public accounting firm and our management the plan and scope of the accounting firm’s proposed annual financial audit and quarterly review, including the procedures to be utilized;

• Reviews with our independent registered public accounting firm and our management the accounting firm’s significant findings and recommendations upon the completion of the annual financial audit and quarterly reviews;

• Oversees our internal audit function;

• Reviews our annual and interim financial statements, the report of our independent registered public accounting firm on our annual financial statements, Management’s Report on Internal Control over Financial Reporting and the disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations in our periodic reports and other filings with the SEC;

• Meets with our independent registered public accounting firm and our management regarding our internal controls, critical accounting policies and practices and other matters;

• Discusses earnings releases and reports to rating agencies with our management;

• Assists our Board in the oversight of our financial structure, financial condition and capital strategy;

• Administers our policy governing related party transactions; and

• Oversees our compliance program, response to regulatory actions involving financial, accounting and internal control matters, internal controls and risk assessment policies.

Evolent Health, Inc. Proxy Statement 2021	23

Corporate Governance and Board Structure

Compensation Committee

Members:

Peter Grua (Chair)

Craig Barbarosh

Cheryl Scott

Meetings in 2020: Five

Except as prohibited by law, applicable regulations of the NYSE, our charter or our second amended and restated by-laws, the compensation committee may delegate its responsibilities to subcommittees or individuals.

The Board has determined that all members of the Compensation Committee meet the standards of independence required by SEC rules and NYSE listing standards applicable to service on compensation committees; the Company’s Compensation Committee is fully independent.

The Compensation Committee responsibilities:

• Sets and reviews our general policy regarding executive compensation;

• Determines the compensation (including salary, bonus, equity-based grants and any other long-term cash compensation) of our chief executive officer and our other executive officers;

• Oversees our disclosure regarding executive compensation;

• Administers our executive bonus and equity-based incentive plans;

• Reviews and makes recommendations to our Board with respect to non-employee director compensation; and

• Assesses the independence of compensation consultants, legal counsel and other advisors to the Compensation Committee and hires, approves the fees and oversees the work of, and terminates the services of such advisors.

Compensation Consultant

The Compensation Committee has the authority under its charter to retain outside consultants or advisors, as it deems necessary or advisable. In accordance with this authority, the Compensation Committee has directly engaged Exequity LLP (“Exequity”) as its independent compensation consultant to provide it with objective and expert analyses, advice and information with respect to executive compensation. All executive compensation services provided by Exequity were directed or approved by the Compensation Committee, and Exequity reports directly to the Compensation Committee on this assignment. Exequity attended a portion of each of the Compensation Committee meetings during 2020. The Compensation Committee has concluded that no conflict of interest exists with Exequity with respect to the services it provided to the Compensation Committee during 2020. Exequity did not provide any services to the Company or its management other than services to the Compensation Committee, and we do not currently expect Exequity to provide other services to the Company while serving as the Compensation Committee’s consultant.

In addition to Exequity, members of our human resources, legal and finance departments support the Compensation Committee in its work management by providing data, analysis and recommendations regarding the Company’s executive and director compensation practices and policies and individual pay recommendations.

Compensation Committee Interlocks and Insider Participation

Craig Barbarosh, Michael D’Amato, Peter Grua, Kenneth Samet and Cheryl Scott served on our Compensation Committee during 2020. None of the members of our Compensation Committee has at any time been an officer or employee of the Company. During 2020, none of our executive officers served as a member of the board of directors or a compensation committee of any entity for which a member of our Board or Compensation Committee served as an executive officer.

24	Evolent Health, Inc. Proxy Statement 2021

Corporate Governance and Board Structure

Nominating and Governance Committee

Members:

M. Bridget Duffy, MD (Chair)

Kim Keck

Cheryl Scott

Meetings in 2020: Four

The Board has determined that M. Bridget Duffy, MD, Kim Keck and Cheryl Scott meet the standards of independence required by SEC rules and NYSE listing standards; the Company’s Nominating and Governance Committee is fully independent.

The Nominating and Governance Committee responsibilities:

• Oversees our corporate governance practices;

• Reviews our charter, by-laws, committee charters, code of ethics and corporate governance guidelines, and provides recommendations to the Board regarding possible changes;

• Evaluates the composition, size, leadership structure and governance of our Board and its committees and makes recommendations regarding the appointment of directors to our committees;

• Considers stockholder nominees for election to our Board;

• Evaluates and recommends candidates for election to our Board;

• Oversees the CEO and management succession planning process;

• Reviews the Company’s human resources policies and programs;

• Leads the self-evaluation process of our Board and oversees the Board succession planning process;

• Oversees the Company’s stockholder engagement program; and

• Oversees and monitors general governance matters, including communications with stockholders and regulatory developments relating to corporate governance.

Compliance and Regulatory Affairs Committee

Members: Diane Holder (Chair) M. Bridget Duffy, MD Meetings in 2020: Three

The Compliance and Regulatory Affairs Committee responsibilities:

• Assists our Board in carrying out its responsibilities relating to regulatory compliance and ethics;

• Oversees our compliance program;

• Reviews and recommends for approval our code of business conduct and ethics and other risk oversight documentation;

• Oversees our response to regulatory actions, and data privacy and cybersecurity issues; and

• Reviews corrective measures for issues reported by our partners, our employees and our vendors.

Strategy Committee

Members: Peter Grua (Chair) Craig Barbarosh Michael D’Amato Diane Holder Meetings in 2020: N/A	The Strategy Committee was formed in January 2021 and makes recommendations to the Board with respect to value creation initiatives, including through improvements to the Company’s operations, financial performance (including cost reduction) and overall business strategy and direction. See “Corporate Governance — Cooperation Agreement.”

Evolent Health, Inc. Proxy Statement 2021	25

Corporate Governance and Board Structure

Code of Business Conduct and Ethics

Our Board has adopted a code of business conduct and ethics that applies to all of our directors, officers and other employees, including our principal executive officer, principal financial officer and principal accounting officer. Any waiver of the code for directors or executive officers and any amendment of the code may be made only by our Board. We intend to make disclosures of such waivers or amendments required by SEC rules and NYSE listing standards, if any, through publication on our website, www.evolenthealth.com.

Corporate Governance Guidelines

Our Board has adopted corporate governance guidelines that serve as a flexible framework within which our Board and its committees operate. These guidelines cover a number of areas, including the size and composition of the Board, Board membership criteria and director qualifications, director responsibilities, Board agenda, roles of the Chairman of the Board, Chief Executive Officer and presiding director, meetings of independent directors, committee composition, Board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. In 2020, we amended our corporate governance guidelines to, among other important governance enhancements, adopt formal policies to ensure that Evolent considers diverse candidates when conducting Board and CEO succession planning.

Board Leadership Structure

As part of our ongoing commitment to strong and accountable corporate governance practices, the Nominating and Corporate Governance Committee regularly reviews the leadership structure of the Board, taking into account the Company and its needs, market practices, board skills and experiences, investor feedback, and corporate governance perspectives, among other things. The Board believes it is in the best interests of the Company and its stockholders for the Board to have flexibility in determining the Board leadership structure of the Company based on these factors.

In August 2020, as part of the Company’s recent CEO succession planning process, the Board created a new leadership structure, with a new executive chair, a continuing strong lead independent director, a new separate chief executive officer and continuing strong independent committee chairs. After careful consideration, the Board determined that having separate chief executive officer and chair roles, with Mr. Blackley serving as CEO and Mr. Williams serving as Executive Chairman, would be in the best interests of the Company and its stockholders at this time. As CEO, Mr. Blackley is responsible for developing and overseeing the Company’s business strategy as well as managing the day-to-day operations of the Company. With Mr. Williams, one of our co-founders, serving as Executive Chairman, the Company continues to leverage his significant experience and knowledge, and strong working relationships with the independent members of the Board.

Because our Executive Chairman is not independent, in accordance with the Company’s Corporate Governance Guidelines, the independent Board members have selected Cheryl Scott as Lead Independent Director. The Board believes that having a strong lead independent director and strong independent committee chairs, along with an executive chair and a separate chief executive officer, provides an effective balance between strong company leadership and independent oversight. The Board is committed to continuously evaluating this structure to ensure that it promotes effective governance.

As part of our ongoing commitment to strong and accountable corporate governance practices, we enhanced the role and further strengthened the responsibilities of the Lead Independent Director (previously the Presiding Director role). The enhanced duties of the Lead Independent Director currently include:

•	presiding at all meetings of the Board at which the Chair is not present, including executive sessions of the Board or meetings of the independent directors;

•	serving as liaison between the Chair and management, and the independent directors;

•	in consultation with the Chair, approving meeting agendas for the Board;

26	Evolent Health, Inc. Proxy Statement 2021

Corporate Governance and Board Structure

•	approving meeting schedules to ensure that there is sufficient time for discussion of all agenda items;

•	calling meetings of the Independent Directors;

•	coordinating with the Nominating and Governance and Compensation Committees on the CEO’s performance evaluation;

•	overseeing Board discussions about CEO succession planning, including issues related to management development; and

•

if stockholders request to engage with the Board to discuss matters related to corporate governance and oversight, ensuring that he or she will be available for appropriate engagements with those stockholders.

Executive Sessions of Non-Management Directors

Our corporate governance guidelines provide that the independent directors serving on the Board should hold an executive session during each Board meeting. The executive sessions are chaired by our Lead Independent Director and facilitate candid discussion of the independent directors’ viewpoints regarding the performance of management and the Company.

Cooperation Agreement

On December 21, 2020, we signed a Cooperation Agreement with our stockholder Engaged Capital, LLC (“Engaged Capital”), after a series of discussions on the composition of the Board and other matters.

Pursuant to the Cooperation Agreement, we appointed Craig Barbarosh to the Board as a Class III director with a term expiring at the Annual Meeting and appointed Mr. Barbarosh to the Compensation Committee of the Board. We also agreed to nominate Mr. Barbarosh for election to the Board at the Annual Meeting. In addition, the Company agreed to establish a Strategy Committee, comprised of four non-executive directors, including Mr. Barbarosh, to make recommendations to the Board with respect to value creation initiatives, including through improvements to the Company’s operations, financial performance (including cost reduction) and overall business strategy and direction.

During the term of the Cooperation Agreement and so long as Engaged Capital continuously beneficially owns at least the lesser of (1) 5.0% of the Company’s then outstanding Class A common stock and (2) 4,288,937 shares of the Company’s Class A common stock (subject to adjustment for stock splits, reclassifications and combinations), Engaged Capital is entitled to recommend a replacement independent director in the event Mr. Barbarosh ceases to be a director of the Company, subject to the approval of the Board, which cannot be unreasonably withheld.

During the term of the Cooperation Agreement, Engaged Capital will vote all of its shares of the Company’s Class A common stock at all annual and special meetings (including the Annual Meeting) as well as in any consent solicitations of the Company’s stockholders (1) in favor of the slate of directors recommended by the Board, against or withhold from voting in favor of the election of any director nominee not approved, recommended and nominated by the Board for election and against any removal of any director of the Board, (2) in favor of the Declassification Amendment and (3) in accordance with the Board’s recommendation for any other matter (unless Institutional Shareholder Services Inc. or Glass Lewis & Co., LLC issues a contrary recommendation).

During the term of the Cooperation Agreement, Engaged Capital will be subject to customary standstill restrictions, including with respect to acquiring beneficial ownership in the aggregate of more than 12.0% of the Company’s Class A common stock, nominating or recommending for nomination any persons for election to the Board (except as expressly permitted by the Cooperation Agreement), submitting any proposal for consideration at any stockholder meeting and soliciting any proxy, consent or other authority to vote from stockholders or conducting any other referendum (including any “withhold,” “vote no” or similar campaign)..

The Cooperation Agreement will terminate on the earliest to occur of (1) 30 days before the director nomination notice deadline for the 2022 annual meeting of the Company’s stockholders, (2) 30 days prior to the first anniversary of the director nomination notice deadline for the 2021 Annual Meeting and (3) the closing of an extraordinary transaction.

Evolent Health, Inc. Proxy Statement 2021	27

Corporate Governance and Board Structure

Corporate and Social Responsibility

We are committed to corporate and social responsibility, and work collaboratively with our stakeholders to promote environmentally sustainable and socially responsible business practices. Our Board oversees our corporate and social responsibility programs, and is committed to supporting our efforts to operate as a good corporate citizen.

Pandemic Response

Our mission-driven, service-oriented culture helped us navigate the challenges of the COVID-19 pandemic. From the beginning of the pandemic, we were committed to the health and safety of our employees and their families. We implemented 100% work from home across our employee population, instituted work from home office set-up support, created additional mental health offerings, and launched a number of holistic wellness initiatives that include yoga, cooking sessions, meditation and wellness challenges.

Taking Care of Our People

Attention to the wellbeing of our employees is not a new phenomenon for us. We aim to attract and retain the highest caliber of health care talent, and strive to cultivate a culture where employees are valued, celebrated and connected to our important mission. Part of that culture is structuring our compensation to annually incent and reward exceptional performance at all levels in the organization. Ensuring that our employees are compensated fairly and have the appropriate incentives in place to meet and exceed their potential is an integral part of our approach to human capital management.

We also believe that the continued development of our talent is important in continuing to maintain growth as a company as well as the growth of our individual talent. Training programs are available to all employees through our company portal that is managed by our learning and development team, and includes a portal where employees can find on-demand learning opportunities in addition to live training sessions.

Diversity, Equity and Inclusion

We believe that Evolent is a stronger company with diverse employees and encourage hiring and retention practices that focus on top performing talent regardless of gender, national origin, ethnicity or other protected class. In 2020, we organized additional training for leadership in diversity, equity and inclusion throughout the organization and the appointment of a Head of Diversity, Equity, and Inclusion to focus on diversity.

We are proud of our progress in cultivating a diverse and supportive workplace. In 2020, representation of female and minority leaders in the company increased by two points each, at managing director and above levels. As of December 31, 2020:

46% of Evolent’s managing directors and above levels were women	28% of Evolent’s managing directors and above levels were minorities and we will continue to push for both inclusion and transparency. Evolent received a 100% score on the Human Rights Campaign’s Corporate Equality Index, which rates employers on their support and inclusion of LGBTQ+ employees. We also were named to the Parity.org Best Companies for Women to Advance List 2020 for creating a fair and equitable work environment for women.

Community Engagement

Evolent has fostered a mission-driven, service-oriented culture through embracing opportunities for our employees to give back to the community in which they live and work. Our leadership team has emphasized the importance of building a culture driven by our mission and our core values. Despite COVID, in 2020, Evolent employees logged approximately 15,000 hours of community service and donated to over 30 local charities during our Season of Giving program.

28	Evolent Health, Inc. Proxy Statement 2021

Corporate Governance and Board Structure

Board’s Role in Risk Oversight

Our Board plays an active role in overseeing management of our risks. The committees of our Board assist our full Board in risk oversight by addressing specific matters within the purview of each committee.

Our Audit Committee focuses on financial compliance (i.e., accounting and financial reporting), as well as internal controls and any audit steps taken in light of material control deficiencies. Our Audit Committee discusses our major financial and other risk exposures and the steps that management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

Our Compensation Committee focuses primarily on risks relating to executive compensation plans and policies.

Our Nominating and Governance Committee focuses on reputational and corporate governance risks relating to our company including the independence of our Board.

Our Compliance and Regulatory Affairs Committee focuses on our regulatory compliance and corporate ethics, as well as risks with respect of cybersecurity and privacy.

While each of these committees is responsible for evaluating certain risks and overseeing the management of such risks, our full Board remains regularly informed regarding such risks through committee reports and otherwise. In addition, our Board and these committees receive regular reports from our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, General Counsel and other members of senior management regarding areas of significant risk to us, including operational, strategic, legal and regulatory, financial and reputational risks. We believe the leadership structure of our Board supports and promotes effective risk management and oversight.

In response to the COVID-19 pandemic, the Company formed an Emergency Preparedness Team, led by the General Counsel and Chief Compliance Officer that focuses on maintaining our workforce in a manner that does not disrupt service delivery or operations. This team also assesses financial and operational impacts of the pandemic on the Company. These findings are reported on a quarterly basis to the Compliance & Regulatory Affairs Committee and the full Board.

Director Independence

Our corporate governance guidelines provide that our Board shall consist of such number of directors who are independent as is required and determined in accordance with applicable laws and regulations and requirements of the NYSE and SEC rules. The Board has determined affirmatively, based upon its review of all relevant facts and circumstances and after considering all applicable relationships of which the Board had knowledge, between or among the directors and the Company or our management (some of such relationships are described in the section of this proxy statement entitled “Certain Relationships and Related Party Transactions”), that each of the following directors and director nominees has no direct or indirect material relationship with us and is independent under the listing standards of the NYSE and SEC rules: Craig Barbarosh, Michael D’Amato, M. Bridget Duffy, MD, Peter Grua, Kim Keck and Cheryl Scott.

Communications with the Board

Stockholders and other interested parties who wish to communicate with our Board, our Lead Independent Director Cheryl Scott, our independent or non-management directors as a group, any of the committees or any of the individual non-employee directors may do so by sending a letter to the intended recipient, in the care of our Secretary, at Evolent Health, Inc., 800 N. Glebe Road, Suite 500, Arlington, VA 22203. Such correspondence will be relayed to the appropriate director or directors as appropriate. Stockholders may communicate with Mr. Williams and Mr. Blackley, the Board’s employee-directors, by sending a letter addressed to the intended recipient at Evolent Health, Inc., 800 N. Glebe Road, Suite 500, Arlington, VA 22203.

Identification of Director Candidates

On an annual basis, our Board conducts a formal board self-evaluation led by our Nominating and Governance Committee to determine targeted focus areas. Our Board continually assesses and evaluates

Evolent Health, Inc. Proxy Statement 2021	29

Corporate Governance and Board Structure

its composition, taking into account, among other things, the experience, skills, background and diversity of its members. The Nominating and Governance Committee evaluates director candidates in accordance with the director membership criteria described in our corporate governance guidelines and our policy statement regarding director nominations. In addition, we are committed to including in any pool of director candidates for consideration highly qualified candidates who would bring gender, racial, and/or ethnic diversity to the Board if chosen. In addition to satisfying relevant independence standards and the requirements of Section 8 of the Clayton Act, the following are the minimum qualifications that candidates for the Board must possess:

•	Minimum of 21 years of age at the time they commence their term and will not be eligible for nomination or re-nomination to the Board if they are older than age 75;

•	Demonstrated reputation for integrity, judgment, acumen, and high professional and personal ethics;

•	Financial literacy and significant experience at the policy-making level in business, government or the non-profit sector;

•	Time and ability to make a constructive contribution to the Board, and a clear commitment to fulfilling fiduciary duties and serving the interests of all the Company’s stockholders; and

•

An expectation of regularly attending meetings, staying informed about the Company and its businesses, participating in the discussions of the Board and its committees, complying with applicable Company policies, and taking an interest in the Company’s businesses and providing advice and counsel to the Chairman and Chief Executive Officer.

The Nominating and Governance Committee reviews a candidate’s qualifications to serve as a member of our Board based on the skills and characteristics of the individual as well as the overall composition of our Board in light of the Company’s current and expected structure and business needs, regulatory requirements, the diversity of viewpoints represented on the Board and committee membership requirements. The Nominating and Governance Committee evaluates a candidate’s professional skills and background, experience at the policy-making level in the business, government or non-profit sectors or as a director of a widely-held public corporation, financial literacy, age, independence and past performance (in the case of incumbent candidates), along with qualities expected of all directors, including integrity, judgment, acumen, high professional and personal ethics, familiarity with our business and the time and ability to make a constructive contribution to our Board. The Nominating and Governance Committee believes it would be desirable for new candidates to contribute to the variety of viewpoints on the Board, which may be enhanced by a mix of different professional and personal backgrounds and experiences. The Nominating and Governance Committee will consider director candidates recommended by stockholders. The Nominating and Governance Committee considers and reviews all candidates in the same manner regardless of the source of the recommendation. Our third amended and restated by-laws provide that any stockholder of record entitled to vote for the election of directors at the applicable meeting of stockholders may nominate persons for election to our Board, if such stockholder complies with the applicable notice procedures, which are discussed under the heading “Other matters-Stockholder Proposals” in this proxy statement.

Corporate Governance Policies Related to Compensation and Equity

Please refer to the “Compensation Discussion and Analysis-Corporate Governance Policies” section of this proxy statement for discussion of our policies with respect to prohibiting derivative trading, hedging and pledging, clawback of compensation, stock ownership guidelines and the tax deductibility of compensation.

30	Evolent Health, Inc. Proxy Statement 2021

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis (“CD&A”) focuses on the Company’s 2020 compensation programs, actions and outputs relative to the Company’s 2020 performance. These compensation decisions reflect the Compensation Committee’s application of the Company’s compensation philosophy, plan objectives and performance standards against financial and individual executive performance through the end of 2020. The Company experienced significant volatility to the stock price through 2020, due in part to macro-economic factors and global concerns about the COVID-19 pandemic. As described further in this CD&A, the Company’s executive compensation programs align realized compensation outcomes with the Company’s stock price performance. For 2021, the Company introduced a performance share unit program to better align long-term compensation with cumulative Adjusted EBITDA and absolute total shareholder return goals over a three-year period.

Named Executive Officers (“NEOs”)

This Compensation Discussion and Analysis describes the compensation of our NEOs named in the Summary Compensation Table for 2020:

Frank Williams

Executive Chairman

Seth Blackley

Chief Executive Officer

John Johnson

Chief Financial Officer

Steve Tutewohl

Chief Operating Officer

Jonathan Weinberg

General Counsel

Aammaad Shams

Principal Accounting Officer and Corporate Controller

2020 Highlights

Below are highlights of our performance in 2020, including revenue and Adjusted EBITDA, which were the financial performance metrics used for the Company’s 2020 Annual Executive Bonus Plan (the “2020 Bonus Plan”):

Revenue	Lives on Platform[1]	Adjusted EBITDA[2]
$1.02 billion	Full Platform: 3.6 million	$41.4 million
New Century Health Technology & Services Suite: 6.2 million

2020 Quarterly Adjusted EBITDA[2]
Q1	Q2	Q3	Q4
$3.6 million	$9.0 million	$12.7 million	$16.1 million

(1)	As of December 31, 2020.

(2)

Non-GAAP measure, see Appendix C for definition and reconciliation to net loss attributable to common shareholders of Evolent Health, Inc. Net loss attributable to common shareholders of Evolent Health, Inc. was $(334.2) million for the year ended December 31, 2020 and $(78.8) million, $(203.5) million, $(37.3) million and $(14.6) million for the three months ended March 31, 2020, June 30, 2020, September 30, 2020 and December 31, 2020, respectively.

Evolent Health, Inc. Proxy Statement 2021	31

Compensation Discussion and Analysis

Year in Review

In the face of a global pandemic, we exceeded our financial targets on the top and bottom lines in 2020. Additionally, we achieved positive cash flow during the year and initiated the divestment of our health plan assets, allowing us to retire our Senior Term Loan early in 2021. We believe these financial achievements are the result of focused execution on our strategic plan, including (1) driving strong organic growth in our core solutions; (2) expanding Adjusted EBITDA margins through cost discipline and performance for our partners; and (3) streamlined capital allocation. In 2020, we were pleased to contribute to the health of our clients’ members. Through our clinical programs, which include complex care, transition care, maternity, and behavioral health, we engaged more than 35,000 high-risk, high-cost patients and evaluated over 60,000 more. We also directly managed over 166,000 active cancer cases across the country.

Additional operational and clinical achievements across 2020 include:

•	Added eight new partner organizations, including several regional and national payers, ACOs and independent provider groups.

•	Completed the sale of assets of Passport Health Plan.

•

Strengthened our commitment to industry leading technology with enhancements to our core technology platform and clinical analytics capability with four new Identifi® releases, and expanded our technology and services suite for oncology and cardiology.

•	Earned NCQA Accreditation in Utilization Management for New Century Health.

Compensation Program “Best Practices”

Our compensation programs are designed to focus our leaders on the key areas that drive the business forward and align with the short-term and long-term interests of our stockholders. The Compensation Committee considers many factors when determining our executive’s compensation plans, including financial results, progress on strategic priorities, market trends and stockholder feedback. In the last year, the Compensation Committee made a number of adjustments to our executive compensation program to align with evolving competitive and governance practices, address feedback from our stockholders, and strengthen the link of pay to performance. Changes made in 2020 and 2021 include:

•	Continued adjusting our peer group in response to our company’s growth;

•	Implemented stock ownership guidelines for our senior executives; and

•	Implemented a clawback policy.

•

For 2021, the Company introduced a new performance share unit program. Under this program, shares can be earned based on cumulative Adjusted EBITDA and absolute total shareholder return goals over a three-year period.

32	Evolent Health, Inc. Proxy Statement 2021

Compensation Discussion and Analysis

Below is a more detailed summary of best practices that we have implemented with respect to the compensation of our NEOs because we believe they support our compensation philosophy and are in the best interests of our Company and our stockholders.

What We Do

  Strong emphasis on performance-based compensation, with a significant portion of NEO compensation tied to Company performance

  Introduced PSU in 2021

  Mix of short-term and long-term incentives

  Aggressive revenue and adjusted EBITDA and other targets for short-term incentive payments generally, with rigorous individual financial and non-financial performance requirements

  Market-aligned change in control and severance agreements for certain executives, with change in control provisions requiring double trigger for acceleration

  Benchmarking against a thoughtfully assembled and representative peer group

  Acceleration of equity in connection with a termination of employment conditioned upon a release of claims and compliance with restrictive covenants

  Compensation decisions for NEOs made by an independent compensation committee advised by independent compensation consultant

  Annual compensation program risk assessment

  Annual say-on-pay vote

  At will employment for NEOs

What We Don’t Do

  No incentives that encourage excessive risk-taking

  No guaranteed incentive awards for executives

  No excise or other tax gross ups on change in control payments

  No perquisites for NEOs other than benefits generally available to our other employees

  No hedging, pledging or short sales of Company stock

  No “single-trigger” change in control acceleration of equity awards

  No dividend equivalent rights on unvested restricted stock units or options

Evolent Health, Inc. Proxy Statement 2021	33

Compensation Discussion and Analysis

Our 2020 Executive Compensation Program and Practices

The Compensation Committee believes that our executive compensation program is appropriately designed to advance stockholder interests through effective performance-based incentives with retention features. The primary components and associated purposes of our compensation program are as follows:

Category	Core Component	Objective/Features

Salary	Base Salary	Ongoing cash compensation based on the executive officer’s role and responsibilities, individual job performance and experience. We use base salary to provide the security of a competitive fixed cash payment for services rendered.

Short-Term Cash Incentives	Annual Cash Incentives	For 2020, short-term incentive payments were determined taking into account financial and operational/strategic goals, and an individual leadership assessment.

Long-Term Equity Incentives	Restricted Stock Units	Restricted stock units are used to provide a retentive element to our compensation program while still tying the value of the award to the performance of our stock. All restricted stock units granted as part of our long-term incentive plan vest in equal installments on each of the first four anniversaries of the grant date. The vesting schedule helps to ensure that executives are continuously tied to share price performance and thinking long-term.

	Leveraged Stock Units	In 2020, we awarded Messrs. Williams and Blackley long-term performance-based Leveraged Stock Units (“LSU”) based on stock appreciation over a three-year period and will pay out at target, upon attainment of at least 50% cumulative stock price growth over the three-year period from the date of grant. In addition, in June 2020, we awarded Mr. Blackley additional LSUs with a performance period of 3.5 years in connection with his promotion to the CEO role. These awards further align our executives’ interests with those of our long-term stockholders and incentivize enhancing stockholder return.

Other	Miscellaneous	We provide other benefits that are competitive and consistent with the market. We offer general health and welfare benefits. Retirement benefits are generally limited to participation in a tax-qualified 401(k) plan, which includes a one-time discretionary Company match at the end of the calendar year. In 2020, we adopted a market-aligned change in control and severance plan for certain executives, with change in control provisions requiring double triggers for acceleration.

Under our executive compensation program, performance-based incentive compensation comprises a substantial portion of target compensation, and our executive officers have a larger percentage of target compensation at-risk than is fixed relative to total compensation (85.8% for our CEO and 74.3% for our other NEOs combined). The Compensation Committee considers each component of compensation collectively with other components when establishing the various forms, components, and levels of compensation for our executive officers. In determining the appropriate mix of compensation elements for each executive officer, our compensation program seeks to provide a balance between the various components by rewarding performance through annual performance-based cash incentive compensation that encourages achieving and exceeding annual goals designed to advance our long-term growth strategy and also through long-term equity incentive compensation to align our executive officers’ interests with those of our stockholders.

34	Evolent Health, Inc. Proxy Statement 2021

Compensation Discussion and Analysis

CEO Target Pay	Other NEOs Target Pay

Our pay-for-performance philosophy is further illustrated by comparing target total direct compensation to “realized” compensation for our CEO, after taking into account actual performance.

Target and Realized CEO Compensation (1)

(1)

The realized compensation levels shown include base salary paid in each year, bonuses paid in respect of each year, and payout of all long-term incentives that vested each year (i.e., the value at the time of vesting of RSUs and options in the first quarter of the year after the year in question).

(2)

In 2019, the Company experienced a declining stock price, that in combination with the 3-year performance LSU grants, greatly impacted the value of our NEOs’ total actual compensation realized as compared to total target compensation. In the second half of 2020, the Company’s stock price began to recover, but the use of 3-year performance LSU grants in 2019 and 3-year and 3.5-year performance LSU grants in 2020 continued to greatly impact the value of our NEOs’ total actual compensation realized as compared to total target compensation. 2020 compensation reflects Mr. Blackley’s compensation, and his first year as CEO.

Objectives of our Executive Compensation Program

Our compensation philosophy for executive officers aims to provide incentives to achieve both short- and long-term business objectives, align the interests of both our executive officers and stockholders, and ensure that we can hire and retain talented individuals in a competitive marketplace.

Key objectives of our executive compensation program are as follows:

•	Attract and retain highly qualified and impactful executives.

•	Motivate executives to enhance our overall business performance and profitability through the successful execution of the Company’s focused short- and long-term business strategies.

•	Align the long-term interests of our executives and stockholders through the ownership of Company stock by executives and by rewarding stockholder value creation.

•	Deliver an externally competitive and transparent total compensation structure.

•	Reflect our pay-for-performance philosophy.

•	Ensure that compensation opportunities are competitive, and rewards are based on business outcomes.

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Compensation Discussion and Analysis

Role of the Compensation Committee and the CEO

The Board has delegated to the Compensation Committee the responsibility of overseeing the administration of the Company’s compensation plans and the preparation of all reports and documents required by the rules and regulations of the SEC. The Compensation Committee annually reviews and approves the corporate goals and objectives upon which the executive compensation program is based. The Compensation Committee evaluates the CEO’s performance in light of these goals and objectives. Furthermore, the Compensation Committee reviews and makes recommendations to the Board with respect to any incentive compensation plans, including equity-based plans, to be adopted or submitted to the Company’s stockholders for approval.

The Compensation Committee meets at least quarterly throughout the year and may meet more often, as required to address ongoing events. In 2020, the Compensation Committee met five times. Meeting agendas are determined by the Chair of the Compensation Committee with the assistance of our CEO. Our CEO attended all five Compensation Committee meetings, and representatives from the Compensation Committee’s independent compensation consultant, Exequity, attended all five meetings. At the Compensation Committee meetings, our CEO made recommendations to the Compensation Committee regarding the annual base salary, annual cash incentive compensation and equity compensation of our NEOs (other than our CEO and Executive Chairman).

Compensation Setting Process

The Compensation Committee makes compensation determinations for our CEO and Executive Chairman after consideration of individual and Company performance for the year, along with an examination of external market data of our industry peer group, based on the surveys described below under “Use of Peer Companies.”

The Compensation Committee makes compensation determinations for our NEOs (other than our CEO and Executive Chairman) based on recommendations made by our CEO, taking into account each NEO’s individual performance (with an assessment of the individual’s accomplishments provided by our CEO) and Company performance, along with an examination of external market data, based on the surveys described below under “Use of Peer Companies.”

Role of the Independent Compensation Consultant

The Compensation Committee retained Exequity as its independent compensation consultant. The Compensation Committee assessed the independence of Exequity and whether its work raised any conflict of interest, taking into consideration the independence factors set forth in applicable SEC and New York Stock Exchange rules, and determined that Exequity is independent. Exequity took guidance from and reported directly to the Compensation Committee. Exequity advised the Compensation Committee on current and future trends and issues in executive compensation and on the competitiveness of the compensation structure and levels of our NEOs during 2020. At the request of the Compensation Committee, Exequity performed the following services, among others, to inform the Compensation Committee’s decisions regarding executive compensation for 2020:

•	Developed a peer group to provide context for the range of appropriate compensation for NEOs and compensation program designs;

•

Conducted a market review and analysis for our NEOs to determine whether their targeted total direct compensation opportunities were competitive with positions of a similar scope in similarly sized companies in similar industries;

•	Assisted in the development of incentive design;

•	Kept the Compensation Committee aware of executive and director compensation trends and developments;

•	Conducted a market review and analysis on stock ownership guidelines for executives and directors, and severance practices for certain officers; and

•	Attended Compensation Committee meetings, as requested, to discuss these items.

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Compensation Discussion and Analysis

All services performed for us by Exequity during 2020 were related to executive and non-employee director compensation.

Use of Peer Companies

To begin the compensation review process relating to 2020, the Compensation Committee reviewed the Company’s peer group to determine if revisions were needed based on changes affecting either the Company or any of the peer group companies. Our process focused on reviewing companies within related industries to develop a peer group that balances industry focus and revenue size, among other considerations. This list was further refined based on business scope and the competitive market for talent.

Based on key metrics for the current peer group and guidance from Exequity, the Compensation Committee adjusted the peer group to better align the company to the peer group median. In so doing, the Committee removed athenahealth, Inc. as it was acquired by Veritas Capital, Inc. in February 2019. The committee added BioTelemetry, Inc. and CorVel Corporation. All of the peer companies are publicly traded and demonstrate appropriate revenue size and industry focus or a level of complexity and business model similar to that of ours. At the time of the committee’s review in September 2019, our market capitalization was at the peer group zero percentile, and our revenues approximated the peer group 43rd percentile, based on trailing twelve-month financial information available as of August 31, 2019. The peer group consists of the following companies:

Allscripts Healthcare Solutions, Inc.	Medidata Solutions, Inc.
BioTelemetry Inc.	Navigant Consulting, Inc.
CorVel Corporation	NextGen Healthcare, Inc.
HealthEquity, Inc.	Omnicell, Inc.
HMS Holdings Corp.	Premier, Inc.
Huron Consulting Group, Inc.	R1 RCM Inc.
Inovalon Holdings, Inc.	Tivity Health, Inc.
LHC Group, Inc.	Veeva Systems Inc.

	Revenue (TTM as of 8/31/19, in millions)	Revenue (FY 2019, in millions)	Revenue (FY 2020, in millions)	Market Capitalization (as of 8/31/19, in millions)	Market Capitalization (as of 12/31/19, in millions)	Market Capitalization (as of 12/31/20, in millions)

Evolent Health, Inc.	$732	$846	$1,022	$576	$759	$1,351

Evolent Health, Inc. Percentile Rank	43%	46%	63%	0%	0%	16%

Peer Group 75th Percentile	$1,055	$1,172	$1,271	$3,598	$3,300	$4,880

Peer Group Median	$848	$880	$871	$2,420	$2,057	$2,813

Peer Group 25th Percentile	$641	$603	$592	$1,313	$1,513	$1,993

Compensation data from public filings of companies in our peer group and from published surveys formed the basis of the competitive benchmarking analysis and pay mix comparison. The data provided a useful reference point in the Compensation Committee’s efforts to align target total executive compensation to that of our peers, which affords our NEOs the opportunity to earn above-target level of compensation for exceptional performance that could be expected to increase value for stockholders, while providing that they would earn less than targeted compensation if the Company’s performance failed to meet expectations.

In determining the structure of our executive compensation program, as well as the individual pay levels of our executive officers, the Compensation Committee reviewed competitive market data provided by Exequity, which compared the various elements of compensation provided to our executive officers, relative to compensation paid to individuals holding similar positions at companies in our executive

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Compensation Discussion and Analysis

compensation peer group. Exequity worked with the Committee and Management to assess the data and review our compensation practices. Given our position in our revised peer group, the Committee set target 2020 compensation moderately below peer median.

Target Pay vs. Peer Median by Elements of Program
	CEO	All other Sr. Executives Benchmarked, Including NEOs

Base Salary	(17.0)%	(15.8)%

Target Bonus	(18.2)%	(30.0)%

Long-term Incentive	(14.0)%	1.6%

Say-on-Pay Vote and Compensation Actions Taken

In 2020, we received roughly 97.5% approval on our advisory vote to approve NEO compensation. We considered this in general as an affirmation that our stockholders support our executive compensation program. We regularly engage in investor outreach to better understand our investors’ concerns and to solicit feedback on our executive compensation program. Our Board and the Compensation Committee greatly value the benefits of maintaining a dialogue with our stockholders to understand their views on our executive compensation program and practices. The Compensation Committee intends to consider the outcome of say-on-pay votes and is devoted to consistently reviewing and enhancing our compensation programs.

Elements of our Compensation Program

Base Salary

The Compensation Committee reviews executive officer base salaries each year (or otherwise at the time of a new hire or promotion) and makes any adjustments it deems necessary. In setting base salaries, the Compensation Committee considers changes in responsibilities, individual performance, tenure in position, internal pay equity, Company performance, market data for individuals in similar positions and advice from our independent compensation consultant. The Compensation Committee gives no specific weighting to any one factor in setting the level of base salary and the process ultimately relies on the subjective exercise of the Compensation Committee’s judgment. As part of the annual review process, base salaries for Messrs. Williams, Blackley, Tutewohl, and Weinberg remained the same as compared to 2019 because the Compensation Committee determined that market conditions did not warrant any other adjustments, while Mr. Johnson’s salary was increased in January 2020 to better align his compensation versus the market median for comparable executives among our peers. Mr. Shams received a promotional salary adjustment of $8,000 in January 2020 as he took on additional accounting responsibilities.

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Compensation Discussion and Analysis

The Compensation Committee approved base salary adjustments for Mr. Williams and Mr. Blackley, effective October 1, 2020, in connection with the CEO transition. Mr. Weinberg received a base salary increase of $40,000, effective December 16, 2020, to better align with the market median for comparable executives among our peers. Mr. Shams received a base salary increase of $17,000 effective June 1, 2020 as he took on the Principal Accounting Officer and Corporate Controller roles.

Name	2019 Base Salary	2020 Base Salary	$ Increase

Frank Williams	$600,000	$400,000	$—

Seth Blackley	400,000	550,000	150,000

John Johnson	300,000	350,000	50,000

Steve Tutewohl	375,000	375,000	—

Jonathan Weinberg	350,000	390,000	40,000

Aammaad Shams	190,000	215,000	25,000

Annual Cash Incentive Plan

Under our annual performance-based short-term cash incentive plan, which we refer to as the 2020 Bonus Plan, we provide our NEOs with the opportunity to receive a variable, at-risk cash payment designed to motivate and reward them to achieve a set of defined quantitative and qualitative business goals and objectives established by the Compensation Committee. Payments under the 2020 Bonus Plan to our NEOs are determined by our Compensation Committee based, in the case of our NEOs other than Mr. Williams and Mr. Blackley, on recommendations made by Mr. Blackley, considering the executive’s performance as rated on a five-point scale against predetermined performance goals. There were no changes made to the 2020 Bonus Plan as a result of COVID-19.

Each of our NEO’s threshold bonus opportunities, which correspond to three out of five points (or a rating of “meets expectations”), target bonus opportunities, which correspond to four out of five points (or a rating of “exceeds expectations”) and maximum bonus opportunities, which correspond to five out of five points (or a rating of “exceptional performance”) under the 2020 Bonus Plan are set forth in the table below. Bonuses are not awarded in the event of overall performance below the threshold level. Threshold performance would result in payouts equal to 50% of annualized base salary for each of Messrs. Williams, Blackley and Tutewohl; 35% of annualized base salary for Messrs. Johnson and Weinberg; and 25% of annualized base salary for Mr. Shams. Because they are calculated based on annualized base salaries, bonus opportunities factor in mid-year salary adjustments.

Name	Threshold (Meets Expectations)	Target (Exceeds Expectations)	Maximum (Exceptional Performance)

Frank Williams	$275,000	$550,000	$825,000

Seth Blackley	250,000	500,000	750,000

John Johnson	122,500	227,500	400,000

Steve Tutewohl	187,500	562,500	937,500

Jonathan Weinberg	128,771	211,552	294,333

Aammaad Shams	47,662	61,097	74,532

Short-term incentive payments are based on the attainment of company-wide financial objectives, company-wide strategic and operational objectives and an individualized leadership assessment of each executive, each assessed with reference to the Compensation Committee’s five-point scale.

The Compensation Committee, in exercising its judgment and discretion to adjust an award up or down, then considers all facts and circumstances when evaluating performance, including changing market conditions and broad corporate strategic initiatives, along with overall responsibilities and contributions of the executives, in making final award determinations.

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Compensation Discussion and Analysis

Company-Wide Financial Performance Objectives

We value the link between performance and payout. In establishing the 2020 Bonus Plan, the quantitative company-wide financial objectives against which our executives are measured included revenue and Adjusted EBITDA. The Compensation Committee utilized these quantitative company-wide performance objectives because it believes that they are key determinants of stockholder value and offer a comprehensive and clear measure of the Company’s performance.

In order to qualify for target payout under the 2020 Bonus Plan, our revenue was required to be at least $960 million and our Adjusted EBITDA was required to be at least $28 million.

The table below sets forth the company-wide financial objectives and actual performance under the 2020 Bonus Plan.

Metric	Target	Actual	Committee Assessment

Revenue	$960M	$1.02B	Target - Exceeds Expectations

Adjusted EBITDA	$28M	$41.4M	Maximum - Exceptional Performance

Company-Wide Strategic and Operational Performance

We believe that Company performance is best measured with reference to both financial and operational measures. The Compensation Committee establishes goals that it believes align with our evolving strategic vision and that were considered achievable, but not without rigorous effort.

The table below sets forth the company-wide strategic and operational objectives under the 2020 Bonus Plan.

Operational Goal	Results	Committee Assessment

Refocus the Business on Core Services Offerings	• Exited or had definitive agreements to exit all health plan assets by early 2021 • Completed sale of Passport assets	Target - Exceeds Expectations

Reduce Cost Structure and Set Path to Expanded Margins	• Reduced costs and expanded gross margins • Reorganized to P&L model • Reorganized to drive accountability on cash contribution • Set up adjusted EBITDA margin expansion in 2021	Target - Exceeds Expectations

Drive Organic Growth • Set up 2021 topline through same store expansion and new partnerships • Drive partner success, resulting in high satisfaction, retention and growth	• Set up significant growth rates for 2021 • New Century Health entered the Blue Cross Blue Shield segment • Achieved top end of targeted new customer announcements	Maximum - Exceptional Performance

Maintain a high performing organization • Focus on leadership, diversity and a differentiated employee experience	• Closed 2020 with firmwide engagement score exceeding our goal by 4% • Closed 2020 with a firmwide diversity, equity and inclusion score exceeding our goal by 2%	Target - Exceeds Expectations

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Compensation Discussion and Analysis

Personal Leadership Assessment

The final component of the Compensation Committee’s review of executive performance under the 2020 Bonus Plan is an individualized personal leadership assessment of each named executive officer. The personal leadership assessment considered achievement by each named executive officer against pre-determined goals, changes in responsibility levels, and input obtained from other members of the Company’s senior management and included 360-degree feedback to consider what was accomplished and how it was accomplished. The Compensation Committee does not give specific weight to any one individual goal.

2020 Bonus Plan Payout Results

After evaluating how well each NEO performed his job, based on both qualitative and quantitative results, along with guidance from the CEO in the case of Messrs. Johnson, Tutewohl, Weinberg and Shams, our Compensation Committee determined, in its discretion, to award annual bonuses to Mr. Williams at “Target” and to Mr. Blackley at a modified amount between “Target” and “Maximum.” Annual bonuses were awarded to Mr. Johnson at “Maximum” and to Mr. Tutewohl at a modified amount between “Target” and “Maximum.” Mr. Weinberg’s annual bonus was awarded at a modified amount between “Threshold” and “Target.” Separate from his 2020 bonus plan award, during 2020, Mr. Weinberg was awarded a $135,000 transaction bonus opportunity in connection with the Company’s sale of True Health New Mexico. This transactional bonus was earnable upon closing of the transaction, which occurred on March 31, 2021, and was paid in 2021. Mr. Shams was paid out above “Maximum” under the 2020 Bonus Plan. The Compensation Committee determined to pay Mr. Shams an incremental amount above the “Maximum” bonus to reflect his increased responsibilities and personal performance following the establishment of the 2020 bonus opportunities.

Each of these amounts is included in the “Bonus” column of the Summary Compensation Table in this proxy statement. The Compensation Committee’s review is not a formula-based process, but rather involves the exercise of discretion and judgment. This enables the Compensation Committee to differentiate among NEOs and emphasize the link between personal performance and compensation. All amounts earned under the 2020 Bonus Plan were paid to participants in the first quarter of 2021.

Name	Threshold	Target	Maximum	Overall Committee Assessment	Bonus Payout
Frank Williams	$275,000	$550,000	$825,000	Target	$550,000
Seth Blackley	250,000	500,000	750,000	Above Target	700,000
John Johnson	122,500	227,500	400,000	Maximum	400,000
Steve Tutewohl	187,500	562,500	937,500	Above Target	702,750
Jonathan Weinberg	128,771	211,552	294,333	Above Threshold	150,000
Aammaad Shams	47,662	61,097	74,532	Maximum	100,000

Long-Term Annual Equity Compensation

As part of our annual equity award grants, in March 2020, our Compensation Committee approved the grant of equity-based awards under the Evolent Health, Inc. 2015 Omnibus Incentive Compensation Plan (as amended, the “2015 Plan”) to certain of our employees, including our NEOs, in the form of performance-based LSUs and time-based RSUs. For our NEOs, 2020 grant amounts were determined and established to deliver the total target compensation opportunity within an acceptable range of the peer group median for each respective position. The Compensation Committee considers its long-term equity compensation program to be a key component of the executive officer compensation program in order to motivate and reward executive officers over the long term and further align the interests of our executives with those of our stockholders.

Leveraged Stock Units

On March 2, 2020, Messrs. Williams and Blackley each received a grant of performance-based LSUs. In addition, on June 4, 2020, Mr. Blackley received an additional LSU grant with a 3.5 year performance

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Compensation Discussion and Analysis

period in connection with his promotion to the CEO role. The amount of LSUs granted was equal to 100% of the targeted grant date value, divided by the estimated fair value of the units, based on Monte-Carlo Simulation, on the grant date. The design of the LSUs serves to align management’s interests with those of long-term stockholders, incentivize decisions that promote appreciation of stockholder value and create retentive value over an established horizon. The LSUs vest, if at all, upon the third anniversary (or, in the case of the June 4, 2020 award, the three year and six month anniversary) of the grant date with the final award determined based on the cumulative stock price performance during the period. The awards require that the cumulative stock price performance exceed 33.3% growth during the performance period. No vesting will occur in the event that our stock price does not experience cumulative growth of at least 33.3% from the grant date to the business day following the third anniversary (or, in the case of the June 4, 2020 award, the three year and six month anniversary) of grant. Each of the grants is subject to share price-based vesting, as follows: (i) if the stock price has increased by 33.3%, 75% of the shares will vest, (ii) if the stock price has increased by 50%, 100% of the shares will vest, (iii) if the stock price has increased by 100%, 150% of the shares will vest and (iv) if the stock price has increased by 200% or more, a maximum of 200% of the shares will vest (with payouts at stock prices between such percentages to be determined by linear interpolation).

The following table illustrates potential payout percentages to Messrs. Williams and Blackley under the March 2, 2020 LSU grants, based on the Company’s stock price on the date of grant:

Cumulative Stock Price Performance	Performance Level	Payout in Shares as a % of Target Amount
< $12.12	Below Threshold	0%
$12.12	Threshold	75%
$13.64	Target	100%
$18.18	Above Target	150%
Equal to or greater than $27.27	Maximum	200%

The following table illustrates potential payout percentages to Mr. Blackley under the June 4, 2020 LSU grant, based on the Company’s stock price on the date of grant:

Cumulative Stock Price Performance	Performance Level	Payout in Shares as a % of Target Amount
< $8.40	Below Threshold	0%
$8.40	Threshold	75%
$9.45	Target	100%
$12.60	Above Target	150%
Equal to or greater than $18.90	Maximum	200%

Restricted Stock Units

On March 2, 2020, Messrs. Johnson, Tutewohl, and Weinberg received grants of equity awards in the form of time-based RSUs, which were based on targeted grant date value. The RSUs vest ratably on each of the first four anniversaries of the grant date, subject to the individual’s continued employment through such date. RSUs are fair value awards that fluctuate with the upward and downward movement of the Company’s stock price. These awards serve to align management’s interest with those of stockholders, while at the same time creating more stability by providing an incentive for holders of RSUs to remain with the Company even if our stock price declines after the grant date.

Grants of stock-based awards to our NEOs are generally made as part of the broad grant to other Company employees, which occurs annually, typically in the first quarter of the calendar year. The timing of annual grants generally is dictated by the timing of the completion of performance reviews and the timing of decisions regarding other forms of direct compensation. We do not have any program, plan, or practice to time such awards in coordination with the release of material non-public information. Stock-based awards are

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Compensation Discussion and Analysis

made under the terms of the Company’s 2015 Plan and, in the case of stock options, are granted with an exercise price equal to the closing price of our common stock on the grant date, as reported on the NYSE.

The following table summarizes total LSU and RSU awards to our NEOs made during 2020, as well as grant date value potential payout percentages based on the Company’s stock price on the date of grant:

Name	LSUs	RSUs	Grant Date Value(1)
Frank Williams	200,000	—	$1,932,000
Seth Blackley	320,000	—	2,823,800
John Johnson	—	80,000	727,200
Steve Tutewohl	—	40,000	363,600
Jonathan Weinberg	—	40,000	363,600
Aammaad Shams	—	—	—

(1)	Represents the aggregate grant-date fair value of awards as computed in accordance with Accounting Standards Codification 718 “Compensation-Stock Compensation” (“ASC 718”).

For further information regarding our LSU and RSU awards, see the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” and “Potential Payments Upon Termination or Change of Control” sections of this proxy statement.

Potential Payments Upon Termination or Change in Control

On January 27, 2021, the Company entered into severance and change in control agreements pursuant to which Frank Williams, Seth Blackley, John Johnson, Steve Tutewohl and Jonathan Weinberg (the “Covered Executives”) are eligible to receive certain payments and benefits in the event that they are terminated involuntarily by the Company without cause or resign from their employment with the Company for good reason, either prior to or after a change in control of the Company. These agreements were approved by the Board of Directors’ Compensation Committee in consultation with its independent compensation consultant following a review of peer and industry plans and practices. The severance benefits vary depending on whether the qualifying termination occurs in connection with or within the 24-month period following a change in control of the Company (a “CIC Qualifying Termination”) or is not in connection with a change in control (a “Non-CIC Qualifying Termination”).

If a Covered Executive incurs a Non-CIC Qualifying Termination, timely executes a release of claims and complies with applicable restrictive covenants, he will be entitled to receive the following: (i) for twelve months following termination for Mr. Johnson, Mr. Tutewohl and Mr. Weinberg, and for eighteen months following termination for Mr. Williams and Mr. Blackley (the “Non-CIC Severance Period”), cash payments equal to in the case of Mr. Williams and Mr. Blackley, 1.5 times, the Covered Executive’s base salary payable in ordinary payroll installments and in the case of Mr. Johnson, Mr. Tutewohl and Mr. Weinberg, the Covered Executive’s base salary is payable in ordinary payroll installments; (ii) a lump sum cash bonus for the fiscal year of termination based on (x) the Covered Executive’s target annual bonus in the case of a termination in the first six months of the fiscal year; or (y) actual performance in the case of a termination during the last six months of the fiscal year, in each case pro-rated based on the portion of the year elapsed prior to termination; (iii) for outstanding unvested time-vesting equity awards, additional service equal to the applicable Non-CIC Severance Period will be credited; the vesting of outstanding performance-based equity awards will be determined at the end of the applicable performance period based on actual performance and pro rated for the Covered Executive’s period of service during the performance period, including the Non-CIC Severance Period; and (iv) if the Covered Executive elects COBRA coverage under a group health plan of the Company, an amount that, after applicable taxes, is equal to the portion of the cost of coverage under the group health plan that is subsidized by the Company for active employees, for the applicable Non-CIC Severance Period or the period of COBRA coverage, if shorter.

If a Covered Executive incurs a CIC Qualifying Termination, timely executes a release of claims and complies with applicable restrictive covenants, he will be entitled to receive the following: (i) for each of Mr. Johnson, Mr. Tutewohl and Mr. Weinberg, a cash lump sum equal to his then annual base salary plus his target bonus for the fiscal year of termination multiplied by 1.5, and for each of Mr. Williams and

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Compensation Discussion and Analysis

Mr. Blackley, a cash lump sum equal to his then annual base salary plus his target bonus for the fiscal year of termination multiplied by two; (ii) a lump sum cash bonus for the fiscal year of termination based on (x) the Covered Executive’s target annual bonus in the case of a termination in the first six months of the fiscal year; or (y) actual performance in the case of a termination during the last six months of the fiscal year, in either case pro-rated based on the portion of the year elapsed prior to termination; (iii) outstanding unvested time-vesting equity awards will automatically vest in full, and any outstanding unvested performance-based equity awards will be deemed to have vested at the greater of target and actual performance through to the date of termination; and (iv) if the Covered Executive elects COBRA coverage under a group health plan of the Company, an amount that, after applicable taxes, is equal to the portion of the cost of coverage that is subsidized by the Company for active employees, for 18 months for each of Mr. Johnson, Mr. Tutewohl and Mr. Weinberg and for twenty-four months for each of Mr. Williams and Mr. Blackley, or for the period of COBRA coverage, if shorter.

Other Benefits

Our NEOs are entitled to employee benefits generally available to all full-time employees of the Company, including health and welfare benefits. In designing these offerings, the Company seeks to provide an overall level of benefits that is competitive with the level of benefits offered by similar companies in the markets in which it operates. During 2020, as a result of the COVID-19 pandemic, we expanded the benefits available to all employees to include an additional mental health offering and well-being support.

Retirement Plans

The Company maintains a qualified defined contribution retirement plan (the “Evolent Health 401(k) Plan”) to allow employees to save for retirement in a tax-efficient manner. The plan is broadly available to eligible employees and does not discriminate in favor of the NEOs or other members of senior management. All our NEOs are eligible to participate in the Evolent Health 401(k) Plan in the same manner as all U.S. employees.

Participants are eligible for a discretionary annual match on up to 4% of eligible pay, subject to IRS-qualified plan compensation limits and highly compensated threshold limits and may not receive 401(k) benefits in excess of these limits. None of the NEOs participate in any defined benefit pension plans, non-qualified deferred compensation plans or supplemental retirement or executive savings plans.

Corporate Governance Policies

Prohibition on Derivative Trading, Hedging and Pledging

Under our policies, no director, officer or employee may buy or sell puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities at any time. We also have an anti-pledging policy whereby no director, officer or employee may pledge Company securities.

Clawback Policy

The Compensation Committee has adopted a clawback policy, pursuant to which we may recoup all or any portion of the value of any incentive compensation provided to any current or former executive officer in the event that our financial statements are restated due to material noncompliance with any financial reporting requirement under the securities laws. The clawback policy expressly applies to all incentive compensation awards made after April 17, 2020, including any bonus or short- or long-term incentive awards, in each case where the bonuses or awards are based in whole or in part on the achievement of financial results.

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Compensation Discussion and Analysis

Stock Ownership Guidelines

To further align the long-term interests of our executives and our stockholders, in 2020, we adopted stock ownership guidelines applicable to our executive officers, certain other officers and directors. The guidelines require the relevant executives and directors to maintain the following beneficial ownership of shares of our common stock (measured in market value):

Group	Required ownership
Chief Executive Officer and Executive Chairman	6 times base salary
Other Executive Officers, EVPs, P&L CEOs and Presidents	3 times base salary
Non-Employee Directors	5 times cash retainer

Our executives and directors have five years from the effective date of their respective election, appointment or promotion, as the case may be, to satisfy these stock ownership guidelines.

Policy with Respect to Tax Deductibility of Compensation

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Section 162(m), as in effect prior to 2018, provided that we may not deduct compensation of more than $1,000,000 paid in any year to the CEO or any of the three other most highly compensated officers (excluding the Chief Financial Officer), unless the compensation qualified as “performance-based compensation” under Section 162(m). In connection with granting incentive compensation to the NEOs, the Compensation Committee’s historical practice has been to consider the implications under Section 162(m) while retaining flexibility to design programs that it believes are in the best interests of the Company and its stockholders and consistent with the objectives of our executive compensation programs, including the flexibility to authorize payments that might not be deductible, including payments under the 2020 Bonus Plan. The Tax Cuts and Jobs Act, which was signed into law on December 22, 2017, eliminated the exception for “performance-based” compensation under Section 162(m) with respect to compensation paid in fiscal year 2018 and in future years. As a result, compensation over $1,000,000 paid in fiscal 2020 by the Company to any NEO will be nondeductible under Section 162(m).

Compensation Program Risk Assessment

As part of its oversight role, the Compensation Committee considers the impact of our compensation program, policies and practices (both at the executive and below-executive levels), on the Company’s overall risk profile. Specifically, the Compensation Committee, with assistance from our CEO, reviews the compensation plans, incentive plan design, incentive payouts and factors that may affect the likelihood of excessive risk taking to determine whether they present a significant risk to the Company. We believe that our pay program provides an effective balance in cash and equity mix and short- and longer-term performance periods, and also allows for the Compensation Committee’s discretion. The Company also maintains policies to mitigate compensation-related risk such as vesting periods on equity, insider-trading prohibitions, and independent Compensation Committee oversight. Based on the Compensation Committee’s most recent review, the Compensation Committee determined that the risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Evolent Health, Inc. Proxy Statement 2021	45

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management. Based on its review and discussion with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by our Compensation Committee

Peter Grua, Chairman

Craig Barbarosh

Cheryl Scott

This report shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC or be subject to Regulation 14A or 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate it by reference into such filing.

46	Evolent Health, Inc. Proxy Statement 2021

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth information concerning the compensation earned by our chief executive officer, our chief financial officer in 2020 and our three other most highly compensated executive officers, who we refer to as our NEOs, during our fiscal years ended December 31, 2020, December 31, 2019 and December 31, 2018, except in the case of Messrs. Tutewohl and Shams, who were not NEOs in 2019 or 2018 or Mr. Johnson, who was not a NEO in 2018.

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation	All Other Compensation (3)	Total Compensation
Frank Williams	2020	$550,000	$550,000	$1,932,000	$—	$—	$11,400	$3,043,400
Executive Chairman (4)	2019	600,000	300,000	3,200,000	—	—	3,000	4,103,000
	2018	600,000	—	1,350,000	1,350,000	—	11,000	3,311,000
Seth Blackley	2020	437,500	700,000	2,823,800	—	—	11,400	3,972,700
Chief Executive Officer (4)	2019	400,000	250,000	2,400,000	—	—	2,667	3,052,667
	2018	400,000	—	1,200,000	600,000	—	11,000	2,211,000
John Johnson	2020	350,000	400,000	727,200	—	—	11,400	1,488,600
Chief Financial Officer	2019	287,500	150,000	600,000	—	—	1,667	1,039,167
Steve Tutewohl	2020	375,000	702,750	363,600	—	—	11,400	1,452,750
Chief Operating Officer
Jonathan Weinberg	2020	351,667	150,000	363,600	—	—	11,400	876,667
General Counsel	2019	350,000	300,000	450,000	—	—	2,333	1,102,233
	2018	325,000	—	150,000	150,000	—	11,000	636,000
Aammaad Shams	2020	207,917	100,000	—	—	—	8,317	316,234
Principal Accounting Officer

(1)

The amounts reported in this column represent the aggregate grant-date fair value of LSUs and RSUs granted during 2020, 2019 and 2018, as computed in accordance with ASC 718. For a further discussion of the assumptions used in the calculation of the grant-date fair values for the RSUs pursuant to ASC 718, see Note 13 of Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020. For further discussion of LSUs and RSUs granted in 2020, see the section entitled “Long-Term Annual Equity Compensation” in the “Compensation Discussion & Analysis” section of this proxy statement and the discussion in the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” section of this proxy statement.

(2)

The amounts reported in this column represent the aggregate grant-date fair value of the stock options granted during 2019 and 2018, as computed in accordance with ASC 718. For a further discussion of the assumptions used in the calculation of the grant-date fair values for the stock options pursuant to ASC 718, see Note 13 of Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

(3)

Amounts reported in this column represent a 401(k) matching contribution provided by the Company to each NEO. The discretionary 401(k) matching contributions are made to each participant in the 401(k) in an amount up to 4% of the participant’s annual base salary, subject to certain limitations, and vest over a three-year period. The amounts shown do not include life insurance premiums for coverage offered through programs available on a nondiscriminatory basis to all employees of the Company.

(4)	Messrs. Williams and Blackley also serve as directors of the Company but did not receive any compensation for their role as a director.

Evolent Health, Inc. Proxy Statement 2021	47

Compensation of Named Executive Officers

Grants of Plan-Based Awards

The following table shows information with respect to each equity-based award granted to our NEOs during 2020.

			Estimated Future Payouts Under Equity Incentive Plan Awards			All other stock awards: Number of Shares of Common Stock or Units(2)	Grant Date Fair Value of Stock and Option Awards(3)
Name	Grant Date	Approval Date	Threshold (1)	Target (1)	Maximum (1)
Frank Williams	3/2/2020	2/11/2020	150,000	200,000	400,000		$1,932,000
Seth Blackley	3/2/2020	2/11/2020	135,000	180,000	360,000		1,738,800
	6/4/2020	6/2/2020	105,000	140,000	280,000		1,085,000
John Johnson	3/2/2020	2/11/2020	—	—	—	80,000	727,200
Steve Tutewohl	3/2/2020	2/11/2020	—	—	—	40,000	363,600
Jonathan Weinberg	3/2/2020	2/11/2020	—	—	—	40,000	363,600
Aammaad Shams	—	—	—	—	—	—	—

(1)	The threshold, target and maximums represent 75%, 100% and 200% of the number of LSUs awarded, respectively.

(2)	Reflects time-based RSUs granted under the 2015 Plan.

(3)

The amounts reported in this column represent the aggregate grant-date fair value of LSUs and RSUs granted during 2020 as computed in accordance with ASC 718. For a further discussion of the assumptions used in the calculation of these amounts, please see Note 13 of Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The following describes material features of the compensation disclosed in the Summary Compensation Table and the Grants of Plan-Based Awards table. Consistent with our policy, we have not entered into employment agreements with any of our NEOs. For further information on the material features of the 2020 Bonus Plan, see the section entitled “Annual Cash Incentive Plan” in the “Compensation Discussion & Analysis” section of this proxy statement.

Leveraged Stock Unit Awards, Restricted Stock Unit Awards and Stock Options Under the 2015 Plan and 2011 Plan

As part of our annual equity award grants, in February 2018 and in March 2019 and 2020, our Compensation Committee approved the grant of equity-based awards under the 2015 Plan to certain of our employees, including our NEOs, in the form of RSUs, time-based stock options (in 2018 and 2019 only) and in March 2019 and March 2020, LSUs. Our Compensation Committee approved an additional grant of LSUs to Mr. Blackley in June 2020. The RSUs and time-based stock options granted to our NEOs vest 25% on each of the first four anniversaries of the grant date. The LSUs granted to our NEOs vest, if at all, upon the third anniversary of the grant date (or, in the case of the LSUs awarded in June 2020, three years and six months after the grant date) with the final award determined based on the cumulative stock price performance during the period. The award agreements under the 2015 Plan contain restrictive covenants, including confidentiality, non-competition and non-solicitation obligations.

48	Evolent Health, Inc. Proxy Statement 2021

Compensation of Named Executive Officers

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding equity awards held by each of our NEOs as of December 31, 2020:

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options - Exercisable	Number of Securities Underlying Unexercised Options - Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares of Units of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Frank Williams	4/1/2014	736,560	—		—	3.84	4/1/2024	—		—	—	—
	2/1/2015	340,000	—		—	6.87	2/1/2025	—		—	—	—
	3/1/2016	108,190	—		—	10.27	3/1/2026	—		—	—	—
	3/1/2016	162,285	—		—	10.27	3/1/2026	—		—	—	—
	2/1/2017	103,401	34,467	(2)	—	18.25	2/1/2027	—		—	—	—
	2/1/2017	—	—		—	—	—	15,411	(3)	247,038	—	—
	2/1/2018	113,637	113,636	(4)	—	13.95	2/1/2028	—		—	—	—
	2/1/2018	—	—		—	—	—	48,386	(3)	775,628	—	—
	3/1/2019	—	—		—	—	—	249,000	(5)	3,991,470	—	—
	3/2/2020	—	—		—	—	—	200,000	(5)	3,206,000	—	—
Seth Blackley	4/1/2014	336,040	—		—	$3.84	4/1/2024	—		—		—
	2/1/2015	200,000	—		—	6.87	2/1/2025	—		—	—	—
	3/1/2016	70,324	—		—	10.27	3/1/2026	—		—	—	—
	3/1/2016	105,485	—		—	10.27	3/1/2026	—		—	—	—
	2/1/2017	68,934	22,978	(2)	—	18.25	2/1/2027
	2/1/2017	—	—		—	—	—	10,274	(3)	164,692	—	—
	2/1/2018	50,505	50,505	(4)	—	13.95	2/1/2028	—		—	—	—
	2/1/2018	—	—		—	—	—	43,010	(3)	689,450	—	—
	3/1/2019	—	—		—	—	—	186,750	(5)	2,993,603	—	—
	3/2/2020	—	—		—	—	—	180,000	(5)	2,885,400	—	—
	6/4/2020	—	—		—	—	—	140,000	(5)	2,244,200	—	—
Steve Tutewohl	2/1/2017	11,489	3,830	(2)	—	18.25	2/1/2027	—		—	—	—
	2/1/2017	—	—		—	—	—	1,712	(3)	27,443	—	—
	2/1/2018	12,627	12,627	(4)	—	13.95	2/1/2028	—		—	—	—
	2/1/2018	—	—		—	—	—	5,376	(3)	86,177	—	—
	3/1/2019	5,388	16,164	(6)		13.29	3/1/2029	—		—	—	—
	3/1/2019	—	—		—	—	—	8,465	(3)	135,694	—	—
	7/1/2019	9,352	28,055	(6)		7.83	7/1/2029	—		—	—	—
	7/1/2019	—	—			—	—	14,367	(3)	230,303	—	—
	3/2/2020	—	—			—		40.000	(3)	641,200	—	—

Evolent Health, Inc. Proxy Statement 2021	49

Compensation of Named Executive Officers

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options - Exercisable	Number of Securities Underlying Unexercised Options - Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares of Units of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
John Johnson	5/1/2016	7,896	—			12.22	5/1/2026	—		—	—	—
	2/1/2017	3,063	1,533	(2)	—	18.25	2/1/2027	—		—	—	—
	2/1/2017	—	—		—	—	—	685	(3)	10,981	—	—
	2/1/2018	10,522	10,522	(4)	—	13.95	2/1/2028	—		—	—	—
	2/1/2018	—	—		—	—	—	4,480	(3)	71,814	—	—
	3/1/2019	—	—		—	—	—	46,687	(5)	748,393	—	—
	3/2/2020	—	—		—	—	—	80,000	(3)	1,282,400		—
Jonathan Weinberg	4/1/2014	45,431	—		—	3.84	4/1/2024	—		—	—	—
	10/22/2014	28,000	—		—	3.84	10/22/2024	—		—	—	—
	6/4/2015	16,887	—		—	17.00	6/4/2025	—		—	—	—
	3/1/2016	14,335	—		—	10.27	3/1/2026	—		—	—	—
	2/1/2017	9,191	3,064	(2)	—	18.25	2/1/2027	—		—	—	—
	2/1/2017	—	—		—	—		1,369	(3)	21,945	—	—
	2/1/2018	12,627	12,626	(4)	—	13.95	2/1/2028	—		—	—	—
	2/1/2018	—	—		—	—	—	5,376	(3)	86,177	—	—
	3/1/2019	—	—		—	—	—	35,016	(5)	561,307	—	—
	3/2/2020	—	—		—	—	—	40,000	(3)	641,200	—	—

(1)	The values reported in this column are based on the closing price of the Company’s Class A common stock on the NYSE on December 31, 2020 ($16.03).

(2)

Unvested stock options granted under the 2015 Plan on February 1, 2017 vest ratably on February 1, 2021, subject to the named executive officer’s continued employment through the applicable vesting date.

(3)

The terms of the RSU awards provide that 25% of each award vests on each of the first four anniversaries of the grant date, subject to the named executive officer’s continued employment through the applicable vesting date.

(4)

Unvested stock options granted under the 2015 Plan on February 1, 2018 vest ratably on each of February 1, 2021 and 2022, subject to the named executive officer’s continued employment through the applicable vesting date.

(5)

The terms of the LSU awards provide for vesting, if at all, upon the third anniversary of the grant date (or, in the case of the June 4, 2020 grant to Mr. Blackley, upon the three and a half year anniversary) with the final award determined based on the cumulative stock price performance during the period. No vesting will occur in the event that our stock price does not experience cumulative growth of at least 33.3% from the grant date to the business day following third anniversary. Each of the grants is subject to share price-based vesting, as follows (i) if the stock price has increased by 33.3%, 75% of the shares will vest, (ii) if the stock price has increased by 50%, 100% of the shares will vest, (iii) if the stock price has increased by 100%, 150% of the shares will vest and (iv) if the stock price has increased by 200% or more, a maximum of 200% of the shares will vest, in each case, subject to the named executive officer’s continued employment through the applicable vesting date.

(6)

Unvested stock options granted under the 2015 Plan on March 1, 2019 and July 1, 2019 to Mr. Tutewohl vest ratably on each of February 1 and July 1, 2021, 2022, and 2023 subject to Mr. Tutewohl’s continued employment through the applicable vesting date.

50	Evolent Health, Inc. Proxy Statement 2021

Compensation of Named Executive Officers

2020 Option Exercises and Stock Vested

The following table shows a summary of any stock option exercises and the vesting of RSUs with respect to our NEOs in 2020.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)

Frank Williams	—	$—	51,776	$511,678

Seth Blackley	—	—	39,691	393,440

John Johnson	—	—	4,715	41,674

Steve Tutewohl	—	—	12,012	105,873

Jonathan Weinberg	10,000	91,600	5,670	55,800

Aammaad Shams	—	—	—	—

(1)	Calculated using the closing price of a share of our common stock on the exercise date, less the strike price of the option.

(2)	Calculated using the closing price of a share of our common stock on the vesting date.

Summary of Potential Payments Upon Termination or Change in Control

The following table shows the estimated value of benefits to our NEOs if their employment had been terminated under the various circumstances described below as of December 31, 2020, or upon the occurrence of a change in control. The amounts shown in the table exclude accrued but unpaid base salary, unreimbursed employment-related expenses, distributions under our 401(k) retirement plan (which plan is generally available to all of our employees) and the value of equity awards that were vested by their terms as of December 31, 2020.

	Without Cause/ For Good Reason (No CIC) ($)	Without Cause/ For Good Reason (In connection with CIC) ($)	CIC (No Termination) ($)	Death/Disability ($)	Retirement ($)	Any other Voluntary without Good Reason or Involuntary with Cause ($)
Frank Williams
Severance Pay (base salary and bonus components) (1)	1,450,000	2,450,000	—	—	—	—
Employer-Paid COBRA (2)	29,415	39,219	—	—	—	—
Value of Equity Award Acceleration (3)	1,259,030	9,300,370
TOTAL	2,738,444	11,789,589	—	—	—	—
Seth Blackley
Severance Pay (base salary and bonus components) (1)	1,937,500	2,800,000	—	—	—	—
Employer-Paid COBRA (2)	29,415	39,219	—	—	—	—
Value of Equity Award Acceleration (3)	959,193	11,574,900
TOTAL	2,926,107	14,414,119	—	—	—	—
John Johnson
Severance Pay (base salary and bonus components) (1)	750,000	1,266,250	—	—	—	—
Employer-Paid COBRA (2)	—	—	—	—	—	—
Value of Equity Award Acceleration (3)	378,431	2,135,473
TOTAL	1,128,431	3,401,723	—	—	—	—

Evolent Health, Inc. Proxy Statement 2021	51

Compensation of Named Executive Officers

	Without Cause/ For Good Reason (No CIC) ($)	Without Cause/ For Good Reason (In connection with CIC) ($)	CIC (No Termination) ($)	Death/Disability ($)	Retirement ($)	Any other Voluntary without Reason or Involuntary with Cause ($)
Steve Tutewohl
Severance Pay (base salary and bonus components) (1)	1,077,750	2,109,000	—	—	—	—
Employer-Paid COBRA (2)	19,610	29,415	—	—	—	—
Value of Equity Award Acceleration (3)	457,408	1,421,417
TOTAL	1,554,768	3,559,832	—	—	—	—
Jonathan Weinberg
Severance Pay (base salary and bonus components) (1)	540,000	1,052,328	—	—	—	—
Employer-Paid COBRA (2)	19,610	29,415	—	—	—	—
Value of Equity Award Acceleration (3)	238,464	1,336,890
TOTAL	798,074	2,418,632	—	—	—	—
Aammaad Shams
Severance Pay (base salary and bonus components) (1)	—	—	—	—	—	—
Employer-Paid COBRA (2)	—	—	—	—	—	—
Value of Equity Award Acceleration (3)	—	—	—	—	—	—
TOTAL	—	—	—	—	—	—

(1)	Amounts calculated based on the dollar value of the 2020 base salary and target bonus in effect immediately before the hypothetical termination of December 31, 2020 that would have been payable.

(2)

Amounts represent the dollar value of the incremental cost to the Company by providing continuing health, dental, vision and life insurance coverage based on the individual’s selected coverage in effect immediately before the hypothetical termination of December 31, 2020.

(3)

The amounts indicated represent the intrinsic value of all unvested non-qualified stock options, market value of all unvested RSUs and unearned LSUs that would have vested upon Termination with Good Reason or Without Cause in both CIC and non-CIC situations as of December 31, 2020. The amounts were calculated based on the closing price of our common stock of $16.03 on December 31, 2020.

Narrative to the Potential Payments Upon Termination or Change in Control Table

The material terms of the severance and change in control agreements for Messrs. Williams, Blackley, Johnson, Tutewohl and Weinberg are described under the heading “Executive Compensation—Compensation Discussion and Analysis—Severance and Change in Control Agreements for Executive Officers.”

The severance and change in control agreements for each of Messrs. Williams, Blackley, Johnson, Tutewohl and Weinberg operate with a “double trigger” in the event of a change of control, meaning severance payments do not occur unless the employment is involuntarily terminated (other than for cause or good reason) within 24 months following a change-in-control.

“Cause” is defined in each separation and change in control agreement as (a) the executive’s failure to perform any of executive’s material duties to the Company, including, without limitation, a breach of the Company’s code of ethics, conflict of interest or employment policies; (b) the executive’s misappropriation of a material business opportunity of the Company, including securing or attempting to secure any personal profit in connection with any transaction entered into on behalf of the Company; (c) the executive’s misappropriation (or attempted misappropriation) of any Company funds or property; (d) the executive’s conviction of, indictment for (or its procedural equivalent), or entering of a guilty plea or plea of no contest with respect to (or its procedural equivalent), a felony or any other crime involving dishonesty or theft of property; (e) the

52	Evolent Health, Inc. Proxy Statement 2021

Compensation of Named Executive Officers

executive’s commission of one or more acts of sexual harassment in violation of applicable federal, state or local laws; (f) the executive’s use of illegal drugs, abuse of controlled substances, or abuse or excessive use of alcohol, which (in the case of alcohol use) interferes with or affects executive’s responsibilities to the Company or which reflects negatively upon the integrity or reputation of the Company; or (g) the executive’s breach of the terms of the applicable severance and change in control agreement, any other employment agreement, any confidentiality agreement, non-competition agreement or non-solicitation agreement or any other material agreement between Executive and the Company, after giving effect to the notification provisions, if any, and the mechanisms to remedy or cure such breach as described in any such agreement.

“Good Reason” is defined in each separation and change in control agreement as the occurrence, without the executive’s written consent, of (a) a material reduction in executive’s annual base salary or target bonus, as the same may be increased from time to time; (b) the assignment of duties to executive inconsistent in any material respect with executive’s position, authority or responsibilities with the Company, or any other action or omission by the Company which results in a material diminution of such position, authority or responsibilities; (c) a relocation of executive’s principal work location by more than fifty (50) miles from such location as of immediately prior to the date of termination; (d) a material diminution of the authority, duties or responsibilities of the supervisor to whom executive reports; or (e) any material breach of the applicable separation and change in control agreement by the Company. Notice and cure provisions apply. For Mr. Williams, the occurrence of any of the following will not constitute “good reason”: (a) Mr. Williams ceases to be a member of the Board, or (b) Mr. Williams ceases to be the Chairman of the Board.

None of the severance and change in control agreements for Messrs. Williams, Blackley, Johnson, Tutewohl or Weinberg provide for the payment of any amounts or provision of any benefits upon death or due to disability.

Evolent Health, Inc. Proxy Statement 2021	53

EQUITY COMPENSATION PLAN INFORMATION

The following table shows certain information as of December 31, 2020, concerning our compensation plans under which equity securities of the Company are authorized to be issued.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights(1) (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (1) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(2)
Equity compensation plans approved by security holders	6,977,868	$9.38	2,096,240
Equity compensation plans not approved by security holders	—	—	—
Total	6,977,868	$9.38	2,096,240

(1)

Equity compensation plans approved by stockholders which are included in column (a) are the 2011 Plan (which includes 2,118,347 shares to be issued upon exercise of outstanding options) and the 2015 Plan (which includes 1,737,905 and 1,169,734 shares underlying outstanding RSUs and LSUs, respectively, and 1,951,882 shares to be issued upon exercise of outstanding options). Because there is no exercise price associated with RSUs and LSUs, these stock awards are not included in the weighted-average exercise price calculation presented in column (b). As of April 15, 2021, 957,693 shares remain available for future issuance under the 2015 Plan. As of April 15, 2021, there were 6,952,322 shares subject to outstanding awards under the 2015 Plan and 2011 Plan, of which 2,078,488, 1,169,734 and 318,963 shares of our Class A common stock were subject to outstanding RSUs, LSUs and PSUs, respectively, under the 2015 Plan, 1,548,108 shares of our Class A common stock were subject to outstanding stock options under the 2015 Plan with a weighted average exercise price of $14.42 and a weighted average remaining contractual term of 6.3 years, and 1,837,029 shares of our Class A common stock were subject to outstanding stock options under the 2011 Plan with a weighted average exercise price of $4.76 and a weighted average remaining contractual term of 3.3 years.

(2)

Represents shares available for future issuance under the 2015 Plan. As of April 15, 2021, there were a total of 3,385,137 shares of our Class A common stock subject to outstanding stock options under both our 2011 Plan and 2015 Plan with a weighted average exercise price of $9.18 and a weighted average remaining contractual term of 4.7 years.

54	Evolent Health, Inc. Proxy Statement 2021

PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees (other than our CEO) and the annual total compensation of Seth Blackley our CEO.

As of December 31, 2020, which is the date we used to determine our employee population for purposes of identifying our median employee, we had 3,237 full-time and part-time employees, 2,598 of whom are located in the United States with the remaining 639 in Pune, India. We did not include independent contractors we retained during 2020.

In order to identify our median employee from our employee population, we compared the amount of salary and wages of our employees as reflected in our payroll records. We did not make any cost-of-living adjustments in identifying the median employee. We annualized salary and wages for permanent employees in our employee population that did not work the full year in 2020. Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2020 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K for determining total compensation in the Summary Compensation Table, except that the estimated value of health and welfare benefits under non-discriminatory benefit plans (estimated for the employee and such employee’s eligible dependents at $15,813) was also included in the calculation of the median employee’s total annual compensation for 2020 for purposes of this pay ratio disclosure, resulting in annual total compensation of $83,034.

The 2020 annual total compensation for our CEO, as reported in the Summary Compensation Table in this proxy statement, was $3,972,700. To maintain consistency between the annual total compensation of our CEO and the median employee, we added the estimated value of our CEO’s health and welfare benefits under non-discriminatory benefit plans (estimated for our CEO and our CEO’s eligible dependents at $19,944) to the amount reported in the Summary Compensation Table. This resulted in 2020 annual total compensation for our CEO for purposes of determining the pay ratio in the amount of $3,992,644. The 2020 median annual total compensation for all employees of our Company (other than our CEO), determined in accordance with the requirements for determining total compensation in the Summary Compensation Table (including the estimated value of health and welfare benefits), was $83,034. The ratio of our CEO’s annual total compensation to the median annual total compensation of all our employees (other than our CEO) for 2020 is 48.1 to 1. We believe this ratio represents a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

Evolent Health, Inc. Proxy Statement 2021	55

PROPOSAL 5:

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION FOR 2020

We are asking stockholders to approve an advisory resolution on the compensation of our NEOs as reported in this proxy statement, commonly referred to as the “say-on-pay” vote. Although the say-on-pay vote is advisory and therefore non-binding on us, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program. As described above in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

•	Attract and retain highly qualified and productive executives.

•	Motivate executives to enhance our overall performance and profitability through the successful execution of the Company’s short- and long-term business strategies, with an emphasis on the long-term.

•	Align the long-term interests of our executives and stockholders through ownership of Evolent Health, Inc.’s Class A common stock by executives and by rewarding stockholder value creation.

•	Deliver an externally competitive and transparent total compensation structure.

•	Reflect our pay-for-performance philosophy.

•	Ensure that compensation opportunities are competitive.

We encourage stockholders to read the “Compensation Discussion and Analysis” section of this proxy statement, which provides an overview of our executive compensation policies and procedures, how they operate and are designed to achieve our pay-for-performance objectives and how they were applied for 2020. The Summary Compensation Table and other related compensation tables and narrative provide detailed information on the compensation of our NEOs. The Compensation Committee and the Board believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” section of this proxy statement are effective in achieving our goals and that the compensation of the NEOs reported in this proxy statement has contributed to our success.

In accordance with Section 14A of the Exchange Act and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on a non-binding advisory basis, the compensation of our NEOs as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in this proxy statement.”

The next say-on-pay vote will occur at our 2022 annual meeting, and the next say-on-frequency vote will also occur at our 2024 annual meeting.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NEOs FOR 2020 ON AN ADVISORY BASIS.

56	Evolent Health, Inc. Proxy Statement 2021

DIRECTOR COMPENSATION

Our non-employee director compensation is designed to attract, retain and compensate highly-qualified directors by providing them with competitive compensation and an equity interest in our Company to align their interests with those of our stockholders.

Each of our non-employee directors received the following as compensation for services as a director during 2020: an annual cash retainer of $50,000 and an annual grant of RSUs with a grant-date fair value of $125,000. In addition, the chair of our Audit Committee received an additional annual cash retainer of $20,000, and the chairs of our Compliance and Regulatory Affairs Committee, our Compensation Committee and our Nominating and Governance Committee each earned an additional annual cash retainer of $15,000. The equity awards granted to our directors were made pursuant to the 2015 Plan (the terms of which are summarized below) and vest on the earlier of the first anniversary of grant and the date of the Company’s 2021 annual meeting subject generally to continued service through such date.

The Compensation Committee is responsible for reviewing at least every two years the compensation for non-employee directors and making recommendations to the Board for its approval. As part of its most recent review, the Compensation Committee received information on compensation provided to non-employee directors at a peer group of companies and recommended changes to our director compensation program, which were approved by the Board in February 2021. Going forward, our non-employee directors will receive an annual cash retainer of $65,000 and an annual grant of RSUs with a grant-date fair value of $150,000. In addition, the chair of our Audit Committee will receive an additional annual cash retainer of $25,000, the chair of our Compensation Committee will receive an additional annual cash retainer of $20,000, and the chairs of our Compliance and Regulatory Affairs Committee, our Nominating and Governance Committee and our Strategy Committee will receive an additional annual cash retainer of $15,000. The members of our Audit Committee will receive an additional annual cash retainer of $10,000, the members of our Compensation Committee will receive an additional cash retainer of $7,500 and the members of our Compliance and Regulatory Affairs Committee, our Nominating and Governance Committee and our Strategy Committee will receive an additional cash retainer of $5,250. Our Lead Independent Director will receive an additional cash retainer of $25,000.

The Company currently anticipates that its non-employee directors will receive annual equity grants on the date of the annual stockholder meeting and any future directors elected other than at the annual meeting will receive a grant upon joining our Board and thereafter on the same schedule as other directors.

Evolent Health, Inc. Proxy Statement 2021	57

Director Compensation

The table below details the compensation of our directors during 2020.

Director (1)	Fees Earned or Paid in Cash		Stock Awards (2)	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total Director Compensation
Craig Barbarosh	$—		$—	$—	$—	$—	$—	$—
Michael D’Amato	65,000		125,000	—	—	—	—	190,000
M. Bridget Duffy, MD	65,000		125,000	—	—	—	—	190,000
David Farner	50,000		125,000	—	—	—	—	175,000
Bruce Felt	70,000		125,000	—	—	—	—	195,000
Peter Grua	71,371	(3)	125,000	—	—	—	—	196,371
Diane Holder	65,000		125,000	—	—	—	—	190,000
Kenneth Samet	—		—	—	—	—	—	—
Cheryl Scott	50,000		125,000	—	—	—	—	175,000

(1)

Frank Williams, the Executive Chairman of the Board, and Seth Blackley, Chief Executive Officer, are not included in this table because they are employees of the Company and receive no additional compensation for service as a director. The compensation received by Messrs. Williams and Blackley as employees is shown in the Summary Compensation Table.

(2)

Amounts in this column represent the grant date fair value of the RSU awards computed in accordance with FASB ASC Topic 718 and reflect an estimate of the grant date fair value of RSU grants made during the 2020 fiscal year, rather than amounts paid to or realized by the non-employee directors. There can be no assurance that estimated amounts will be realized, and amounts could ultimately exceed the estimated amounts. The RSUs vest on the earlier of June 9, 2021 and the date of the Company’s 2021 annual meeting, subject in each case to continued service through the vesting date. See Note 13 of Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, for a discussion of the assumptions used in valuation of the RSU awards.

(3)

Mr. Grua received a cash retainer of $21,371 upon his election to the Board in January 2020, representing a pro-rata portion of the $50,000 annual cash retainer paid to non-employee directors in respect of the period from his election to the Board until the payment of the annual cash retainer of $50,000 in June 2020.

Director RSUs under the 2015 Plan

As reported in the Director Compensation Table above, in 2020, we granted an award of RSUs to each of our non-employee directors. The RSUs cliff vest on the earlier of June 9, 2021 and the date of our 2021 annual meeting, subject to the director’s continued service through the vesting date.

Absent a Change of Control (as defined above in “-Restricted Stock Unit Awards and Stock Options under the 2015 Plan”), upon a termination of service with the Board for any reason prior to the vesting date, the director’s RSU award is forfeited. Under the terms of the 2015 Plan, any unvested RSUs will vest upon termination of the director’s services without Cause (as defined above in “-Restricted Stock Unit Awards and Stock Options under the 2015 Plan”) on or within 12 months following a Change of Control.

Non-Employee Director Stock Ownership Guidelines

To further align the long-term interests of our executives and our stockholders, in 2020, we adopted stock ownership guidelines applicable to our directors. The guidelines require non-employee directors to maintain beneficial ownership of shares of our common stock at 5 times the annual cash retainer (measured in market value). Our directors have five years from the effective date of their respective election or appointment to satisfy these stock ownership guidelines.

58	Evolent Health, Inc. Proxy Statement 2021

PROPOSAL 6:

AMENDMENT AND RESTATEMENT OF THE EVOLENT HEALTH, INC. 2015 OMNIBUS INCENTIVE COMPENSATION PLAN

General

On April 15, 2021, our Board approved an amendment and restatement of the Evolent Health, Inc. 2015 Omnibus Incentive Compensation Plan (as amended through the date hereof, the “2015 Plan,” and, as proposed to be amended and restated, the “A&R 2015 Plan”), subject to approval by our stockholders, to:

•

Authorize an additional 4,910,000 shares of Class A common stock for issuance under the A&R 2015 Plan, including an additional 4,910,000 shares of Class A common stock that may be delivered pursuant to incentive stock options granted under the A&R 2015 Plan;

•	Extend the term of the 2015 Plan to April 15, 2031, the date that is the tenth anniversary of the A&R 2015 Plan’s adoption by the Board;

•

Clarify that dividends and dividend equivalents in respect of any award under the A&R 2015 Plan will only be paid if and to the extent that the underlying award becomes vested (and will be forfeited if the award is forfeited); and

•

Eliminate certain “performance-based compensation” provisions of the 2015 Plan that are no longer relevant as a result of 2017 legislative changes to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Other than as described above and certain other clarifying changes, we are not seeking to make any other changes to the 2015 Plan at this time. If the A&R 2015 Plan is approved by the stockholders at the Annual Meeting, it will become immediately effective as of the date the A&R Plan was approved by the Board.

Our Board believes the increase in the number of shares of our Class A common stock reserved and available for awards under the A&R 2015 Plan, the extension of the term of the 2015 Plan, and the other proposed changes to the 2015 Plan are in the best interest of the Company and our stockholders. The Company believes that equity-based awards are an important part of its overall compensation program and wants to ensure that there is a sufficient number of shares available to adequately incentivize its employees, directors and consultants.

As of April 15, 2021, there were (a) 6,952,322 shares of our Class A common stock issued or subject to outstanding awards under the 2011 Plan and 2015 Plan, (b) 957,693 shares of our Class A common stock remaining available for future grants under the 2015 Plan and (c) 86,857,977 shares of our Class A common stock and no shares of our Class B common stock outstanding. As of April 15, 2021, under the 2015 Plan, there were 2,078,488, 1,169,734 and 318,963 shares of our Class A common stock subject to outstanding restricted stock units (“RSUs”), leveraged stock units (“LSUs”) and performance stock units (“PSUs”), respectively, and 1,548,108 shares of our Class A common stock subject to outstanding stock options, with a weighted average exercise price of $14.42 and a weighted average remaining contractual term of 6.3 years. As of April 15, 2021, under the 2011 Plan, there were 1,837,029 shares of our Class A common stock subject to outstanding stock options, with a weighted average exercise price of $4.76 and a weighted average contractual term of 3.3 years. As of April 15, 2021, there were a total of 3,385,137 shares of our Class A common stock subject to outstanding stock options under both our 2011 Plan and 2015 Plan with a weighted average exercise price of $9.18 and a weighted average remaining contractual term of 4.7 years. The 2015 Plan authorizes the issuance of 10,525,000 shares of Class A common stock. If stockholders approve the A&R 2015 Plan, the total number of shares of Class A common stock authorized for issuance under the A&R 2015 Plan would be increased by 4,910,000 shares to 15,435,000 shares. Based on the number of shares of our Class A common stock issued or subject to outstanding awards under the 2015 Plan as of April 19, 2021, if the A&R 2015 Plan is approved by our stockholders, there would be 5,867,693 shares of our Class A common stock available for future grants under the A&R 2015 Plan.

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Proposal 6: Amendment and Restatement of the Evolent Health, Inc. 2015 Omnibus Incentive Compensation Plan

Presented below is a table summarizing our common stock outstanding, shares of common stock available for future grants and outstanding equity awards under both the 2011 Plan and 2015 Plan, as of April 15, 2021.

Company Common Stock Outstanding
Class A	86,857,977

Shares of Class A Common Stock Available for Grant
957,693

	Weighted Average Exercise Price	Weighted Average Remaining Term	Number of Outstanding Equity Awards

Outstanding Stock Options	$9.18	4.7 years	3,385,137

Outstanding RSUs			2,078,488

Outstanding LSUs			1,169,734

Outstanding PSUs			318,963

Total	$9.18	4.7 years	6,952,322

To ensure an adequate supply of shares available for future awards, our Board has approved, and recommends stockholders approve, the A&R 2015 Plan.

Description of the A&R 2015 Plan

A summary of the material terms of the A&R 2015 Plan is set forth below and the full text of the A&R 2015 Plan is attached hereto as Appendix D. The following summary of the material terms of the A&R 2015 Plan is qualified in its entirety by reference to Appendix D, the complete text of the 2015 Plan (which is filed as Exhibit 10.9 to our Registration Statement on Form S-l/A filed on May 18, 2015) and the amendment to the 2015 Plan (which is filed as Appendix B to our Definitive Proxy Statement on Schedule 14A filed on April 27, 2018).

Purpose. The purpose of the A&R 2015 Plan would be to promote the interests of the Company and our stockholders by attracting and retaining exceptional directors, officers, employees and consultants and to enable such individuals to participate in the long-term growth and financial success of the Company.

Administration. The A&R 2015 Plan would be administered by the compensation committee of our Board (the “Committee”). Subject to the terms of the A&R 2015 Plan and applicable law, the Committee would have the sole authority to administer the A&R 2015 Plan, including but not limited to: (i) taking actions and making determinations that it deems necessary or desirable for the administration of the plan, (ii) designating award recipients, (iii) determining the type of awards, (iv) determining the number of shares or dollar value to be covered by awards, (v) determining the terms and conditions of awards, (vi) determining the vesting schedules of awards, subject to a minimum vesting period of 12 months (except for awards relating to an unrestricted pool of five percent (5%) of the authorized shares of our Class A common stock), and establishing performance criteria for awards and determining whether, and to what extent, the performance criteria have been attained, (vii) determining the methods by which and to what extent awards may be settled, exercised, canceled, forfeited or suspended and determining whether awards may be exercised or settled in cash, shares, other securities or other awards, (viii) determining whether, to what extent, and under what circumstances cash, shares, other securities, other awards or other property would be deferred, (ix) interpreting or reconciling any inconsistency in and correct any default in the A&R 2015 Plan, (x) establishing, amending, suspending or waiving rules and regulations and appointing agents as it deems appropriate for proper administration of the A&R 2015 Plan, (xi) accelerating the vesting or exercisability of, payment for, or lapse of restrictions on, awards and (xii) amending an outstanding award or granting a replacement award if it determines the tax consequences of the award differ from the consequences expected to occur or changes to tax law or regulations permit awards to be granted that have more favorable tax consequences than initially anticipated.

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Proposal 6: Amendment and Restatement of the Evolent Health, Inc. 2015 Omnibus Incentive Compensation Plan

Eligibility. Any director, officer, employee or consultant (including any prospective director, officer, employee or consultant) of the Company or any of our affiliates (including Evolent Health LLC) would be eligible to participate in the A&R 2015 Plan. Currently, approximately 3200, or all, employees and eight non-employee directors are eligible to participate in the 2015 Plan.

Types of awards. The A&R 2015 Plan would provide for the grant of options intended to qualify as incentive stock options under Section 422 of the Code (“ISOs”), nonqualified stock options (“NSOs”), stock appreciation rights (“SARs”), restricted stock awards, RSUs, performance units, cash incentive awards, deferred share units and other stock-based awards.

Shares available for awards. Subject to adjustment as described below, the aggregate number of shares of Class A common stock that would be available to be delivered pursuant to awards granted under the A&R 2015 Plan would be 15,435,000 shares (including in respect of awards previously granted under the 2015 Plan prior to the date of the Annual Meeting). Each share with respect to any share-based award would reduce the aggregate number of shares available by one share. If an award is forfeited, or otherwise expires, terminates or is canceled without delivery of shares, or is settled other than wholly by delivery of shares (including by cash settlement), the shares covered by the award that were not issued would again be available for issuance under the A&R 2015 Plan. Shares tendered or withheld in payment of an exercise price or for withholding taxes of an award (including awards previously granted under the 2015 Plan) would not again be available for issuance under the A&R 2015 Plan. In addition, if SARs were settled in shares upon exercise, the total number of shares subject to the award rather than the number of shares actually issued upon exercise would be counted against the number of shares available for issuance under the A&R 2015 Plan.

In addition, the A&R 2015 Plan would include the following limitations:

•

No participant (other than a non-employee director) may be granted awards in excess of 5,000,000 shares in the aggregate or cash and other property in excess of $5,000,000, in each case, in any fiscal year;

•

Each non-employee director may not be granted awards in the aggregate for more than 500,000 shares in the aggregate or cash and other property in excess of $500,000, in each case, in any fiscal year; and

•	The maximum number of shares that would be available for granting ISOs is 15,435,000 shares.

Changes in capitalization. In the event of any extraordinary dividend or distribution (whether in cash, shares, other securities or other property), recapitalization, rights offering, stock split, reverse stock split, split-up or spin-off affecting shares of our Class A common stock, the Committee would equitably adjust any or all of (i) the number and class of shares that thereafter may be made the subject of awards under the plan (including the share limit, the ISO limit, and the annual individual share limit) and (ii) the terms of any outstanding award, including the exercise price and the number or kind of shares or other securities of the Company or other property subject to outstanding awards.

In the event the Committee determines that any reorganization, merger, consolidation, combination, repurchase or exchange of shares or other securities of the Company, issuance of warrants or other rights to purchase shares or other securities of the Company, or other similar corporate transaction or event affects the shares, including a Change of Control (as defined below), the Committee, in its discretion, would be permitted to (i) make the equitable adjustments described above, (ii) make a cash payment to award holders in exchange for the cancellation of the award (including, in the case of options and SARs. the excess of the fair market value (as defined in the A&R 2015 Plan) over the exercise price) and (iii) cancel and terminate without payment any option or SAR having a per- share exercise price greater than or equal to the fair market value of the shares subject to the award, in each case, as it deems appropriate or desirable.

Substitute awards. The Committee would be permitted to grant awards under the A&R 2015 Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company or any of our affiliates or a company that we acquired or with which we combined. Any shares issued by the Company through the assumption of or substitution for outstanding awards granted by a company that

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Proposal 6: Amendment and Restatement of the Evolent Health, Inc. 2015 Omnibus Incentive Compensation Plan

we acquired would not reduce the aggregate number of shares of our Class A common stock available for awards under the A&R 2015 Plan, except that awards issued in substitution for ISOs would reduce the number of shares of our Class A common stock available for ISOs under the A&R 2015 Plan.

Stock options. The Committee would be permitted to grant both ISOs and NSOs under the A&R 2015 Plan. The exercise price of a stock option would not be permitted to be less than 100% of the fair market value of a share of our Class A common stock on the grant date. If the option were granted to a ten percent stockholder, the exercise price would not be permitted to be less than 110% of the fair market value on the grant date. Each option would become vested or exercisable under such terms as the Committee provides in its discretion, specified in the applicable award agreement or thereafter, subject to the minimum 12-month vesting period. Unless otherwise set forth in the applicable award agreement, each option would expire upon the earlier of (i) the tenth anniversary (or the fifth anniversary, in the case of an ISO granted to a ten percent stockholder) of the date the option is granted and (ii) three months after the date the participant who is holding the option ceases to be a director, officer, employee or consultant for us or one of our affiliates. The exercise price would be permitted to be paid in cash, or in the Committee’s sole discretion, shares of common stock, by having the Company withhold shares from shares of common stock otherwise issuable, or through any other method approved by the Committee.

Stock appreciation rights. The Committee would be permitted to grant SARs under the A&R 2015 Plan. The exercise price of a SAR would not be permitted to be less than 100% of the fair market value of a share of our Class A common stock on the grant date. Each SAR would become vested or exercisable under such terms as the Committee provides in its discretion, specified in the applicable award agreement or thereafter, subject to the minimum 12-month vesting period. Upon exercise of a SAR, the holder would receive cash or shares of our Class A common stock, as determined by the Committee, equal in value to the excess, if any, of the fair market value of a share of our Class A common stock on the date of exercise of the SAR over the exercise price of the SAR. Unless otherwise set forth in the applicable award agreement, each SAR would expire on the earlier of (i) the tenth anniversary of the date the SAR is granted and (ii) three months after the date on which the participant who is holding the SAR ceases to be a director, officer, employee or consultant for us or one of our affiliates.

Restricted stock and restricted stock units. The Committee would be permitted to grant restricted stock and RSUs under the A&R 2015 Plan. Restricted stock is an award of shares of our Class A common stock that is subject to restrictions on transfer and a substantial risk of forfeiture. The terms and conditions of any restricted stock award would be determined by the Committee and set forth in the applicable award agreement. An RSU would be granted with respect to one share of our Class A common stock or would have a value equal to the fair market value of one such share. RSUs would be permitted to be paid in cash, shares of common stock, other securities, other awards or other property, as determined in the sole discretion of the Committee, or as set forth in the applicable award agreement. Each award of restricted stock or RSUs would become vested under such terms as the Committee provides in its discretion, specified in the applicable award agreement or thereafter, subject to the minimum 12-month vesting period. Except as provided in the applicable award agreement, the participant would be entitled to the rights of a stockholder (including the right to vote) in respect of an award of restricted stock.

Performance-based awards. The Committee may grant awards the vesting and/or settlement of which is contingent upon the satisfaction of one or more performance goals.    The performance criteria upon which the goals may be based would include, but would not be limited to, the following: net sales; revenue; revenue or product growth; operating income (before or after taxes); return on equity; total shareholder return; return on assets or net assets; appreciation in and/or maintenance of, share price; market share; gross profits; earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization); economic value-added models or equivalent metrics; comparisons with various stock market indices; reduction in costs; cash flow or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels; operating margins; gross margins or cash margin; year-end cash; debt reductions; shareholder equity; regulatory performance; implementation, completion or attainment of measurable objectives with respect to research, development, products or projects; recruiting and maintaining personnel; objective measures of productivity or operating efficiency; product pricing targets; combined ratio; operating ratio; leverage ratio; credit rating; borrowing levels; level or amount of acquisitions;

62	Evolent Health, Inc. Proxy Statement 2021

Proposal 6: Amendment and Restatement of the Evolent Health, Inc. 2015 Omnibus Incentive Compensation Plan

enterprise value; book, economic book or intrinsic book value (including book value per share) and customer satisfaction survey results. These performance criteria would be permitted to be applied on an absolute basis or relative to one or more peer companies or indices or any combination thereof or, if applicable, computed on an accrual or cash accounting basis. The performance goals and periods would vary from participant to participant and from time to time.

Performance units. The Committee would be permitted to grant performance units under the A&R 2015 Plan. Each performance unit would have an initial value that would be established by the Committee at the time of grant. The terms and conditions of any performance unit would be determined by the Committee, subject to the terms of the A&R 2015 Plan, and set forth in the applicable award agreement. The Committee would be permitted to pay earned performance units in the form of cash or in shares of our common stock (or in a combination thereof) that had an aggregate fair market value (as defined in the A&R 2015 Plan) equal to the value of the earned performance units at the close of the applicable performance period.

Cash incentive awards. The Committee would be permitted to grant cash incentive awards under the A&R 2015 Plan. Cash inventive awards would be paid in cash and calculated without reference to the fair market value of a share of our Class A common stock. Each cash incentive award would have an initial value that is established by the Committee at the time of grant. The Committee would be permitted to set performance goals or other payment conditions in its discretion, which would determine the amount and/or value of the cash incentive award that would be paid to the participant.

Other stock-based awards. The Committee would be permitted to grant other equity or equity-based awards, including deferred share awards (an unfunded and unsecured promise to deliver shares of our common stock or cash in accordance with the applicable award agreement), fully-vested shares or otherwise.

Dividends and dividend equivalent rights. The Committee would be permitted to provide for the payment of dividends or dividend equivalents on awards (other than stock options or SARs or cash incentive awards) payable in cash, Shares, other securities, other awards or other property (as set forth in the applicable award agreement), including by (i) withholding of such amounts by the Company subject to vesting of the award or (ii) reinvestment in additional Shares, shares of restricted stock or other awards. A participant would only be eligible to receive dividends or dividend equivalents in respect of any such award to the extent the award becomes vested (and will be forfeited if the award is forfeited).

Change of control. In the event of a Change of Control (as defined below), unless otherwise provided pursuant to an award agreement, all awards granted under the A&R 2015 Plan that were outstanding and unvested immediately prior to the Change of Control would remain outstanding and unvested, provided that, if within 12 months following a Change of Control, a participant’s employment or services with the Company and our affiliates were terminated without Cause (as defined below), the following would automatically occur as of the date of such termination: (a) acceleration of vesting or exercisability of options and SARs, (b) acceleration of vesting of performance-based awards (including cash-incentive awards and performance units) and pro rata payout at target levels and (c) acceleration of vesting and exercisability and the lapse of restrictions on all other outstanding awards.

Unless otherwise provided pursuant to an award agreement for purposes of the A&R 2015 Plan, a Change of Control would be defined to mean any of the following events, generally:

•

during any period of 24 consecutive months, a change in the composition of a majority of the Board, as constituted on the first day of such period, that was not supported by a majority of the incumbent Board or made pursuant to the stockholders agreement with UPMC;

•

consummation of certain mergers or consolidations of the Company or a sale or other disposition of all or substantially all of the Company’s assets to an unaffiliated entity, following which the Company’s stockholders hold 50% or less of the combined voting power of the surviving entity;

•	stockholder approval of a complete liquidation or dissolution of the Company; or

•

acquisition by any individual, entity or group of beneficial ownership of more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors.

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Proposal 6: Amendment and Restatement of the Evolent Health, Inc. 2015 Omnibus Incentive Compensation Plan

Although award agreements would be permitted to provide for a different definition of Change of Control than would be provided for in the A&R 2015 Plan, except in the case of a transaction described in the third bullet above, any definition of Change of Control set forth in any award agreement would be required to provide that a change of control would not occur until consummation or effectiveness of a Change of Control of the Company, rather than upon the announcement, commencement, stockholder approval or other potential occurrence of any event or transaction that, if completed, would result in a Change of Control of the Company.

Unless otherwise provided pursuant to an award agreement or an individual employment or services agreement for purposes of the A&R 2015 Plan, Cause would be defined to mean, generally, a participant’s:

•	failure to perform his or her material duties to the Company;

•	misappropriation of a material business opportunity of the Company or of any Company funds or property;

•	conviction of, indictment for, or entering a guilty plea or a plea of no contest to a felony or any other crime involving dishonesty or theft of property;

•	commission of an act of sexual harassment in violation of applicable law;

•

use of illegal drugs or abuse of controlled substances or alcohol, which in the case of alcohol use, interferes with the participant’s job responsibilities or reflects negatively upon the integrity or reputation of the Company; or

•	breach of the terms of any employment agreement, restrictive covenant agreement or other material agreement with the Company.

For purposes of the definition of Cause, references to the Company would include any of our subsidiaries or affiliates.

Amendment and termination. Our Board would be permitted to amend, suspend or terminate the A&R 2015 Plan, subject to approval of our stockholders if required by the applicable stock exchange listing rules or by applicable law. No such amendment, suspension or termination of the A&R 2015 Plan would be permitted to materially and adversely impair the rights of a holder of an outstanding award without the holder’s consent. No amendment would be permitted to reduce the exercise price of an option or SAR, reprice the option or SAR under GAAP or repurchase or cancel an option or SAR at a time when its exercise price was greater than the fair market value of the underlying shares, without the prior approval of stockholders.

Term. The 2015 Plan became effective as of May 1, 2015, the date of its adoption by our Board     and was amended on April 18, 2018. The A&R 2015 Plan was adopted by the Board on April 15, 2021, subject to approval by our stockholders. If the A&R 2015 Plan is approved by stockholders, no award would be permitted to be granted under the A&R 2015 Plan after April 15, 2031, the tenth anniversary of the date the A&R 2015 Plan was adopted by our Board. Previously granted awards would remain outstanding beyond the termination date of the A&R 2015 Plan.

Certain U.S. Federal Tax Aspects of the A&R 2015 Plan

The following summary describes the U.S. federal income tax treatment associated with options awarded under the A&R 2015 Plan. The summary is based on the law as in effect on the date hereof. The rules concerning the federal income tax consequences of options are highly technical. In addition, the applicable statutory provisions are subject to change and their application may vary in individual circumstances. Therefore, the following is designed to provide only a general understanding of the federal income tax consequences of options. Moreover, it does not discuss state or local tax consequences or non-U.S. tax consequences that may apply.

Incentive Stock Options. Neither the grant nor the exercise of an incentive stock option results in taxable income to the optionee for regular federal income tax purposes. However, an amount equal to (i) the per share fair market value on the exercise date minus the exercise price at the time of grant multiplied by (ii) the number of shares with respect to which the incentive stock option is being exercised will count as “alternative minimum taxable income” which, depending on the particular facts, could result in liability for

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Proposal 6: Amendment and Restatement of the Evolent Health, Inc. 2015 Omnibus Incentive Compensation Plan

the “alternative minimum tax” or AMT. If the optionee does not dispose of the shares issued pursuant to the exercise of an incentive stock option until on or after the later of the two-year anniversary of the date of grant of the incentive stock option and the one-year anniversary of the date of the acquisition of those shares, then (a) upon a later sale or taxable exchange of the shares, any recognized gain or loss will be treated for tax purposes as a long-term capital gain or loss and (b) the Company will not be permitted to take a deduction with respect to that incentive stock option for federal income tax purposes.

If shares acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally the optionee will realize ordinary income in the year of disposition in an amount equal to the lesser of (i) any excess of the fair market value of the shares at the time of exercise of the incentive stock option over the amount paid for the shares or (ii) the excess of the amount realized on the disposition of the shares over the participant’s aggregate tax basis in the shares (generally, the exercise price). A deduction will be available to the Company equal to the amount of ordinary income recognized by the optionee. Any further gain realized by the optionee will be taxed as short-term or long-term capital gain and will not result in any deduction by the Company. A disqualifying disposition occurring in the same calendar year as the year of exercise will eliminate the alternative minimum tax effect of the incentive stock option exercise.

Special rules may apply where all or a portion of the exercise price of an incentive stock option is paid by tendering shares, or if the shares acquired upon exercise of an incentive stock option are subject to substantial forfeiture restrictions. The foregoing summary of tax consequences associated with the exercise of an incentive stock option and the disposition of shares acquired upon exercise of an incentive stock option assumes that the incentive stock option is exercised during employment or within three months following termination of employment. The exercise of an incentive stock option more than three months following termination of employment will result in the tax consequences described below for nonqualified stock options, except that special rules apply in the case of disability or death. An individual’s stock options otherwise qualifying as incentive stock options will be treated for tax purposes as nonqualified stock options (not as incentive stock options) to the extent that, in the aggregate, they first become exercisable in any calendar year for stock having a fair market value (determined as of the date of grant) in excess of $100,000.

Nonqualified Stock Options. A nonqualified stock option (that is, a stock option that does not qualify as an incentive stock option) results in no taxable income to the optionee or deduction to the Company at the time it is granted. An optionee exercising a nonqualified stock option will, at that time, realize taxable ordinary compensation income equal to (i) the per share fair market value on the exercise date minus the exercise price at the time of grant multiplied by (ii) the number of shares with respect to which the option is being exercised. If the nonqualified stock option was granted in connection with employment, this taxable income will also constitute “wages” subject to withholding and employment taxes. A corresponding deduction will be available to the Company. The foregoing summary assumes that the shares acquired upon exercise of a nonqualified stock option are not subject to a substantial risk of forfeiture.

SARs. A SAR results in no taxable income to the participant or deduction to the Company at the time it is granted. A participant who exercises a SAR will recognize taxable ordinary compensation income upon the exercise of a SAR equal to the amount of any cash received and the fair market value of any shares received as a result of the exercise. If the SAR was granted in connection with employment, this taxable income will also constitute “wages” subject to withholding and employment taxes. A corresponding deduction will be available to the Company.

Restricted Stock. A participant who receives an award of restricted stock does not generally recognize taxable income at the time of grant. Instead, the participant recognizes ordinary income in the first taxable year in which the participant’s interest in the shares becomes either: (i) freely transferable or (ii) no longer subject to a substantial risk of forfeiture. The amount of taxable income is equal to the fair market value of the shares less the amount, if any, paid for the shares. If the restricted stock was granted in connection with employment, this taxable income will also constitute “wages” subject to withholding and employment taxes. Subsequently realized changes in the value of the shares will be eligible for capital gains treatment. However, a participant may make an election under Code Section 83(b) to recognize income at the time

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Proposal 6: Amendment and Restatement of the Evolent Health, Inc. 2015 Omnibus Incentive Compensation Plan

of grant of the restricted stock in an amount equal to the fair market value of the restricted stock (less any amount paid for the shares) on the date of grant. If an election under Code Section 83(b) is made, there will generally be no tax consequences to the participant upon the lapse of the substantial risk of forfeiture, and all subsequent appreciation in the shares generally will be eligible for capital gains treatment. In the event of a forfeiture of the restricted stock after an election under Code Section 83(b) is made, no deduction or loss will be available, other than with respect to amounts actually paid for the shares.    The Company is entitled to receive a deduction in an amount equal to the ordinary income recognized by the participant in the taxable year in which the shares becomes freely transferable or no longer subject to substantial risk of forfeiture (or in the taxable year of grant if the participant filed a timely election an election under Code Section 83(b)).

RSUs, Performance Units, Cash Incentive Awards, and Other Stock-Based Awards. RSUs, performance units, cash incentive awards and other stock-based awards, including deferred share units and leveraged share units (collectively, “Other Equity Awards”) result in no taxable income to the participant or deduction to the Company at the time the award is granted. A participant who receives Other Equity Awards will recognize ordinary income equal to the amount of any cash received and the fair market value of any shares received on settlement. If Other Equity Awards are granted in connection with employment, this taxable income will also constitute “wages” subject to withholding and employment taxes. A corresponding deduction will be available to the Company. If an Other Equity Award is settled in whole or in part in shares, subsequently realized changes in the value of the shares will be eligible for capital gains treatment.

Section 409A. Section 409A of the Code imposes restrictions on nonqualified deferred compensation. Failure to satisfy these rules results in accelerated taxation, an additional tax to the holder of the amount equal to 20% of the deferred amount, and a possible interest charge. While certain awards under the A&R 2015 Plan could be subject to Section 409A of the Code, the A&R 2015 Plan and the awards granted thereunder are intended to be exempt from, or comply with, the requirements of Section 409A of the Code, where applicable.

Section 162(m) of the Code. Section 162(m) of the Code generally provides that we may not deduct compensation of more than $1,000,000 paid in any fiscal year to any “covered employee” which generally includes the CEO, CFO and the three other most highly compensated executive officers of the Company. As result, compensation (including in respect of awards granted under the A&R 2015 Plan) over $1,000,000 per year paid by the Company to any covered employee will generally be nondeductible under Section 162(m) of the Code.

New Plan Benefits under the A&R 2015 Plan

Future awards under the A&R 2015 Plan would be granted at the discretion of the Committee, and, therefore, the types, numbers, recipients, and other terms of such awards cannot be determined at this time. Information regarding our recent practices with respect to equity-based compensation under the 2015 Plan is presented elsewhere in this proxy statement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Additional Information Regarding the A&R 2015 Plan

The following table lists each person named in the Summary Compensation Table, all current executive officers as a group, all current directors (other than executive officers) as a group, each director nominee, each associate of the foregoing persons, each other person who received at least 5% of the options under the 2015 Plan, and all current employees of the Company (other than executive officers) as a group, indicating the aggregate number of options granted under the 2015 Plan to each of the foregoing since the inception of the 2015 Plan in 2015. The fair market value per share of Class A common stock on April 15, 2021 was $20.62.

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Proposal 6: Amendment and Restatement of the Evolent Health, Inc. 2015 Omnibus Incentive Compensation Plan

OUTSTANDING AWARDS

Name and Principal Position	Options granted under the 2015 Plan From Inception	Weighted Average Exercise Price

Frank Williams, Executive Chairman	635,616	$13.32

Seth Blackley, Chief Executive Officer	368,731	13.27

John Johnson, Chief Financial Officer	35,067	14.31

Steve Tutewohl, Chief Operating Officer	99,530	12.17

Jonathan Weinberg, General Counsel	68,730	14.70

Aammaad Shams, Principal Accounting Officer and Corporate Controller	—	N/A

All Current Executive Officers as a Group (six persons)	1,207,674	13.31

All Current Directors (other than Executive Officers) as a Group (eight persons)	—	—

Associates of Named Executive Officers, Directors and Director Nominees	—	—

All Current Employees (other than Executive Officers) As a Group (twenty-four persons)	608,203	14.66

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDED AND RESTATED 2015 OMNIBUS INCENTIVE COMPENSATION PLAN.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our Class A common stock as of April 1, 2021, by:

•	each person whom we know to own beneficially more than 5% of our Class A common stock;

•	each of the directors and named executive officers individually; and

•	all directors and executive officers as a group.

As of April 1, 2021, there were 86,743,341 shares of our Class A common stock outstanding. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of our Class A common stock subject to options currently exercisable or exercisable within 60 days of April 1, 2021, or shares of our Class A common stock subject to unvested RSUs that will vest within 60 days of April 1, 2021, are deemed outstanding for calculating the percentage of outstanding shares of the person holding these options, but are not deemed outstanding for calculating the percentage of any other person. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Class A common stock.

	Shares of Class A Common Stock Beneficially Owned	Percentage of Shares of Class A Common Stock Beneficially Owned
Named executive officers and directors
Frank Williams (1)	2,223,329	2.6%
Seth Blackley (2)	978,882	1.1%
Craig Barbarosh	—	*
Michael D’Amato	47,753	*
M. Bridget Duffy, MD	26,299	*
David Farner (3)	35,440	*
Peter Grua	5,219	*
Diane Holder (4)	35,440	*
Kim Keck	—	*
Cheryl Scott	28,958	*
John Paul Johnson (5)	60,444	*
Aammaad Shams	—	*
Steve Tutewohl (6)	80,757	*
Jonathan Weinberg (7)	161,606	*
All directors and executive officers as a group (fourteen people)	3,684,127	4.2%
Greater than 5% Stockholders:
Engaged Capital LLC (8)	8,553,155	9.9%
The Vanguard Group (9)	7,102,664	8.2%
JPMorgan Chase & Co. (10)	6,534,535	7.5%
UPMC (11)	6,434,283	7.4%
BlackRock, Inc. (12)	5,602,233	6.5%

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Security Ownership of Certain Beneficial Owners and Management

*	Represents less than 1.0%

(1)

Includes 1,655,358 shares of Class A common stock underlying options that are currently exercisable or exercisable within 60 days of April 1, 2021. Excludes 92,848 shares held in a grantor retained annuity trust (“GRAT”) for estate planning purposes. Mr. Williams is not the trustee of the GRAT and, therefore, does not have voting or dispositive power over such shares; as a result, Mr. Williams also disclaims beneficial ownership of the shares in the GRAT.

(2)	Includes 879,519 shares of Class A common stock underlying options that are currently exercisable or exercisable within 60 days of April 1, 2021.

(3)

David Farner, who is one of our directors, is Executive Vice President and Chief Strategic and Transformation Officer of UPMC. Mr. Farner has no voting or investment power over and disclaims beneficial ownership of the shares held by UPMC. The address of Mr. Farner is c/o UPMC, U.S. Steel Building, 600 Grant Street, 62nd Floor, Pittsburgh, PA 15219.

(4)

Diane Holder, who is one of our directors, is Executive Vice President of UPMC. Ms. Holder has no voting or investment power over and disclaims beneficial ownership of the shares held by UPMC. The address of Ms. Holder is c/o UPMC, U.S. Steel Building, 600 Grant Street, 55th Floor, Pittsburgh, PA 15219.

(5)	Includes 48,274 shares of Class A common stock underlying options that are currently exercisable or exercisable within 60 days of April 1, 2021.

(6)	Includes 67,209 shares of Class A common stock underlying options that are currently exercisable or exercisable within 60 days of April 1, 2021.

(7)	Includes 145,848 shares of Class A common stock underlying options that are currently exercisable or exercisable within 60 days of April 1, 2021.

(8)

Beneficial ownership is based on Amendment No. 1 to Schedule 13G filed by Engaged Capital LLC reporting ownership as of December 21, 2020. Engaged Capital LLC disclosed shared voting power as to 8,553,155 shares of Class A common stock, sole and shared dispositive power as to 8,553,155 shares of Class A common stock. The address of Engaged Capital LLC is 610 Newport Center Drive, Suite 250 Newport Beach, California 92660.

(9)

Beneficial ownership is based on Amendment No. 3 to Schedule 13G filed by The Vanguard Group reporting ownership as of December 31, 2020. The Vanguard Group disclosed shared voting power as to 92,865 shares of Class A common stock, sole dispositive power as to 6,945,123 shares of Class A common stock and shared dispositive power with respect to 157,541 shares of Class A common stock. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355.

(10)

Beneficial ownership is based on Amendment No. 4 to Schedule 13G filed by JPMorgan Chase & Co. reporting ownership as of December 31, 2020. JPMorgan Chase & Co. disclosed sole voting power as to 5,122,275 shares of Class A common stock and sole dispositive power as to 6,522,835 shares of Class A common stock. The address of JPMorgan Chase & Co. is 383 Madison Avenue, New York, NY 10179.

(11)

The board of directors of UPMC has voting and dispositive power over the shares of Class A common stock held by UPMC. The members of such board of directors disclaim beneficial ownership with respect to such shares. The address of UPMC is UPMC, U.S. Steel Building, 600 Grant Street, 55th Floor, Pittsburgh, PA 15219.

(12)

Beneficial ownership is based on Amendment No. 2 to Schedule 13G filed by BlackRock, Inc. reporting ownership as of December 31, 2020. BlackRock, Inc. disclosed sole voting power as to 5,438,451 shares of Class A common stock and sole dispositive power as to 5,602,233 shares of Class A common stock. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements with directors and executive officers described under “Executive Compensation,” the following is a description of each transaction that has occurred since the beginning of 2020, and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeded or will exceed $120,000; and

•

any of our directors, executive officers, beneficial holders of more than 5% of either class of our common stock, or any member of their immediate family or person sharing their household had or will have a direct or indirect material interest.

Initial Public Offering Reorganization Transactions

On June 10, 2015, we closed an initial public offering of 13,225,000 shares of our Class A common stock at a public offering price of $17.00 per share. We received $209.1 million in proceeds, net of underwriting discounts and commissions, but before offering expenses of $3.2 million. We used the net proceeds to purchase newly-issued Class A common units from Evolent Health LLC, our consolidated subsidiary. Evolent Health LLC used the net proceeds for working capital and other general corporate purposes.

Historically, our business was operated through Evolent Health LLC and its predecessor. Evolent Health, Inc., was incorporated as a Delaware corporation on December 12, 2014, for the purpose of our initial public offering, and prior to the initial public offering engaged only in activities in contemplation of our initial public offering. Immediately prior to the completion of the initial public offering in June 2015, we amended and restated our certificate of incorporation to, among other things, authorize two classes of common stock, Class A common stock and Class B common stock (the “Offering Reorganization”). Pursuant to the Offering Reorganization, Evolent Health, Inc. merged with Evolent Health Holdings and an affiliate of TPG. In accordance with the terms of the mergers, each of the then-existing stockholders of Evolent Health Holdings, including UPMC, The Advisory Board, TPG, as well as certain other entities, existing customers and employees, received a certain number of shares of our Class A common stock in exchange for each share of common stock it held in Evolent Health Holdings, and TPG received a certain number of shares of our Class A common stock in exchange for 100% of the equity that it held in its affiliate that was merged with Evolent Health, Inc. In addition, pursuant to the Offering Reorganization we issued shares of our Class B common stock to TPG and The Advisory Board, each of which was a member of Evolent Health LLC prior to the Offering Reorganization. Substantially all of our operations continue to be conducted through Evolent Health LLC, and subsequent to the offering reorganization the financial results of Evolent Health LLC are consolidated in the financial statements of Evolent Health, Inc. Evolent Health, Inc. is a holding company whose principal asset is all of the Class A common units it holds in Evolent Health LLC, and its only business is to act as sole managing member of Evolent Health LLC.

In connection with our initial public offering and offering reorganization, we engaged in certain transactions described below with entities controlled by UPMC and Ptolemy Capital, LLC, each of which was a beneficial owner of 5% or more of our Class A common stock or Class B common stock at the beginning of 2018.

Third amended and restated operating agreement of Evolent Health LLC

We operate our business through our subsidiary Evolent Health LLC. The operations of Evolent Health LLC, and the rights and obligations of its members are governed by the third amended and restated operating agreement of Evolent Health LLC, dated June 4, 2015.

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Certain Relationships and Related Party Transactions

Governance

We serve as sole managing member of Evolent Health LLC. As such, we control its business and affairs and are responsible for the management of its business. We are currently the only member of Evolent Health LLC.

Voting and economic rights of members

Evolent Health LLC has two authorized series of equity: Class A common units, which may only be issued to Evolent Health, Inc., as sole managing member, and Class B common units. We refer to these Class A common units and Class B common units of Evolent Health LLC, collectively, as common units. The Class A common units and Class B common units entitle their holders to equivalent economic rights, meaning an equal share in the profits and losses of, and distributions from, Evolent Health LLC. Holders of Class B common units have no voting rights, except for the right to approve certain amendments to the third amended and restated operating agreement. No Class B common units are currently outstanding.

Net profits and losses of Evolent Health LLC generally are allocated, and distributions are made, to its members pro rata in accordance with the number of common units (Class A or Class B, as the case may be) they hold.

Subject to the availability of net cash flow at the Evolent Health LLC level and to applicable legal and contractual restrictions, we intend to cause Evolent Health LLC to distribute to us, and to other holders of common units, if any, cash payments for the purposes of funding tax obligations in respect of any net taxable income that is allocated to us and the other holders of common units as members of Evolent Health LLC to fund dividends, if any, declared by us and to make any payments due under the tax receivables agreement, as described below. Regardless of whether Evolent Health LLC makes distributions to its members in any given year, the determination to pay dividends, if any, to holders of our Class A common stock will be made by our Board except that we will be required to pay cash dividends out of our future earnings to the extent that cash distributions from Evolent Health LLC are materially in excess of our assumed tax liability and our obligations under the tax receivables agreement. We do not, however, expect to declare or pay any cash or other dividends in the foreseeable future on our Class A common stock, as we intend to reinvest any cash flow generated by operations in our business. Class B common stock is not entitled to any dividend payments.

Coordination of Evolent Health, Inc. and Evolent Health LLC

Whenever we issue one share of Class A common stock for cash, the net proceeds will be transferred promptly either to Evolent Health LLC in exchange for one Class A common unit, or to a holder of Class B common units in exchange for a Class B common unit and a share of our Class B common stock. If we issue other classes or series of equity securities, we will contribute to Evolent Health LLC the net proceeds we receive in connection with such issuance, and Evolent Health LLC will issue to us an equal number of equity securities with designations, preferences and other rights and terms that are substantially the same as our newly issued equity securities. Conversely, if we repurchase any shares of Class A common stock (or equity securities of other classes or series) for cash, Evolent Health LLC will, immediately prior to our repurchase, redeem an equal number of Class A common units (or its equity securities of the corresponding classes or series), upon the same terms and for the same price, as the shares of our Class A common stock (or our equity securities of such other classes or series) that are repurchased. Common units and shares of our common stock will be subject to equivalent stock splits, dividends and reclassifications.

We do not expect to conduct any business other than the management and ownership of Evolent Health LLC, or own any other material assets (other than on a temporary basis), although we may take such actions and own such assets as are necessary to comply with applicable law, including compliance with our responsibilities as a public company under the U.S. federal securities laws, and may incur indebtedness and take other actions if we determine that doing so is in our best interest.

Issuances of common units

Class A common units may be issued only to us as the sole managing member of Evolent Health LLC. Class B common units may be issued only to persons or entities we permit. Such issuances shall be made

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Certain Relationships and Related Party Transactions

in exchange for cash or other consideration. Class B common units may not be transferred as Class B common units except to certain permitted transferees and in accordance with the restrictions on transfer set forth in the third amended and restated operating agreement of Evolent Health LLC. Any such transfer must be accompanied by the transfer of an equal number of shares of our Class B common stock.

Exculpation and indemnification

The third amended and restated operating agreement of Evolent Health LLC contains provisions limiting the liability of Evolent Health LLC’s members (including Evolent Health, Inc.), officers and their respective affiliates to Evolent Health LLC or any of its members. Moreover, the third amended and restated operating agreement contains broad indemnification provisions for Evolent Health LLC’s members (including Evolent Health, Inc.), officers and their respective affiliates. Because Evolent Health LLC is a limited liability company, these provisions are not subject to the limitations on exculpation and indemnification contained in the Delaware General Corporation Law with respect to the indemnification that may be provided by a Delaware corporation to its directors and officers.

Tax consequences

Evolent Health LLC made an election under Section 754 of the Code which was effective for 2015 and for each taxable year in which an exchange of Class B common units of Evolent Health LLC occurred or occurs, together with an equal number of shares of our Class B common stock, for shares of our Class A common stock. As a result of this election, any exchanges of Class B common units, together with an equal number of shares of our Class B common stock, for shares of our Class A common stock, resulted in increases in the tax basis in our share of the tangible and intangible assets of Evolent Health LLC at the time of such exchange, which increased the tax depreciation and amortization deductions available to us and created other tax benefits. Any such increases in tax basis and tax depreciation and amortization deductions or other tax benefits could reduce the amount of tax that we would otherwise be required to pay in the future.

In addition, we expect that certain net operating losses of Evolent Health Holdings, Inc. and an affiliate of TPG will be available to us as a result of the offering reorganization. We will be required to pay a portion of the cash savings we actually realize from such increase in the tax basis of the tangible and intangible assets of Evolent Health LLC or from the utilization of such net operating losses to certain former holders of Class B common units or contributors of the net operating losses pursuant to the tax receivables agreement.

Furthermore, payments under the tax receivables agreement, as described below, will themselves give rise to additional tax benefits and therefore, to additional payments under the tax receivables agreement. To the extent that we are unable to make payments under the tax receivables agreement for any reason, such payments will be deferred and will accrue interest until paid. See “-Tax receivables agreement.”

Tax receivables agreement

Exchanges of Class B common units of Evolent Health LLC, together with an equal number of shares of our Class B common stock, for shares of our Class A common stock, have increased our tax basis in our share of Evolent Health LLC’s tangible and intangible assets. These increases in tax basis have increased our depreciation and amortization deductions and create other tax benefits and, therefore, may reduce the amount of tax that we would otherwise be required to pay in the future. In addition, certain net operating losses of Evolent Health Holdings, Inc. (and of an affiliate of TPG) are available to us as a result of the offering reorganization.

As part of our initial public offering, we entered into a tax receivables agreement with the holders of Class B common units and certain of our other investors. The agreement requires us to pay to such holders 85% of the cash savings, if any, in U.S. federal, state and local and non-U.S. income tax (as applicable) we realize as a result of any deductions attributable to increases in tax basis following the exchanges described above or deductions attributable to imputed interest or future increases in tax basis following payments made under the tax receivables agreement. Additionally, pursuant to the same agreement we will pay the former stockholders of Evolent Health Holdings, Inc. 85% of the amount of the cash savings, if any, in U.S. federal, state and local and non U.S. income tax that we realize as a result of

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the utilization of approximately $79.3 million of net operating losses of Evolent Health Holdings, Inc. and an affiliate of TPG attributable to periods prior to our initial public offering, as well as deductions attributable to imputed interest on any payments made under the agreement.

We will benefit from the remaining 15% of any realized cash savings. For purposes of the tax receivables agreement, cash savings in income tax will be computed by comparing our actual income tax liability with our hypothetical liability had we not been able to utilize the tax benefits subject to the tax receivables agreement. The tax receivables agreement will remain in effect until all such tax benefits have been used or expired, unless the agreement is terminated early, as described below. Estimating the amount of payments to be made under the tax receivables agreement cannot be done reliably at this time because any increase in tax basis, as well as the amount and timing of any payments under the tax receivables agreement, will vary depending on a number of factors, including:

•	the tax rates in effect at the time we use the increased amortization and depreciation deductions or realize other tax benefits;

•	any limitation on our utilization of the net operating losses formerly held by Evolent Health Holdings, Inc. or an affiliate of TPG under Section 382 of the Code; and

•	the amount, character and timing of our taxable income.

We are required under the tax receivables agreement to pay 85% of the tax savings, described above, if any, as and if realized. Except in certain circumstances, if in a given taxable year we do not have taxable income, before taking into account any tax benefits subject to the tax receivables agreement, we will not be required to make payments under the agreement for that taxable year because no tax savings will have been realized.

The payments that we make under the tax receivables agreement could be substantial. Assuming no material changes in relevant tax law and based on our current operating plan and other assumptions, including our estimate of the tax basis of our assets as of the date of the offering reorganization, we estimate that the total amount that we would be required to pay under the tax receivables agreement could be approximately $101.7 million. This estimated amount includes (i) approximately $16.1 million of potential future payments under the tax receivables agreement related to the future utilization of the pre-IPO NOLs described above and (ii) approximately $85.6 million related to the tax basis step-up of the assets of Evolent Health LLC in connection with the exchanges that occurred in 2016, 2017, 2018 and 2019. The actual amount we will be required to pay under the tax receivables agreement may be materially greater than these amounts, as potential future payments will vary depending on a number of factors, including those listed above. The obligations under the tax receivables agreement are obligations of Evolent Health, Inc. and not obligations of Evolent Health LLC. Payments under the tax receivables agreement are generally due within a specified period of time following the filing of our tax return for the taxable year with respect to which the payment obligation arises, but interest on such payments will begin to accrue at a rate of LIBOR plus 100 basis points from the due date (without extensions) of such tax return. Late payments will generally accrue interest at a rate of LIBOR plus 500 basis points.

The tax receivables agreement provides that upon certain changes of control, or if, at any time, we elect an early termination of the tax receivables agreement or are in material breach of our obligations under the tax receivables agreement, we would be required to make an immediate payment equal to the present value of the anticipated future tax benefits to certain parties under the tax receivables agreement. Such payment would be based on certain valuation assumptions and deemed events set forth in the tax receivables agreement, including the assumptions that we have sufficient taxable income to fully utilize such tax benefits. The benefits would be payable even though, in certain circumstances no net operating losses would actually be used at the time of the accelerated payment under the tax receivables agreement. Accordingly, payments under the tax receivables agreement may be made years in advance of the actual realization, if any, of the anticipated future tax benefits and may be significantly greater than the benefits we realize in respect of the tax attributes subject to the tax receivables agreement.

Were the IRS to successfully challenge the tax basis increases or the existence or amount of net operating losses described above, we would not be reimbursed for any payments previously made under the tax receivables agreement, but future payments under the tax receivables agreement, if any, would be netted

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Certain Relationships and Related Party Transactions

against any unreimbursed payments to reflect the result of any such successful challenge by the IRS. As a result, we could make payments under the tax receivables agreement in excess of our actual cash savings in income tax.

Stockholders agreement

In connection with our initial public offering, we entered into a stockholders agreement with certain stockholders, including UPMC. The stockholders agreement contains provisions related to the composition of our Board, the committees of our Board and our corporate governance. Under the stockholders agreement, for so long as UPMC owns at least 40% of the shares of common stock held by it upon the completion of our initial public offering, UPMC will be entitled to nominate two directors to serve on our Board. When UPMC owns less than 40% but at least 5% of the shares of common stock held by it following the completion of our initial public offering, UPMC will be entitled to nominate one director to serve on our Board. As of April 1, 2021, UPMC owned more than 40% of its shares of common stock held upon the completion of our initial public offering. Pursuant to these provisions, UPMC designated Diane Holder and David Farner.

The stockholders agreement provides that UPMC and its affiliates will not have any duty to refrain from (1) engaging, directly or indirectly, in the same or similar business activities or lines of business as us, including those business activities or lines of business deemed to be competing with us, or (2) doing business with any of our clients, customers or vendors. In the event that UPMC or any of its affiliates acquires knowledge of a potential business opportunity which may be a corporate opportunity of us, they will have no duty to communicate or offer such corporate opportunity to us. The stockholders agreement prohibits certain business combination transactions in which our Class A common stock is exchanged for consideration unless each holder of shares of Class A common stock or Class B common stock is allowed to participate equally in the transaction as if the Class B common stock, together with the corresponding number of Class B units, had been exchanged for shares of Class A common stock pursuant to the exchange agreements immediately prior to the transaction.

Registration rights agreement

In connection with our initial public offering, we entered into a registration rights agreement with certain stockholders, including UPMC, to register for sale under the Securities Act shares of our Class A common stock in the circumstances described above. As of April 1, 2021, the only shares covered by registration rights were 6,434,283 shares of Class A common stock held by UPMC.

Piggyback registration rights

If we propose to register any shares of our equity securities under the Securities Act either for our own account or for the account of any other person, then UPMC is entitled to notice of the registration and will be entitled to include their shares of Class A common stock in the registration statement. These piggyback registration rights are subject to specified conditions and limitations, including the right of the underwriters, if any, to limit the number of shares included in any such registration under specified circumstances.

Shelf registration rights

Pursuant to the registration rights agreement, we registered the potential resale of all the shares of Class A common stock entitled to these registration rights, including such shares reserved for potential exchange in the future for Class B common units, on our Registration Statement on Form S-3, File No. 333-212709, initially filed on July 28, 2016, and declared effective on August 12, 2016.

Expenses and indemnification

We will pay all expenses relating to any demand, piggyback or shelf registration, other than underwriting discounts and commissions and any transfer taxes, subject to specified conditions and limitations. The registration rights agreement includes customary indemnification provisions, including indemnification of the participating holders of shares of Class A common stock and their directors, officers and employees by us for any losses, claims, damages or liabilities in respect thereof and expenses to which such holders may become subject under the Securities Act, state law or otherwise.

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Certain Relationships and Related Party Transactions

Termination of registration rights

The registration rights granted under the registration rights agreement will terminate upon the date the holders of shares that are a party thereto no longer hold any such shares that are entitled to registration rights.

Other relationships

Commercial agreements with UPMC

As described below, Evolent Health LLC is a party to various commercial agreements with UPMC, which beneficially owned approximately 7.4% of our outstanding Class A common stock as of April 1, 2021.

Services, reseller and non-competition agreements

The Company and UPMC are parties to a Reseller, Services and Non-Competition Agreement, dated August 31, 2011, which was amended and restated by the parties on June 27, 2013 (as amended through the date hereof, the “UPMC Reseller Agreement”). Under the terms of the UPMC Reseller Agreement, UPMC has appointed the Company as a non-exclusive reseller of certain UPMC third party administration services (“TPA”). The UPMC Reseller Agreement includes certain non-compete provisions applicable to the Company, including certain regional restrictions as well as restrictions prohibiting the Company from providing certain TPA services to a limited number of third parties for a certain period of time. Subject to these limitations, the Company is not otherwise restricted from providing TPA services to third parties. The UPMC Reseller Agreement also restricts UPMC’s right to sell certain products and services to certain Evolent Health LLC partners and certain prospective partners. UPMC and Evolent Health LLC have agreed to indemnify each other for any losses, including those relating to material breach of the UPMC Reseller Agreement. Each of UPMC and Evolent Health LLC may terminate the UPMC Reseller Agreement for cause, subject to a specified notice period. We had expenses attributable to UPMC of $613 thousand and $4.7 million under the UPMC Reseller Agreement during the three months ended March 31, 2021, and fiscal year ended December 31, 2020, respectively.

License agreements

In connection with its formation, Evolent Health LLC entered into an IP Agreement with UPMC (the “UPMC IP Agreement”), pursuant to which UPMC granted Evolent Health LLC a license to certain intellectual property, subject to certain time and use limitations, in exchange for its equity interest in Evolent Health LLC. UPMC and Evolent Health LLC have agreed to indemnify each other for any losses including those relating to material breach of the UPMC IP Agreement.

In connection with its formation, Evolent Health LLC also entered into a Technology Agreement with UPMC (the “UPMC Technology Agreement”), pursuant to which UPMC granted to Evolent Health LLC a license to use and sublicense a technology platform developed by UPMC which enables the sharing of key, actionable information among hospitals, clinicians, health plan and other healthcare resources, subject to certain time and use limitations, in exchange for its equity interest in Evolent Health LLC. UPMC and Evolent Health LLC have agreed to indemnify each other for any losses including those relating to material breach of the UPMC Technology Agreement.

Other transactions

From time to time, we have engaged in equity and debt financing transactions with our investors and from time to time we consider engaging in such transactions in the future.

We were party to an agreement with Health Fidelity, Inc., an entity in which UPMC holds an interest, under which Health Fidelity, Inc. provided certain risk adjustment software services to us in the ordinary course of business. Total expenses attributable to Health Fidelity, Inc. in the three months ended March 31, 2021, and in fiscal year ended December 31, 2020 were $82 thousand and $317 thousand, respectively.

Indemnification of directors and officers

Our third amended and restated by-laws provide that we will indemnify and advance expenses to our directors and officers to the fullest extent permitted by the General Corporation Law of the State of

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Certain Relationships and Related Party Transactions

Delaware (the “DGCL”). In addition, our second amended and restated certificate of incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty, except as otherwise prohibited under the DGCL.

We have entered into customary indemnification agreements with each of our directors and officers. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification and expense reimbursement, to the fullest extent permitted under the DGCL. Our indemnification agreements also require us to advance expenses to our directors and officers as incurred in connection with legal proceedings against them for which they may be indemnified and that the rights conferred in the indemnification agreements are not exclusive.

There is no pending litigation or proceeding involving any of our directors or officers to which indemnification is being sought, and we are not aware of any pending litigation that may result in claims for indemnification by any director or officer.

Policies and procedures for related party transactions

Our Board has adopted a written policy for the review and approval or ratification of transactions involving related persons, which consist of directors, director nominees, executive officers, persons or entities known to the Company to be the beneficial owner of more than 5% of any outstanding class of the voting securities of the Company, or immediate family members or certain affiliated entities of any of the foregoing persons. Under authority delegated by the Board, the Audit Committee (or its Chair, under certain circumstances) is responsible for applying the policy with the assistance of the General Counsel or his or her designee (if any). Transactions covered by the policy consist of any financial transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, in which: (i) the aggregate amount involved will or may be expected to exceed $120,000 since the beginning of the previous fiscal year; (ii) the Company is, will or may be expected to be a participant; and (iii) any related person has or will have a direct or indirect material interest.

The Audit Committee (or the Chair or other committee member as the case may be) may take into account such factors it deems appropriate in its determination to approve or ratify a transaction, which may include:

•	The extent of the related person’s interest in the transaction;

•	Whether the transaction would interfere with the objectivity and independence of any related person’s judgment or conduct in fulfilling his or her duties and responsibilities to the Company;

•	Whether the transaction is fair to the Company and on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances;

•	Whether the transaction is in the best interests of the Company and its stockholders;

•	Whether the transaction is consistent with any conflict of interest policy set forth in the Company’s Standards of Business Conduct and other policies; and

•

Whether in connection with any transaction involving a non-employee director or nominee for director, such transaction would compromise such director’s status as: (i) an independent director under the NYSE listing standards or our corporate governance policy; (ii) an “outside director” under Code Section 162(m) or a “non-employee director” under Rule 16b-3 under the Exchange Act, if such director serves on the Compensation Committee; or (iii) an independent director under Rule 10A-3 of the Exchange Act and the NYSE listing standards, if such director serves on the Audit Committee.

The Audit Committee (or the Chair as the case may be) may impose such conditions or guidelines as it determines appropriate with respect to any related person transaction it approves or ratifies, including, but not limited to:

•	Conditions relating to ongoing reporting to the Audit Committee and other internal reporting;

•	Limitations on the dollar amount of the transaction;

•	Limitations on the duration of the transaction or the Audit Committee’s approval of the transaction; and

•	Other conditions for the protection of the Company and to avoid conferring an improper benefit, or creating the appearance of a conflict of interest.

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QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Who is entitled to vote at the Annual Meeting?

Holders of record of our Class A common stock at the close of business on April 15, 2021, the record date for the Annual Meeting, are entitled to receive notice of the Annual Meeting and to vote at the Annual Meeting. If you are a holder of record of our Class A common stock as of the record date, you may vote the shares that you held on the record date even if you sell such shares after the record date. Each outstanding share as of the record date entitles its holder to cast one vote for each matter to be voted upon and, with respect to the election of directors, one vote for each director to be elected. Stockholders do not have the right to cumulate voting for the election of directors.

What is the purpose of the Annual Meeting?

At the Annual Meeting, you will be asked to vote on the following proposals:

•	Proposal 1: the approval of proposed amendments to the Company’s Restated Certificate of Incorporation to declassify the Board;

•	Proposal 2: the approval of proposed amendments to the Company’s Restated Certificate of Incorporation to eliminate supermajority voting requirements;

•	Proposal 3: the election of four Class III director nominees named in this proxy statement to serve on our Board;

•	Proposal 4: the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021;

•	Proposal 5: the approval of the compensation of our named executive officers for 2020 on an advisory basis (also referred to as the “say-on-pay” vote); and

•	Proposal 6: the approval of the proposed Amended and Restated 2015 Omnibus Incentive Compensation Plan.

You also may be asked to consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

What constitutes a quorum?

The presence, in person (by virtual attendance) or by proxy, of holders of a majority of the total number of outstanding shares entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of any business at the Annual Meeting. Virtual attendance at the Annual Meeting constitutes presence in person for purposes of quorum. As of April 15, 2021, the record date, there were 86,857,977 shares of our Class A common stock outstanding and entitled to vote.

Each share of Class A common stock outstanding on the record date is entitled to one vote on each matter properly submitted at the Annual Meeting and, with respect to the election of directors, one vote for each director to be elected. Abstentions and “broker non-votes” (i.e., shares represented at the meeting held by brokers, as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and with respect to which, on a particular matter, the broker does not have discretionary voting power to vote such shares) will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting.

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Questions and Answers About the Annual Meeting

What vote is required to approve each proposal?

	Proposal	Stockholder Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-votes(1)
1	Declassification Charter Amendment	75% of voting power of outstanding shares entitled to vote with respect thereto	Against	Against
2	Supermajority Charter Amendment	75% of voting power of outstanding shares entitled to vote with respect thereto	Against	Against
3	Election of Class III Directors	Majority of votes cast	No effect	No effect
4	Ratification of the selection of Deloitte & Touche LLP as our independent public accounting Firm	Majority of votes cast	No effect	There will be no broker non-votes
5	Advisory vote to approve executive compensation(2)	Majority of votes cast	No effect	No effect
6	Approval of Amended and Restated 2015 Omnibus Incentive Compensation Plan	Majority of votes cast	Against(3)	No effect

(1)

A “broker non-vote” occurs when a broker holding shares for a street name holder submits a valid proxy but does not vote on a particular proposal because the broker has not received voting instructions from the stockholder for whom it is holding shares and does not have discretionary authority to vote on the matter. Brokers will only have discretionary authority to vote on Proposal 4, the ratification of the appointment of the independent registered public accounting firm. Broker non-votes will have no effect on Proposal 3, 5 or 6 because broker non-votes are not considered a vote cast.

(2)

As an advisory vote, this proposal is not binding. However, the Board and its Human Resources and Compensation Committee will consider the outcome of the vote when making future compensation decisions for our executive officers.

(3)	Because stockholder approval of the Plan is required under the rules of the NYSE, the NYSE treats abstentions as votes cast.

How do I attend and vote my shares at the Virtual Annual Meeting?

To attend and vote your shares during the virtual Annual Meeting, you will need to log-in to https://web.lumiagm.com/209916247 (password “evolent2021”) using, (i) for record holders, the control number on your proxy card or (ii) for holders who own shares in street name through brokers, the control number issued to you pursuant to the registration process described below.

If you attend the Annual Meeting, you may vote whether or not you previously have given a proxy, but your presence (without further action) at the Annual Meeting will not constitute revocation of a previously given proxy. Unless you have received a legal proxy to vote the shares, if you hold your shares through a bank, broker or other nominee, that is, in “street name,” only that bank, broker or other nominee can revoke your proxy on your behalf.

You may revoke a proxy for shares held by a bank, broker or other nominee by submitting new voting instructions to the bank, broker or other nominee or, if you have obtained a “legal proxy” from the bank, broker or other nominee giving you the right to vote the shares at the Annual Meeting, by attending the Annual Meeting and voting. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a legal proxy form. After obtaining a valid legal proxy from your broker, bank or other agent, to then register to attend the Annual Meeting, you must submit proof of your legal proxy reflecting the number of your shares along with your name and email address to

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Questions and Answers About the Annual Meeting

American Stock Transfer & Trust Company, LLC. Requests for registration should be directed to proxy@astfinancial.com or to facsimile number 718-765-8730. Written requests can be mailed to:

American Stock Transfer & Trust Company LLC

Attn: Proxy Tabulation Department

6201 15th Avenue

Brooklyn, NY 11219

Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on June 4, 2021. You will receive a confirmation of your registration by email after we receive your registration materials. You may attend the Annual Meeting and vote your shares at https://web.lumiagm.com/209916247 during the meeting. The password for the Annual Meeting is “evolent2021.” Follow the instructions provided to vote. We encourage you to access the meeting prior to the start time leaving ample time for the check in.

Can I change my vote after I submit my proxy card?

If you cast a vote by proxy, you may revoke it at any time before it is voted by:

•	filing a written notice revoking the proxy with our Secretary at our address;

•	properly submitting to us a proxy with a later date;

•	submitting a vote at a later time online before the closing of this voting facility at 11:59 p.m. EDT, June 9, 2021; or

•	voting at the Annual Meeting (see “How do I attend and vote my shares at the Virtual Annual Meeting” above).

Can I ask questions at the Virtual Annual Meeting?

Stockholders as of our record date who attend and participate in our virtual Annual Meeting at https://web.lumiagm.com/209916247 (password “evolent2021”) will have an opportunity to submit questions live via the Internet during a designated portion of the meeting. To ask a question, stockholders must have available their control number provided on their proxy card, voting instruction form or Notice. Stockholders attending the virtual Annual Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting.

Who will count the votes?

We have retained American Stock Transfer & Trust Company, LLC to tabulate the votes for the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

We will publish the final results of the voting in a Current Report on Form 8-K within four business days after the Annual Meeting.

How do I vote?

Voting at the Virtual Annual Meeting. Stockholders who attend the virtual Annual Meeting should follow the instructions at https://web.lumiagm.com/209916247. The password for the Annual Meeting is “evolent2021.”

Voting by Proxy. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, access to our proxy materials via the Internet. In that case, you may instruct the proxy holders named in the proxy card how to vote your shares of common stock in one of the following ways:

•	Vote online. You can vote at www.voteproxy.com. To vote online, you must have the stockholder identification number provided in your proxy card.

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Questions and Answers About the Annual Meeting

•	Vote by regular mail. If you received printed materials and would like to vote by mail, then please mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided.

If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and voting instructions have been forwarded to you by that organization. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. You should instruct your broker or nominee how to vote your shares by following the voting instructions provided by your broker or nominee. If you request printed copies of the proxy materials by mail, you will receive a vote instruction form for this purpose.

If you sign and submit your proxy card without specifying how you would like your shares voted, your shares will be voted in accordance with the Board’s recommendations specified in the next question and in accordance with the discretion of the person named on the proxy card with respect to any other matters that may be voted upon at the Annual Meeting or at any adjournment or postponement of the Annual Meeting.

Even if you plan to attend the Annual Meeting, we recommend that you submit a proxy to vote your shares in advance so that your vote will be counted if you later are unable to attend the Annual Meeting.

How does the Board recommend that I vote on each of the proposals?

The Board recommends that you vote:

•	FOR Proposal 1: the approval of proposed amendments to the Company’s Restated Certificate of Incorporation to declassify the Board;

•	FOR Proposal 2: the approval of proposed amendments to the Company’s Restated Certificate of Incorporation to eliminate supermajority voting requirements;

•	FOR Proposal 3: the election of four Class III director nominees named in this proxy statement to serve on our Board;

•	FOR Proposal 4: the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021;

•	FOR Proposal 5: the approval of the compensation of our named executive officers for 2020 on an advisory basis (also referred to as the “say-on-pay” vote); and

•	FOR Proposal 6: the approval of the proposed Amended and Restated 2015 Omnibus Incentive Compensation Plan.

What other information should I review before voting?

Our 2020 Annual Report to stockholders, including our consolidated financial statements for the fiscal year ended December 31, 2020, is being made available to you along with this proxy statement. You may obtain, free of charge, copies of our 2020 Annual Report to stockholders and our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which contains additional information about the Company, on our website at www.evolenthealth.com or by directing your request in writing to Evolent Health, Inc., 800 N. Glebe Road, Suite 500, Arlington, VA 22203, Attention: Investor Relations. Our 2020 Annual Report to stockholders and our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, however, are not part of the proxy solicitation materials, and the information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the Securities and Exchange Commission (the “SEC”).

Who will pay for the cost of this proxy solicitation?

We will pay the cost of the solicitation of proxies. In addition to the solicitation of proxies by mail, our directors, officers and employees may solicit proxies personally or by telephone. No arrangements or contracts have been made with any solicitors as of the date of this proxy statement, although we reserve the right to engage solicitors if we deem them necessary. Such solicitations may be made by mail, telephone, facsimile, email or personal interviews.

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Questions and Answers About the Annual Meeting

Why didn’t I automatically receive a paper copy of the proxy statement, proxy card and annual report?

Pursuant to rules adopted by the SEC, we have elected to provide our stockholders access to our proxy materials via the Internet.

How can I receive electronic access to the proxy materials?

You may access our proxy materials over the Internet at http://ir.evolenthealth.com/financial-info/annual-reports-and-proxy-statements/default.aspx. The materials sent to you include instructions on how to request a printed set of the proxy materials by mail or an electronic set of materials by email. In addition, stockholders may request to receive future proxy materials in printed form, by mail or electronically by email on an ongoing basis. Choosing to receive future proxy materials by email will save the Company the cost of printing and mailing documents to you and will reduce the environmental impact of the Annual Meeting. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive future proxy materials by email will remain in effect until you terminate it.

No person is authorized on our behalf to give any information or to make any representations with respect to the proposals other than the information and the representations contained in this proxy statement, and, if given or made, such information and/or representations must not be relied upon as having been authorized.

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OTHER MATTERS

Solicitation of Proxies

We will pay the cost of solicitation of proxies. Our directors, officers and employees may solicit proxies personally, by telephone, via the Internet or by mail without additional compensation for such activities. We also will request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send a proxy statement to and obtain proxies from such beneficial owners. We will reimburse such holders for their reasonable expenses. In addition, we have retained Saratoga Proxy Consulting, LLC, to assist in the solicitation of proxies for a fee of $12,500 plus associated costs and expenses.

Stockholder Proposals

Proposals for Inclusion in our Proxy Materials

If any stockholder, in accordance with SEC Rule 14a-8, wishes to submit a proposal for inclusion in our proxy statement for our 2022 annual meeting of stockholders, the proposal must be received by our Secretary on or before the close of business on                     . The proposal should be mailed by certified mail return receipt requested to our Secretary at Evolent Health, Inc., 800 N. Glebe Road, Suite 500, Arlington, VA 22203.

Nominations for Inclusion in our Proxy Materials (Proxy Access)

Under our proxy access by-law, a stockholder (or a group of up to 20 stockholders) owning three percent or more of our Class A common stock continuously for at least three years may nominate and include in our proxy statement candidates for the greater of two or 20% of our Board. Nominations must comply with the requirements and conditions of our proxy access by-law and applicable law, including delivering proper notice to us not less than 120 days nor more than 150 days prior to the first anniversary of the preceding year’s annual meeting, which means not earlier than January 11, 2022 nor later than February 10, 2022. If the date of the 2022 annual meeting is advanced by more than 30 days, or delayed by more than 30 days, from the anniversary date of the preceding annual meeting, notice must be received not later than the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made.

Other Proposals and Nominations

Any stockholder who wishes to make a nomination or introduce an item of business, other than as described above, must comply with the procedures set forth in our by-laws and under applicable law, including delivering proper notice to us not less than 120 days nor more than 150 days prior to the first anniversary of the preceding year’s annual meeting, which means not earlier than January 11, 2022 nor later than February 10, 2022. If the date of the 2022 annual meeting is advanced by more than 30 days, or delayed by more than 30 days, from the anniversary date of the preceding annual meeting, notice must be received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the 10th day following the day on which Public Announcement of the date of such meeting is first made.

Householding of Proxy Materials

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of the proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement, notice of internet availability and annual report to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any

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Other Matters

time, you no longer wish to participate in householding and would prefer to receive separate proxy materials in the future, or if you and other stockholders sharing your address are receiving multiple copies of the proxy materials and you would like to receive only a single copy of such materials in the future, please notify your broker, or notify us by writing to our Secretary at Evolent Health, Inc., 800 N. Glebe Road, Suite 500, Arlington, VA 22203, or via phone at 1-844-246-2928. If you share an address with another stockholder and have received only one set of this year’s proxy materials and you wish to receive a separate copy, please notify us by writing to our Secretary at Evolent Health, Inc., 800 N. Glebe Road, Suite 500, Arlington, VA 22203, or via phone at 1-844-246-2928 and we will deliver a separate copy to you promptly.

Other Matters

The Board does not know of any matters other than those described in this proxy statement that will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

By Order of our Board of Directors,

Jonathan D. Weinberg

General Counsel and Secretary

Arlington, VA

April    , 2021

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APPENDIX A

PROPOSED AMENDMENT TO THE EVOLENT HEALTH, INC. SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Text of the proposed amendment (deletions are indicated by strikeouts and additions are indicated by bold underlining):

ARTICLE V

SECTION 5.01. Board of Directors. (a) The business and affairs of the Corporation shall be managed by or under the direction of the Board. Except as otherwise fixed by or pursuant to the provisions of Article IV of this Certificate relating to the rights of the holders of any series of Preferred Stock or any class or series of stock having a preference over the Common Stock as to dividends or upon dissolution, liquidation or winding up, the total number of the directors of the Corporation shall not be more than ten, with the then-authorized number of directors being fixed from time to time by or pursuant to the By-laws; provided that the number of directors may be increased if necessary to satisfy the requirements of applicable laws and stock exchange regulations.

(b) During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article IV, then upon the commencement, and for the duration, of the period during which such right continues: (i) the then total authorized number of directors of the Corporation shall automatically be increased by such specified number of additional directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors pursuant to the provisions of the Board’s designation for the series of Preferred Stock, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to such provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total and authorized number of directors of the Corporation shall be reduced accordingly.

SECTION 5.02. Classified Board. Prior to the date of the 2023 annual meeting of stockholders, t~~T~~he Board (other than those directors elected by the holders of any series of Preferred Stock provided for or fixed pursuant to Article IV (the “Preferred Stock Directors”)) shall be divided into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III. Any director elected prior to the date of the 2021 annual meeting of stockholders will serve for a three-year term expiring on the date of the third annual meeting of stockholders of the Corporation following the annual meeting of stockholders at which that Director was elected. Each director elected at the 2021 annual meeting of stockholders will be elected for a one-year term expiring at the 2022 annual meeting of stockholders. Each director elected at the 2022 annual meeting of stockholders will be elected for a one-year term expiring at the 2023 annual meeting of stockholders. At the 2023 annual meeting of stockholders and at each annual meeting of stockholders thereafter, all directors will be elected for a one-year term expiring at the next annual meeting of stockholders. ~~Class I directors shall initially serve until the first annual meeting of stockholders following the effectiveness of this Article V; Class II directors shall initially serve until the second annual meeting of stockholders following the effectiveness of this Article V; and Class III directors shall initially serve until the third annual meeting of stockholders following the effectiveness of this Article V. Commencing with the first annual meeting of stockholders following the effectiveness of this Article V,~~

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~~each director of each class the term of which shall then expire shall be elected to hold office for a three-year term and until such director’s successor has been duly elected and qualified.~~ In case of any increase or decrease~~, from time to time,~~ in the number of directors (other than Preferred Stock Directors) prior to the date of the 2023 annual meeting of stockholders, the number of directors in each class shall be apportioned as nearly equal as possible. ~~The Board is authorized to assign members of the Board already holding office to Class I, ClassII or ClassIII.~~

SECTION 5.03. Advance Notice of Nominations. Advance notice of nominations for the election of directors shall be given in the manner and to the extent provided in the By-laws.

SECTION 5.04. Vacancies and Newly Created Directorships. Except as otherwise provided for or fixed by or pursuant to the provisions of Article IV of this Certificate relating to the rights of the holders of any series of Preferred Stock or any class or series of stock having a preference over the Common Stock as to dividends or upon dissolution, liquidation or winding up, newly created directorships resulting from any increase in the number of directors or any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause shall only be filled by the Board, and not by the stockholders, by the affirmative vote of a majority of the remaining directors then in office, or by a sole remaining director, even though less than a quorum of the Board, subject to the terms of the Stockholders Agreement (so long as such agreement remains in effect). Prior to the date of the 2023 annual meeting of stockholders, a~~A~~ny director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified. From and after the date of the 2023 annual meeting of stockholders, any director so chosen shall hold office until the next succeeding annual meeting of stockholders and thereafter until his or her successor shall be elected and qualified. No decrease in the number of directors constituting the Board shall shorten the term of any director then in office.

SECTION 5.05. Removal of Directors. Except for such additional directors, if any, as are elected by the holders of any series of Preferred Stock as provided for or fixed pursuant to Article IV, any director or the entire Board may be removed from office (a) prior to the date of the 2023 annual meeting of stockholders, at any time, but only for cause and only by the affirmative vote of at least 75% of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, subject to the terms of the Stockholders Agreement (so long as such agreement remains in effect) or (b) on or after the date of the 2023 annual meeting of stockholders, at any time, with or without cause by the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, subject to the terms of the Stockholders Agreement (so long as such agreement remains in effect)~~; provided, however, that prior to the Trigger Event, any director of the Corporation may be removed with or without cause by the holders of the majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, subject to the terms of the Stockholders Agreement (so long as such agreement remains in effect)~~.

SECTION 5.06. No Cumulative Voting. There shall be no cumulative voting in the election of directors.

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APPENDIX B

PROPOSED AMENDMENT TO THE EVOLENT HEALTH, INC. SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Text of the proposed amendment (deletions are indicated by strikeouts and additions are indicated by bold underlining):

ARTICLE VII

SECTION 7.01. Adoption, Amendment or Repeal of By-Laws. In furtherance and not in limitation of the powers conferred by law, the Board is expressly authorized to make, alter, amend or repeal the By-laws, subject to the power of the stockholders of the Corporation entitled to vote with respect thereto to make, alter, amend or repeal the By-laws; provided, that with respect to the powers of stockholders entitled to vote with respect thereto to make, alter, amend or repeal the By-laws, ~~from and after the Trigger Event,~~ in addition to any other vote otherwise required by law, the affirmative vote of the holders of at least ~~75%~~ a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote with respect thereto, voting together as a single class, shall be required to make, alter, amend or repeal the By-laws.

ARTICLE VIII

SECTION 8.01. Amendments. The Corporation reserves the right to amend, alter, change or repeal (whether directly, by the filing of a certificate of designations, powers, preferences, rights or privileges, by a Business Combination Transaction or otherwise) any provision contained in this Certificate, in the manner now or hereafter prescribed by this Certificate and the DGCL, and all rights, preferences and privileges herein conferred upon stockholders by and pursuant to this Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article VIII. Notwithstanding the foregoing, ~~from and after the Trigger Event, the~~ no provision~~s set forth in Article V, Sections 6.01 and 6.02 of Article VI, Articles VII, VIII, IX, X and XI~~ of this Certificate may ~~not~~ be repealed or amended (whether directly, by the filing of a certificate of designations, powers, preferences, rights or privileges, by a Business Combination Transaction or otherwise) in any respect, and no other provision may be adopted, amended (whether directly, by the filing of a certificate of designations, powers, preferences, rights or privileges, by a Business Combination Transaction or otherwise) or repealed which would have the effect of modifying or permitting the circumvention of ~~the~~ any provision~~s~~ set forth ~~in Article V, Sections 6.01 and 6.02 of Article VI, Articles VII, VIII, IX, X and XI~~herein, unless such action is approved by the affirmative vote of the holders of not less than ~~75~~a majority~~%~~ of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote with respect thereto, voting together as a single class.

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APPENDIX C

USE OF NON-GAAP FINANCIAL METRICS

Adjusted EBITDA

Adjusted EBITDA is defined as EBITDA (net loss attributable to common shareholders of Evolent Health, Inc. before interest income, interest expense, (provision) benefit for income taxes, depreciation and amortization expenses, adjusted to exclude equity method investment impairment, loss on extinguishment of debt, gain (loss) from equity method investees, gain (loss) on disposal of assets and consolidation, goodwill impairment, changes in fair value of contingent consideration and indemnification asset, other income (expense), net, net loss attributable to non-controlling interests, repositioning costs, stock-based compensation expense, severance costs, amortization of contract cost assets and acquisition-related costs.

The following table presents our reconciliation of Adjusted EBITDA to net loss attributable to common shareholders of Evolent Health, Inc. (unaudited, in thousands except share and per share data):

	For the Year Ended December 31, 2020	For the Three Months Ended
		March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020

Net loss attributable to common shareholders of Evolent Health, Inc.	$(334,246)	$(78,752)	$(203,521)	$(37,348)	$(14,625)

Less:

Interest income	3,164	919	842	1,288	115

Interest expense	(28,337)	(6,285)	(6,293)	(7,419)	(8,340)

(Provision) benefit for income taxes	3,553	(270)	3,904	(503)	422

Depreciation and amortization expenses	(61,475)	(16,138)	(15,778)	(14,694)	(14,865)

Equity method investment impairment	(47,133)	(47,133)	—	—	—

Loss on extinguishment of debt, net	(4,789)	—	—	(4,789)	—

Gain (loss) from equity method investees	10,039	(412)	25,143	(13,717)	(975)

Gain (loss) on disposal of assets and consolidation	(698)	(6,447)	—	—	5,749

Goodwill impairment	(215,100)	—	(215,100)	—	—

Change in fair value of contingent consideration and indemnification asset	(3,860)	3,818	(756)	(2,570)	(4,352)

Other income (expense), net	(119)	(71)	352	(111)	(289)

Net loss attributable to non-controlling interests	—	—	—	822	(822)

Repositioning costs	(1,275)	—	—	—	(1,275)

Stock-based compensation expense	(14,606)	(3,508)	(3,703)	(3,164)	(4,231)

Severance costs	(8,986)	(6,103)	(30)	(1,757)	(1,096)

Amortization of contract cost assets	(3,944)	(440)	(767)	(2,610)	(127)

Acquisition costs	(2,116)	(309)	(374)	(807)	(626)

Adjusted EBITDA	$41,436	$3,627	$9,039	$12,683	$16,087

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APPENDIX D

EVOLENT HEALTH, INC.

AMENDED AND RESTATED

2015 OMNIBUS INCENTIVE COMPENSATION PLAN

SECTION 1. Purpose. The Evolent Health, Inc. 2015 Omnibus Incentive Compensation Plan was originally adopted by the Board of Directors of Evolent Health, Inc. (the “Board”) on May 1, 2015 and was amended on April 18, 2018 (the “2015 Plan”). The purpose of the 2015 Plan, as hereby amended and restated (the “Plan”), is to promote the interests of Evolent Health, Inc. and its stockholders by (a) attracting and retaining exceptional directors, officers, employees and consultants (including prospective directors, officers, employees and consultants) of the Company (as defined below) and its Affiliates (as defined below), including Evolent Health LLC, and (b) enabling such individuals to participate in the long-term growth and financial success of the Company.

SECTION 2. Definitions. As used herein, the following terms shall have the meanings set forth below:

“Affiliate” means (a) any entity that, directly or indirectly, is controlled by, controls or is under common control with, the Company and/or (b) any entity in which the Company has a significant equity interest, in either case as determined by the Committee. For the avoidance of doubt, Affiliates of the Company shall include Evolent Health LLC and its Subsidiaries.

“Award” means any award that is permitted under Section 6 and granted under the Plan.

“Applicable Exchange” means the New York Stock Exchange or any other national stock exchange or quotation system on which the Shares may be listed or quoted.

“Award Agreement” means any written or electronic agreement, contract or other instrument or document evidencing any Award, which may (but need not) require execution or acknowledgment by a Participant.

“Board” shall have the meaning specified in Section 1.

“Cash Incentive Award” means an Award (a) granted pursuant to Section 6(g), (b) that is settled in cash and (c) the value of which is set by the Committee and is not calculated by reference to the Fair Market Value of a Share.

“Cause” shall (a) have the meaning set forth in an Award Agreement or, if the Participant is party to a written employment or services agreement with the Company that includes a definition of “cause”, the meaning set forth in such agreement or (b) if there is no definition set forth in an Award Agreement or applicable employment or services agreement, mean:

(i) the Participant’s failure to perform any of the Participant’s material duties to the Company, including, without limitation, a breach of the Company’s code of ethics, conflict of interest or employment policies;

(ii) the Participant’s misappropriation of a material business opportunity of the Company, including securing or attempting to secure any personal profit in connection with any transaction entered into on behalf of the Company;

(iii) the Participant’s misappropriation (or attempted misappropriation) of any Company funds or property;

(iv) the Participant’s conviction of, indictment for (or its procedural equivalent), or entering of a guilty plea or plea of no contest with respect to (or its procedural equivalent), a felony or any other crime involving dishonesty or theft of property;

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(v) the Participant’s commission of one or more acts of sexual harassment in violation of applicable federal, state or local laws;

(vi) the Participant’s use of illegal drugs, abuse of controlled substances, or abuse or excessive use of alcohol, which (in the case of alcohol use) interferes with or affects the Participant’s responsibilities to the Company or which reflects negatively upon the integrity or reputation of the Company; or

(vii) the Participant’s breach of the terms of any employment agreement, confidentiality agreement, non-competition agreement or non-solicitation agreement or any other material agreement between the Participant and the Company, after giving effect to the notification provisions, if any, and the mechanisms to remedy or cure such breach as described in any such agreement.

The Company shall determine whether conduct constituting “Cause” has occurred for purposes of any Award. For purposes of this definition, (x) “Company” includes any Subsidiary or Affiliate and (y) “Cause” is not limited to events that have occurred before a termination of the Participant’s employment or services with the Company, nor is it necessary that the Company’s finding of “Cause” occur prior to termination of such employment or services with the Company.

“Change of Control” shall (a) have the meaning set forth in an Award Agreement; provided, however, that except in the case of a transaction similar to a transaction described in subparagraph (b)(iii) below, any definition of Change of Control set forth in an Award Agreement shall provide that a Change of Control shall not occur until consummation or effectiveness of a change in control of the Company, rather than upon the announcement, commencement, stockholder approval or other potential occurrence of any event or transaction that, if completed, would result in a change in control of the Company, or (b) if there is no definition set forth in an Award Agreement, mean the occurrence of any of the following events:

(i) during any period of 24 consecutive calendar months, individuals who were directors of the Company on the first day of such period (the “Incumbent Directors”) cease for any reason to constitute a majority of the Board; provided, however, that any individual becoming a director subsequent to the first day of such period whose election, or nomination for election, by the Company’s stockholders was made pursuant to the Stockholders Agreement or approved by a vote of at least a majority of the Incumbent Directors shall be considered as though such individual were an Incumbent Director, but excluding, for purposes of this proviso, any such individual whose initial assumption of office occurs as a result of an actual or threatened proxy contest with respect to election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as used in Section 13(d) of the Exchange Act) (a “Person”), in each case other than the Board;

(ii) the consummation of (A) a merger, consolidation, statutory share exchange or similar form of corporate transaction involving (x) the Company or (y) any of its Subsidiaries, but in the case of this clause (y) only if Company Voting Securities (as defined below) are issued or issuable (each of the events referred to in this clause (A) being hereinafter referred to as a “Reorganization”) or (B) the sale or other disposition of all or substantially all the assets of the Company to an entity that is not an Affiliate (a “Sale”), in each case, if such Reorganization or Sale requires the approval of the Company’s stockholders under the law of the Company’s jurisdiction of organization (whether such approval is required for such Reorganization or Sale or for the issuance of securities of the Company in such Reorganization or Sale), unless, immediately following such Reorganization or Sale, (1) all or substantially all the Persons who were the “beneficial owners” (as used in Rule 13d-3 under the Exchange Act (or a successor rule thereto)) of the securities eligible to vote for the election of the Board (“Company Voting Securities”) outstanding immediately prior to the consummation of such Reorganization or Sale continue to beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the corporation or other entity resulting from such Reorganization or Sale (including a corporation or other entity that, as a result of such transaction, owns the Company or all or substantially all the Company’s assets either directly or through one or more subsidiaries) (the “Continuing Company”) in substantially the same proportions as their ownership, immediately prior to the consummation of such Reorganization or Sale, of the outstanding Company Voting Securities (excluding, for such purposes, any outstanding voting

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securities of the Continuing Company that such beneficial owners hold immediately following the consummation of the Reorganization or Sale as a result of their ownership prior to such consummation of voting securities of any corporation or other entity involved in or forming part of such Reorganization or Sale other than the Company), (2) no Person (excluding any employee benefit plan (or related trust) sponsored or maintained by the Continuing Company or any entity controlled by the Continuing Company) beneficially owns, directly or indirectly, 50% or more of the combined voting power of the then outstanding voting securities of the Continuing Company and (3) at least 50% of the members of the board of directors of the Continuing Company were Incumbent Directors at the time of the execution of the definitive agreement providing for such Reorganization or Sale or, in the absence of such an agreement, at the time at which approval of the Board was obtained for such Reorganization or Sale;

(iii) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company unless such liquidation or dissolution is part of a transaction or series of transactions described in paragraph (ii) above that does not otherwise constitute a Change of Control; or

(iv) any Person, corporation or other entity or “group” (as used in Section 13(d) of the Exchange Act) (other than (A) the Company, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or an Affiliate or (C) any entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the voting power of the Company Voting Securities) becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company Voting Securities; provided, however, that for purposes of this subparagraph (iv), the following acquisitions shall not constitute a Change of Control: (w) any acquisition directly from the Company, (x) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate (y) any acquisition by an underwriter temporarily holding such Company Voting Securities pursuant to an offering of such securities or any acquisition by a pledgee of Company Voting Securities holding such securities as collateral or temporarily holding such securities upon foreclosure of the underlying obligation or (z) any acquisition pursuant to a Reorganization or Sale that does not constitute a Change of Control for purposes of subparagraph (ii) above.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto, and the Treasury Regulations.

“Committee” means the Compensation Committee of the Board or a subcommittee thereof, or such other committee of the Board as may be designated by the Board to administer the Plan.

“Company” means Evolent Health, Inc., a corporation organized under the laws of Delaware, together with any successor thereto.

“Deferred Share Unit” means a deferred share unit Award that represents an unfunded and unsecured promise to deliver Shares in accordance with the terms of the applicable Award Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute thereto, and the regulations promulgated thereunder.

“Exercise Price” means (a) in the case of each Option, the price specified in the applicable Award Agreement as the price-per-Share at which Shares may be purchased pursuant to such Option or (b) in the case of each SAR, the price specified in the applicable Award Agreement as the reference price-per-Share used to calculate the amount payable to the Participant pursuant to such SAR.

“Fair Market Value” means, except as otherwise provided in the applicable Award Agreement, (a) with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee and (b) with respect to Shares, as of any date, (i) the closing per-share sales price of Shares as reported by the Applicable Exchange for such stock exchange for such date or if there were no sales on such date, on the closest

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preceding date on which there were sales of Shares or (ii) in the event there shall be no public market for the Shares on such date, the fair market value of the Shares as determined in good faith by the Committee consistent with the requirements of Sections 409A and 422 of the Code, to the extent applicable.

“Incentive Stock Option” means an option to purchase Shares from the Company that (a) is granted under Section 6(b) of the Plan and (b) is intended to qualify for special Federal income tax treatment pursuant to Sections 421 and 422 of the Code, as now constituted or subsequently amended, or pursuant to a successor provision of the Code, and which is so designated in the applicable Award Agreement.

“Independent Director” means a member of the Board (a) who is neither an employee of the Company nor an employee of any Affiliate, and (b) who, at the time of acting, is a “Non-Employee Director” under Rule 16b-3.

“Nonqualified Stock Option” means an option to purchase Shares from the Company that (a) is granted under Section 6(b) of the Plan and (b) is not an Incentive Stock Option.

“Option” means an Incentive Stock Option or a Nonqualified Stock Option or both, as the context requires.

“Participant” means any director, officer, employee or consultant (including any prospective director, officer, employee or consultant) of the Company or its Affiliates, including, for the avoidance of doubt, Evolent Health LLC, who is eligible for an Award under Section 5 and who is selected by the Committee to receive an Award under the Plan or who receives a Substitute Award pursuant to Section 4(c).

“Performance Criteria” means the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Performance Period with respect to any Performance Unit or other Award subject to performance-vesting, including, if applicable, any Cash Incentive Award.

“Performance Formula” means, for a Performance Period, the one or more formulas applied against the relevant Performance Goal to determine, with regard to the Award, whether all, some portion but less than all, or none of such Award has been earned for the Performance Period.

“Performance Goal” means, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria.

“Performance Period” means the one or more periods of time as the Committee may select over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of an Award.

“Performance Unit” means an Award under Section 6(f) of the Plan that has a value set by the Committee (or that is determined by reference to a valuation formula specified by the Committee or the Fair Market Value of Shares), which value may be paid to the Participant by delivery of such property as the Committee shall determine, including without limitation, cash or Shares, or any combination thereof, upon achievement of such Performance Goals during the relevant Performance Period as the Committee shall establish at the time of such Award or thereafter.

“Plan” shall have the meaning specified in Section 1.

“Restricted Share” means a Share that is granted under Section 6(d) of the Plan that is subject to certain transfer restrictions, forfeiture provisions and/or other terms and conditions specified herein and in the applicable Award Agreement.

“RSU” means a restricted stock unit Award that is granted under Section 6(d) of the Plan and is designated as such in the applicable Award Agreement and that represents an unfunded and unsecured promise to deliver Shares, cash, other securities, other Awards or other property in accordance with the terms of the applicable Award Agreement.

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“Rule 16b-3” means Rule 16b-3 as promulgated and interpreted by the SEC under the Exchange Act or any successor rule or regulation thereto as in effect from time to time.

“SAR” means a stock appreciation right Award that is granted under Section 6(c) of the Plan and that represents an unfunded and unsecured promise to deliver Shares, cash, other securities, other Awards or other property equal in value to the excess, if any, of the Fair Market Value per Share on the date of exercise of the SAR over the Exercise Price per Share of the SAR, subject to the terms of the applicable Award Agreement.

“SEC” means the Securities and Exchange Commission or any successor thereto and shall include the staff thereof.

“Shares” means shares of Class A Common Stock of the Company, $0.01 par value, or such other securities of the Company (a) into which such shares shall be changed by reason of a recapitalization, merger, consolidation, split-up, combination, exchange of shares or other similar transaction or (b) as may be determined by the Committee pursuant to Section 4(b).

“Stockholders Agreement” means that a certain stockholders agreement by and among the Company, The Advisory Board, TPG Growth II BDH, L.P., TPG Eagle Holdings L.P. and UPMC, dated as of June 4, 2015.

“Subsidiary” means any entity in which the Company, directly or indirectly, possesses fifty percent (50%) or more of the total combined voting power of all classes of its stock.

“Substitute Awards” shall have the meaning specified in Section 4(c).

“Treasury Regulations” means all proposed, temporary and final regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Unrestricted Pool” means five percent (5%) of the Plan Share Limit (as defined in Section 4).

SECTION 3. Administration.

(a) Composition of the Committee. The Plan shall be administered by the Committee, which shall be composed of one or more directors, as determined by the Board; provided that, to the extent necessary to comply with the rules of the Applicable Exchange and Rule 16b-3 and any other applicable laws or rules, the Committee shall be composed of two or more directors, all of whom shall be Independent Directors and all of whom shall meet the independence requirements of the Applicable Exchange.

(b) Authority of the Committee. Subject to the terms of the Plan and applicable law, and in addition to the other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have sole and plenary authority to administer the Plan, including the authority to (i) designate Participants, (ii) determine the type or types of Awards to be granted to a Participant, (iii) determine the number of Shares or dollar value to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with, Awards, (iv) determine the terms and conditions of any Awards, (v) determine the vesting schedules of Awards (which, except for Awards relating to a number of Shares not to exceed the Unrestricted Pool, shall provide for full vesting no earlier than 12 months after the applicable grant date, subject to any accelerated vesting or exercisability, as applicable, otherwise permitted by the terms of the Plan) and, if certain performance criteria must be attained in order for an Award to vest or be settled or paid, establish such performance criteria and certify whether, and to what extent, such performance criteria have been attained, (vi) determine whether, to what extent and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended, (vii) determine whether, to what extent and under what circumstances cash, Shares, other securities, other Awards, other property and other amounts

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payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee, (viii) interpret, administer, reconcile any inconsistency in, correct any default in and/or supply any omission in, the Plan and any instrument or agreement relating to, or Award made under, the Plan, (ix) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan, (x) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, Awards, (xi) amend an outstanding Award or grant a replacement Award for an Award previously granted under the Plan if, in its sole discretion, the Committee determines that (A) the tax consequences of such Award to the Company or the Participant differ from those consequences that were expected to occur on the date the Award was granted or (B) clarifications or interpretations of, or changes to, tax law or regulations permit Awards to be granted that have more favorable tax consequences than initially anticipated and (xii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(c) Committee Decisions. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award shall be within the sole and plenary discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all Persons, including the Company, any Affiliate, any Participant, any holder or beneficiary of any Award and any stockholder.

(d) Indemnification. No member of the Board, the Committee or any employee of the Company (each such person, a “Covered Person”) shall be liable for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award. Each Covered Person shall be indemnified and held harmless by the Company from and against (i) any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement and (ii) any and all amounts paid by such Covered Person, with the Company’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person; provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding, and, once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the Company’s Amended and Restated Certificate of Incorporation and the Amended and Restated By-Laws, in each case, as may be amended from time to time. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under the Company’s Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such persons or hold them harmless.

(e) Delegation of Authority to Senior Officers. Subject to applicable law, the Committee may delegate, on such terms and conditions as it determines in its sole and plenary discretion, to one or more senior officers of the Company, the authority to make grants of Awards to officers (other than any officer subject to Section 16 of the Exchange Act), employees and consultants of the Company and its Affiliates (including any prospective officer (other than any such officer who is expected to be subject to Section 16 of the Exchange Act), employee or consultant) and all necessary and appropriate decisions and determinations with respect thereto. In the event of any delegation described in the preceding sentence, the term “Committee”, as used herein, shall include the senior officer or officers so delegated to the extent of such delegation.

(f) Awards to Independent Directors. Notwithstanding anything to the contrary contained herein, the Board may, in its sole and plenary discretion, at any time and from time to time, grant Awards to

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Independent Directors or administer the Plan with respect to such Awards. In any such case, the Board shall have all the authority and responsibility granted to the Committee herein.

SECTION 4. Shares Available for Awards; Cash Payable Pursuant to Awards.

(a) Shares and Cash Available.

(i) Subject to adjustment as provided in Section 4(b), the maximum aggregate number of Shares that may be delivered pursuant to Awards granted under the Plan, shall be equal to 15,435,000 (the “Plan Share Limit”).

(ii) Subject to adjustment as provided in Section 4(b), each Share with respect to which an Award denominated in Shares is granted under the Plan shall reduce the Plan Share Limit by one Share. Upon exercise of a stock-settled SAR, each Share with respect to which such stock-settled SAR is exercised shall be counted as one Share against the Plan Share Limit, regardless of the number of Shares actually delivered upon settlement of such stock-settled SAR. Awards that are required to be settled in cash will not reduce the Plan Share Limit. Subject to adjustment as provided in Section 4(b), the maximum aggregate number of Shares that may be delivered pursuant to Incentive Stock Options granted under the Plan, shall be equal to 15,435,000 (the “Plan ISO Limit”).

(iii) If any Award granted under the Plan is (A) forfeited, or otherwise expires, terminates or is canceled without the delivery of all Shares subject thereto, or (B) is settled other than wholly by delivery of Shares (including cash settlement), then, in the case of clauses (A) and (B), the number of Shares subject to such Award that were not issued with respect to such Award will not be treated as issued for purposes of reducing the Plan Share Limit. For the avoidance of doubt, no Shares that are surrendered or tendered to the Company in payment of the Exercise Price of an Option or any taxes required to be withheld in respect of an Award shall again become available to be delivered pursuant to Awards granted under the Plan.

(iv) Subject to adjustment as provided in Section 4(b), with respect to Awards to a Participant other than an Independent Director (A) in the case of Awards that are settled in Shares, the maximum aggregate number of Shares with respect to which Awards may be granted in any fiscal year of the Company under the Plan (1) to any Participant shall be 5,000,000 (the “Annual Individual Plan Share Limit”), (B) in the case of Awards that are settled in cash based on the Fair Market Value of a Share, the maximum aggregate amount of cash that may be paid pursuant to Awards granted to any Participant in any fiscal year of the Company under the Plan shall be equal to the per-Share Fair Market Value as of the relevant vesting, payment or settlement date multiplied by the Annual Individual Plan Share Limit, and (C) in the case of all Awards to Participants other than those described in clauses (A) and (B), the maximum aggregate amount of cash and other property (valued at its Fair Market Value) other than Shares that may be paid or delivered pursuant to Awards under the Plan to any Participant in any fiscal year of the Company shall be equal to $5,000,000.

(v) Subject to adjustment as provided in Section 4(b), (A) in the case of Awards that are settled in Shares, the maximum aggregate number of Shares with respect to which Awards may be granted in any fiscal year of the Company under the Plan to any Independent Director shall be 500,000 (the “Annual Independent Director Plan Share Limit”), (B) in the case of Awards that are settled in cash based on the Fair Market Value of a Share, the maximum aggregate amount of cash that may be paid pursuant to Awards granted to any Independent Director in any fiscal year of the Company under the Plan shall be equal to the per-Share Fair Market Value as of the relevant vesting, payment or settlement date multiplied by the Annual Independent Director Plan Share Limit, and (C) in the case of all Awards to Independent Directors other than those described in clauses (A) And (B), the maximum aggregate amount of cash and other property (valued at its Fair Market Value) other than Shares that may be paid or delivered pursuant to Awards under the Plan to any Independent Director in any fiscal year of the Company shall be equal to $500,000.

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(b) Adjustments for Changes in Capitalization and Similar Events.

(i) In the event of any extraordinary dividend or other extraordinary distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, rights offering, stock split, reverse stock split, split-up or spin-off, the Committee shall equitably adjust any or all of (A) the number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted, including (1) Plan Share Limit, (2) the Plan ISO Limit, (3) the Annual Individual Plan Share Limit and (4) the Annual Independent Director Plan Share Limit, and (B) the terms of any outstanding Award, including (1) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards or to which outstanding Awards relate and (2) the Exercise Price, if applicable, with respect to any Award; provided, however, that the Committee shall determine the method and manner in which to effect such equitable adjustment and such adjustment shall comply with Sections 424 and 409A of the Code to the extent applicable.

(ii) In the event that the Committee determines that any reorganization, merger, consolidation, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares (including any Change of Control) such that an adjustment is determined by the Committee in its discretion to be appropriate or desirable, then the Committee may (A) in such manner as it may deem appropriate or desirable and in compliance with Sections 424 and 409A of the Code to the extent applicable, equitably adjust any or all of (1) the number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted, including (W) the Plan Share Limit, (X) the Plan ISO Limit (Y) the Annual Individual Plan Share Limit and (Z) the Annual Independent Director Plan Share Limit, and (2) the terms of any outstanding Award, including (X) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards or to which outstanding Awards relate and (Y) the Exercise Price, if applicable, with respect to any Award, (B) if deemed appropriate or desirable by the Committee, make provision for a cash payment to the holder of an outstanding Award in consideration for the cancelation of such Award, including, in the case of an outstanding Option or SAR, a cash payment to the holder of such Option or SAR in consideration for the cancelation of such Option or SAR in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the Shares subject to such Option or SAR over the aggregate Exercise Price of such Option or SAR and (C) if deemed appropriate or desirable by the Committee, cancel and terminate any Option or SAR having a per-Share Exercise Price equal to, or in excess of, the Fair Market Value of a Share subject to such Option or SAR without any payment or consideration therefor.

(c) Substitute Awards. Awards may, in the discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company or any of its Affiliates or a company acquired by the Company or any of its Affiliates or with which the Company or any of its Affiliates combines (“Substitute Awards”), which assumption or substitution shall comply with Sections 424 and 409A of the Code to the extent applicable; provided, however, that in no event may any Substitute Award be granted in a manner that would violate the prohibitions on repricing of Options and SARs, as set forth in clauses (i), (ii) or (iii) of Section 7(b). The number of Shares underlying any Substitute Awards shall be counted against the Plan Share Limit; provided, however, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding awards previously granted by an entity that is acquired by the Company or any of its Affiliates or with which the Company or any of its Affiliates combines shall not be counted against the Plan Share Limit; provided further, however, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding stock options intended to qualify for special tax treatment under Sections 421 and 422 of the Code that were previously granted by an entity that is acquired by the Company or any of its Affiliates or with which the Company or any of its Affiliates combines shall be counted against the maximum aggregate number of Shares available for Incentive Stock Options under the Plan.

(d) Sources of Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.

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SECTION 5. Eligibility. Any director, officer, employee or consultant (including any prospective director, officer, employee or consultant) of the Company or any of its Affiliates shall be eligible to be designated a Participant.

SECTION 6. Awards.

(a) Types of Awards. Awards may be made under the Plan in the form of (i) Options, (ii) SARs, (iii) Restricted Shares, (iv) RSUs, (v) Performance Units, (vi) Cash Incentive Awards, (vii) Deferred Share Units and (viii) other equity based or equity related Awards that the Committee determines are consistent with the purpose of the Plan and the interests of the Company. Awards may be granted in tandem with other Awards. No Incentive Stock Option (other than an Incentive Stock Option that may be assumed or issued by the Company in connection with a transaction to which Section 424(a) of the Code applies) may be granted to a person who is ineligible to receive an Incentive Stock Option under the Code.

(b) Options.

(i) Grant. Subject to the provisions of the Plan, the Committee shall have sole and plenary authority to determine (A) the Participants to whom Options shall be granted, (B) subject to Section 4(a), the number of Shares subject to each Option to be granted to each Participant, (C) whether each Option shall be an Incentive Stock Option or a Nonqualified Stock Option and (D) the terms and conditions of each Option, including the vesting criteria, term, methods of exercise and methods and form of settlement. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code and any regulations related thereto, as may be amended from time to time. Each Option granted under the Plan shall be a Nonqualified Stock Option unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Stock Option. If an Option is intended to be an Incentive Stock Option, and if, for any reason, such Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a Nonqualified Stock Option appropriately granted under the Plan; provided that such Option (or portion thereof) otherwise complies with the Plan’s requirements relating to Nonqualified Stock Options.

(ii) Exercise Price. The Exercise Price of each Share covered by each Option shall be not less than 100% of the Fair Market Value of such Share (determined as of the date the Option is granted); provided, however, that in the case of each Incentive Stock Option granted to an employee who, at the time of the grant of such Option, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Affiliate, the per-Share Exercise Price shall be no less than 110% of the Fair Market Value per Share on the date of the grant.

(iii) Vesting and Exercise. Subject to the minimum vesting provisions of Section 3(b)(v), each Option shall be vested and exercisable at such times, in such manner and subject to such terms and conditions as the Committee may, in its sole and plenary discretion, specify in the applicable Award Agreement or thereafter. Except as otherwise specified by the Committee in the applicable Award Agreement, each Option may only be exercised to the extent it has already vested at the time of exercise. Each Option shall be deemed to be exercised when written or electronic notice of such exercise has been given to the Company in accordance with the terms of the Award by the person entitled to exercise the Award and full payment pursuant to Section 6(b)(iv) for the Shares with respect to which the Award is exercised has been received by the Company. Exercise of each Option in any manner shall result in a decrease in the number of Shares that thereafter may be available for sale under the Option and, except as expressly set forth in Sections 4(a) and 4(c), in the number of Shares that may be available for purposes of the Plan, by the number of Shares as to which the Option is exercised. The Committee may impose such conditions with respect to the exercise of each Option, including any conditions relating to the application of Federal or state securities laws, as it may deem necessary or advisable.

(iv) Payment. (A) No Shares shall be delivered pursuant to any exercise of an Option until payment in full of the aggregate Exercise Price therefor is received by the Company, and the Participant has paid to

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the Company (or the Company has withheld in accordance with Section 9(d)) an amount equal to any Federal, state, local and foreign income and employment taxes required to be withheld. Such payments may be made in cash (or its equivalent) or, in the Committee’s sole and plenary discretion, (a) by exchanging Shares owned by the Participant (which are not the subject of any pledge or other security interest), (b) if there shall be a public market for the Shares at such time, subject to such rules as may be established by the Committee, through delivery of irrevocable instructions to a broker to sell the Shares otherwise deliverable upon the exercise of the Option and to deliver cash promptly to the Company, (c) by having the Company withhold Shares from the Shares otherwise issuable pursuant to the exercise of the Option (for the avoidance of doubt, the Shares withheld shall be counted against the maximum number of Shares that may be delivered pursuant to the Awards granted under the Plan as provided in Section 4(a) or (d) through any other method (or combination of methods) as approved by the Committee; provided that the combined value of all cash and cash equivalents and the Fair Market Value of any such Shares so tendered to the Company, together with any Shares withheld by the Company in accordance with this Section 6(b)(iv) or Section 9(d), as of the date of such tender, is at least equal to such aggregate Exercise Price and the amount of any Federal, state, local or foreign income or employment taxes required to be withheld, if applicable.

(v) Expiration. Except as otherwise set forth in the applicable Award Agreement, each Option shall expire immediately, without any payment, upon the earlier of (A) the tenth anniversary of the date the Option is granted and (B) three months after the date the Participant who is holding the Option ceases to be a director, officer, employee or consultant of the Company or one of its Affiliates. In no event may an Option be exercisable after the tenth anniversary of the date the Option is granted. Notwithstanding anything to the contrary, if an Incentive Stock Option is granted to an employee who, at the time of the grant of such Option, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Affiliates, the Option shall not be exercisable after the fifth anniversary of the date the Option is granted.

(vi) $100,000 Per Year Limitation for Incentive Stock Options. To the extent the aggregate Fair Market Value (determined as of the grant date) of Shares for which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company) exceeds $100,000, such excess Incentive Stock Options shall be treated as Nonqualified Stock Options.

(c) SARs.

(i) Grant. Subject to the provisions of the Plan, the Committee shall have sole and plenary authority to determine (A) the Participants to whom SARs shall be granted, (B) subject to Section 4(a), the number of SARs to be granted to each Participant, (C) the Exercise Price thereof and (D) the terms and conditions of each SAR, including the vesting criteria, term, methods of exercise and methods and form of settlement.

(ii) Exercise Price. The Exercise Price of each Share covered by a SAR shall be not less than 100% of the Fair Market Value of such Share (determined as of the date the SAR is granted).

(iii) Vesting and Exercise. Each SAR shall entitle the Participant to receive an amount upon exercise equal to the excess, if any, of the Fair Market Value of a Share on the date of exercise of the SAR over the Exercise Price thereof. The Committee shall determine, in its sole and plenary discretion, whether a SAR shall be settled in cash, Shares, other securities, other Awards, other property or a combination of any of the foregoing. Subject to the minimum vesting provisions of Section 3(b)(v), each SAR shall be vested and exercisable at such time, in such manner and subject to such terms and conditions as the Committee may, in its discretion, specify in the applicable Award Agreement or thereafter.

(iv) Substitution SARs. The Committee shall have the ability to substitute, without the consent of the affected Participant or any holder or beneficiary of SARs, SARs settled in Shares (or SARs settled in Shares or cash in the Committee’s discretion) (“Substitution SARs”) for outstanding Nonqualified Stock Options (“Substituted Options”) in compliance with Section 424 and 409A of the Code to the extent applicable; provided that (A) the substitution shall not otherwise result in a modification of the terms of

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any Substituted Option, (B) the number of Shares underlying the Substitution SARs shall be the same as the number of Shares underlying the Substituted Options and (C) the Exercise Price of the Substitution SARs shall be equal to the Exercise Price of the Substituted Options. If, in the opinion of the Company’s auditors, this provision creates adverse accounting consequences for the Company, it shall be considered null and void.

(v) Expiration. Except as otherwise set forth in the applicable Award Agreement, each SAR shall expire immediately, without any payment, upon the earlier of (A) the tenth anniversary of the date the SAR is granted and (B) three months after the date the Participant who is holding the Option ceases to be a director, officer, employee or consultant of the Company or one of its Affiliates. In no event may SAR be exercisable after the tenth anniversary of the date the SAR is granted.

(d) Restricted Shares and RSUs.

(i) Grant. Subject to the provisions of the Plan, the Committee shall have sole and plenary authority to determine (A) the Participants to whom Restricted Shares and RSUs shall be granted, (B) subject to Section 4(a), the number of Restricted Shares and RSUs to be granted to each Participant, (C) subject to the minimum vesting provisions of Section 3(b)(v), the duration of the period during which, and the conditions, if any, under which, the Restricted Shares and RSUs may vest or may be forfeited to the Company and (D) the terms and conditions of each such Award, including the vesting criteria, term and methods and form of settlement.

(ii) Transfer Restrictions. Restricted Shares and RSUs may not be sold, assigned, transferred, pledged or otherwise encumbered except as provided in the Plan or as may be provided in the applicable Award Agreement; provided, however, that the Committee may, in its discretion, determine that Restricted Shares and RSUs may be transferred by the Participant for no consideration. Each Restricted Share may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Shares are registered in the name of the applicable Participant, such certificates must bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Shares, and the Company may, at its discretion, retain physical possession of such certificates until such time as all applicable restrictions lapse.

(iii) Payment/Lapse of Restrictions. Each RSU shall be granted with respect to a specified number of Shares (or a number of Shares determined pursuant to a specified formula) or shall have a value equal to the Fair Market Value of a specified number of Shares (or a number of Shares determined pursuant to a specified formula). RSUs shall be paid in cash, Shares, other securities, other Awards or other property, as determined in the sole and plenary discretion of the Committee, upon the lapse of restrictions applicable thereto, or otherwise in accordance with the applicable Award Agreement.

(e) Performance-Based Awards.

(i) Discretion of the Committee with Respect to Performance-Based Awards. The Committee may grant Awards whose vesting is contingent on satisfaction of one or more Performance Goals. With regard to a particular Performance Period, the Committee shall have full discretion to select (A) the length of such Performance Period, (B) the type(s) of Awards to be issued, (C) the Performance Criteria that will be used to establish the Performance Goal(s), (D) the kind(s) and/or level(s) of the Performance Goals(s) that is (are) to apply to the Company or any of its Subsidiaries, Affiliates, divisions or operational units, or any combination of the foregoing, and (E) the Performance Formula.

(ii) Performance Criteria. The Performance Criteria that shall be used to establish the Performance Goal(s) with respect to Awards shall be based on the attainment of specific levels of performance of the Company or any of its Subsidiaries, Affiliates, divisions or operational units, or any combination of the foregoing, and shall include, but not be limited to, the following: (A) net sales; (B) revenue; (C) revenue growth or product revenue growth, (D) operating income (before or after taxes) (E) return on equity; (F) total shareholder return; (G) return on assets or net assets; (H) appreciation in and/or maintenance of,

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share price; (I) market share; (J) gross profits; (K) earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization); (L) economic value-added models or equivalent metrics; (M) comparisons with various stock market indices; (N) reduction in costs; (O) cash flow or cash flow per share (before or after dividends); (P) return on capital (including return on total capital or return on invested capital); (Q) cash flow return on investment; (R) improvement in or attainment of expense levels or working capital levels; (S) operating margins; (T) gross margins or cash margin; (U) year-end cash; (V) debt reductions; (W) shareholder equity; (X) regulatory performance; (Y) implementation, completion or attainment of measurable objectives with respect to research, development, products or projects; (Z) recruiting and maintaining personnel; (AA) objective measures of productivity or operating efficiency; (BB) product pricing targets; (CC) combined ratio; (DD) operating ratio; (EE) leverage ratio; (FF) credit rating; (GG) borrowing levels; (HH) level or amount of acquisitions; (II) enterprise value; (JJ) book, economic book or intrinsic book value (including book value per share) and (KK) customer satisfaction survey results. Such Performance Criteria may be applied on an absolute basis, be relative to one or more peer companies of the Company or indices or any combination thereof or, if applicable, be computed on an accrual or cash accounting basis.

(iii) Modification of Performance Goals. The Committee, in its sole and plenary discretion, may adjust or modify the calculation of a Performance Goal for such Performance Period, including (A) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development affecting the Company, or any of its Affiliates, Subsidiaries, divisions or operating units (to the extent applicable to such Performance Goal) or (B) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company or any of its Affiliates, Subsidiaries, divisions or operating units (to the extent applicable to such Performance Goal), or the financial statements of the Company or any of its Affiliates, Subsidiaries, divisions or operating units (to the extent applicable to such Performance Goal), or of changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, accounting principles, law or business conditions.

(f) Performance Units.

(i) Grant. Subject to the provisions of the Plan, the Committee shall have sole and plenary authority to determine the Participants to whom Performance Units shall be granted.

(ii) Value of Performance Units. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. The Committee shall set Performance Goals in its discretion which, depending on the extent to which they are met during a Performance Period, will determine in accordance with Section 4(a) the number and/or value of Performance Units that will be paid out to the Participant.

(iii) Earning of Performance Units. Subject to the provisions of the Plan, after the applicable Performance Period has ended, the holder of Performance Units shall be entitled to receive a payout of the number and value of Performance Units earned by the Participant over the Performance Period, to be determined by the Committee, in its sole and plenary discretion, as a function of the extent to which the corresponding Performance Goals have been achieved.

(iv) Form and Timing of Payment of Performance Units. Subject to the provisions of the Plan, the Committee, in its sole and plenary discretion, may pay earned Performance Units in the form of cash or in Shares (or in a combination thereof) that have an aggregate Fair Market Value equal to the value of the earned Performance Units at the close of the applicable Performance Period. Such Shares may be granted subject to any restrictions in the applicable Award Agreement deemed appropriate by the Committee. The determination of the Committee with respect to the form and timing of payout of such Awards shall be set forth in the applicable Award Agreement.

(g) Cash Incentive Awards.

(i) Grant. Subject to the provisions of the Plan, the Committee, in its sole and plenary discretion, shall have the authority to determine (A) the Participants to whom Cash Incentive Awards shall be granted, (B) subject to Section 4(a), the amount of Cash Incentive Awards to be granted to each Participant,

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(C) the duration of the period during which, and the conditions, if any, under which, the Cash Incentive Awards may vest or may be forfeited to the Company and (D) the other terms and conditions of each Cash Incentive Award. Each Cash Incentive Award shall have an initial value that is established by the Committee at the time of grant. The Committee shall set performance goals or other payment conditions in its discretion, which, depending on the extent to which they are met during a specified performance period, shall determine the amount and/or value of the Cash Incentive Award that shall be paid to the Participant.

(ii) Earning of Cash Incentive Awards. Subject to the provisions of the Plan, after the applicable vesting period has ended, the holder of a Cash Incentive Award shall be entitled to receive a payout of the amount of the Cash Incentive Award earned by the Participant over the specified performance period, to be determined by the Committee, in its sole and plenary discretion, as a function of the extent to which the corresponding performance goals or other conditions to payment have been achieved.

(h) Other Stock-Based Awards. Subject to the provisions of the Plan, including the minimum vesting provisions of Section 3(b)(v), the Committee shall have the sole and plenary authority to grant to Participants other equity-based or equity-related Awards (including Deferred Share Units and fully vested Shares) (whether payable in cash, equity or otherwise) in such amounts and subject to such terms and conditions as the Committee shall determine; provided that any such Awards must comply, to the extent deemed desirable by the Committee, with Rule 16b-3 and applicable law.

(i) Dividends and Dividend Equivalents. In the sole and plenary discretion of the Committee, an Award, other than an Option, SAR or Cash Incentive Award, may provide the Participant with dividends or dividend equivalents, payable in cash, Shares, other securities, other Awards or other property, on a current or deferred basis, on such terms and conditions as may be determined by the Committee in its sole and plenary discretion, including (i) payment directly to the Participant, (ii) withholding of such amounts by the Company subject to vesting of the Award or (iii) reinvestment in additional Shares, Restricted Shares or other Awards; provided, however, that a Participant shall only be eligible to receive dividends or dividend equivalents in respect of an Award to the extent that the Award becomes vested (and will be forfeited if the Award is forfeited).

SECTION 7. Amendment and Termination.

(a) Amendments to the Plan. Subject to any applicable law or government regulation and to the rules of the Applicable Exchange, the Plan may be amended, modified or terminated by the Board without the approval of the stockholders of the Company, except that stockholder approval shall be required for any amendment that would (i) increase either the Plan Share Limit or the Plan ISO Limit, (ii) change the class of employees or other individuals eligible to participate in the Plan or (iii) result in the amendment, cancellation or action described in clause (i), (ii) or (iii) of the second sentence of Section 7(b) being permitted without the approval by the Company’s stockholders; provided, however, that any adjustment under Section 4(b) shall not constitute an increase for purposes of this Section 7(a)(i). No amendment, modification or termination of the Plan may, without the consent of the Participant to whom any Award shall theretofor have been granted, materially and adversely affect the rights of such Participant (or his or her transferee) under such Award, unless otherwise provided by the Committee in the applicable Award Agreement.

(b) Amendments to Awards. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate any Award theretofor granted, prospectively or retroactively; provided, however, that, except as set forth in the Plan, unless otherwise provided by the Committee in the applicable Award Agreement, any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would materially and adversely impair the rights of any Participant or any holder or beneficiary of any Award theretofor granted shall not to that extent be effective without the consent of the applicable Participant, holder or beneficiary. Notwithstanding the preceding sentence, in no event may any Option or SAR (i) be amended to decrease the Exercise Price thereof, (ii) be canceled at a time when its Exercise Price exceeds the Fair Market Value of the underlying

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Shares in exchange for another Option or SAR or any Restricted Share, RSU, other equity-based Award, award under any other equity-compensation plan or any cash payment or (iii) be subject to any action that would be treated, for accounting purposes, as a “repricing” of such Option or SAR, unless such amendment, cancelation or action is approved by the Company’s stockholders. For the avoidance of doubt, an adjustment to the Exercise Price of an Option or SAR that is made in accordance with Section 4(b) or Section 8 shall not be considered a reduction in Exercise Price or “repricing” of such Option or SAR.

(c) Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. Subject to the penultimate sentence of Section 7(b), the Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including the events described in Section 4(b) or the occurrence of a Change of Control) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, accounting principles or law (i) whenever the Committee, in its sole and plenary discretion, determines that such adjustments are appropriate or desirable, including providing for a substitution or assumption of Awards, accelerating the exercisability of, lapse of restrictions on, or termination of, Awards or providing for a period of time for exercise prior to the occurrence of such event, (ii) if deemed appropriate or desirable by the Committee, in its sole and plenary discretion, by providing for a cash payment to the holder of an Award in consideration for the cancelation of such Award, including, in the case of an outstanding Option or SAR, a cash payment to the holder of such Option or SAR in consideration for the cancelation of such Option or SAR in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the Shares subject to such Option or SAR over the aggregate Exercise Price of such Option or SAR and (iii) if deemed appropriate or desirable by the Committee, in its sole and plenary discretion, by canceling and terminating any Option or SAR having a per-Share Exercise Price equal to, or in excess of, the Fair Market Value of a Share subject to such Option or SAR without any payment or consideration therefor.

SECTION 8. Change of Control. Unless otherwise provided in the applicable Award Agreement, in the event of a Change of Control after the date of the adoption of the Plan, all Awards that are outstanding and unvested as of immediately prior to a Change of Control (after giving effect to any action by the Committee pursuant to Section 7(c)) shall remain outstanding and unvested immediately thereafter, provided, however, that, if within 12 months following a Change of Control, a Participant’s employment or services, as applicable, with the Company and its Affiliates is terminated without Cause, then (a) any outstanding Options or SARs then held by Participants that are unexercisable or otherwise unvested shall automatically be deemed exercisable or otherwise vested, as the case may be, as of the date of such termination, (ii) all Performance Units, Cash Incentive Awards and other Awards that vest in accordance with attainment of one or more Performance Goals shall automatically vest and be paid out immediately as if the date of such termination were the last day of the applicable Performance Period and “target” performance levels had been attained, and (iii) all other outstanding Awards (i.e., other than Options, SARs, Performance Units, Cash Incentive Awards and Awards subject to Performance Goals) then held by Participants that are unexercisable, unvested or still subject to restrictions or forfeiture, shall automatically be deemed exercisable and vested and all restrictions and forfeiture provisions related thereto shall lapse as of the date of such termination.

SECTION 9. General Provisions.

(a) Nontransferability. Except as otherwise specified in the applicable Award Agreement, during the Participant’s lifetime, each Award (and any rights and obligations thereunder) shall be exercisable only by the Participant, or, if permissible under applicable law, by the Participant’s legal guardian or representative, and no Award (or any rights and obligations thereunder) may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that, (i) the designation of a beneficiary shall not constitute an assignment, alienation,

D-14	Evolent Health, Inc. Proxy Statement 2021

pledge, attachment, sale, transfer or encumbrance and (ii) the Board or the Committee may permit further transferability, on a general or specific basis, and may impose conditions and limitations on any permitted transferability; provided, however, that Incentive Stock Options shall not be transferable in any way that would violate Section 1.422-2(a)(2) of the Treasury Regulations and in no event may any Award (or any rights and obligations thereunder) be transferred in any way in exchange for value. All terms and conditions of the Plan and all Award Agreements shall be binding upon any permitted successors and assigns.

(b) No Rights to Awards. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated.

(c) Share Certificates. All certificates for Shares or other securities of the Company or any Affiliate delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement or the rules, regulations and other requirements of the SEC, the Applicable Exchange and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. Notwithstanding any other provision of the Plan, unless otherwise determined by the Committee or required by any applicable law, the Company shall not deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

(d) Withholding.

(i) Authority to Withhold. A Participant may be required to pay to the Company or any Affiliate, and the Company or any Affiliate shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant, the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding taxes in respect of an Award, its exercise or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such taxes.

(ii) Alternative Ways to Satisfy Withholding Liability. Without limiting the generality of Section 9(d)(i), subject to the Committee’s discretion, a Participant may satisfy, in whole or in part, the foregoing withholding liability by delivery of Shares owned by the Participant (which are not subject to any pledge or other security interest) having a Fair Market Value equal to such withholding liability or by having the Company withhold from the number of Shares otherwise issuable pursuant to the exercise of the Option or SAR, or the lapse of the restrictions on any other Award (in the case of SARs and other Awards, if such SARs and other Awards are settled in Shares), a number of Shares having a Fair Market Value equal to such withholding liability; provided, however, that no Shares may be withheld with a value exceeding the maximum amount of tax required to be withheld by law (or such lesser amount as may be necessary to avoid classification of the Award as a liability for financial accounting purposes).

(e) Section 409A.

(i) It is intended that the provisions of the Plan, and the Awards hereunder, comply with, or be exempt from, Section 409A of the Code, and all provisions of the Plan and the Award Agreements shall be construed and interpreted in a manner consistent with such intent.

(ii) No Participant (or the creditors or beneficiaries of a Participant) shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under the Plan to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment.

Evolent Health, Inc. Proxy Statement 2021	D-15

Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to any Participant or for the benefit of any Participant under the Plan may not be reduced by, or offset against, any amount owing by any such Participant to the Company or any of its Affiliates.

(iii) If, at the time of a Participant’s “separation from service” (within the meaning of Section 409A of the Code), (A) such Participant is a “specified employee” (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (B) the Company makes a good faith determination that an amount payable pursuant to an Award constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead, pay it on the first business day after such six-month period or the date of the Participant’s death, if earlier. Such amount shall be paid without interest, unless otherwise determined by the Committee, in its sole discretion, or as otherwise provided in any applicable employment agreement between the Company and the relevant Participant.

(iv) Notwithstanding any provision of the Plan to the contrary, if it is determined that an Award hereunder is subject to the requirements of Section 409A of the Code, for purposes of payment and settlement of such Award, the Company will not be deemed to have undergone a Change of Control unless the Company has undergone a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of a corporation” within the meaning of Section 409A(a)(2)(A)(v) of the Code.

(v) Notwithstanding any provision of the Plan to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to any Award as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on such Participant or for such Participant’s account in connection with an Award (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold such Participant harmless from any or all of such taxes or penalties.

(f) Award Agreements. Each Award hereunder shall be evidenced by an Award Agreement, which shall be delivered to the Participant and shall specify the terms and conditions of the Award and any rules applicable thereto, including the effect on such Award of the death, disability or termination of employment or service of a Participant and the effect, if any, of such other events as may be determined by the Committee.

(g) No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of options, restricted stock, shares, other types of equity-based awards (subject to stockholder approval if such approval is required) and cash incentive awards, and such arrangements may be either generally applicable or applicable only in specific cases.

(h) No Right to Employment or Service. The grant of an Award shall not be construed as giving a Participant the right to be retained as a director, officer, employee or consultant of or to the Company or any Affiliate, nor shall it be construed as giving a Participant any rights to continued service on the Board. Further, the Company or an Affiliate may at any time dismiss a Participant from employment or discontinue any directorship or consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

(i) No Rights as Stockholder. No Participant or holder or beneficiary of any Award shall have any rights as a stockholder with respect to any Shares to be distributed under the Plan until he or she has become the holder of such Shares. In connection with each grant of Restricted Shares, except as provided in the

D-16	Evolent Health, Inc. Proxy Statement 2021

applicable Award Agreement, the Participant shall be entitled to the rights of a stockholder (including the right to vote) in respect of such Restricted Shares. Except as otherwise provided in Section 4(b), Section 7(c) or the applicable Award Agreement, no adjustments shall be made for dividends or distributions on (whether ordinary or extraordinary, and whether in cash, Shares, other securities or other property), or other events relating to, Shares subject to an Award for which the record date is prior to the date such Shares are delivered.

(j) Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof.

(k) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(l) Other Laws; Restrictions on Transfer of Shares. The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole and plenary discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary. Without limiting the generality of the foregoing, no Award granted hereunder shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Committee in its sole and plenary discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the U.S. Federal and any other applicable securities laws.

(m) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate, on one hand, and a Participant or any other Person, on the other. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or such Affiliate.

(n) Recoupment of Awards. Any Award Agreement may provide for recoupment by the Company of all or any portion of an Award if the Company’s financial statements are required to be restated due to noncompliance with any financial reporting requirement under the Federal securities laws. This Section 9(n) shall not be the Company’s exclusive remedy with respect to such matters.

(o) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(p) Requirement of Consent and Notification of Election Under Section 83(b) of the Code or Similar Provision. No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Section 83(b) of the Code) or under a similar provision of law may be made unless expressly permitted by the terms of the applicable Award Agreement or by action of the Committee in writing prior to the making of such election. If an Award recipient, in connection with the acquisition of Shares under the Plan or otherwise, is expressly permitted under the terms of the applicable Award Agreement or by such Committee action to make such an election and the Participant makes the election, the Participant shall notify the Committee of such election within ten days of filing notice of the election with the Internal Revenue Service (or any successor thereto) or other governmental authority, in

Evolent Health, Inc. Proxy Statement 2021	D-17

addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code or any other applicable provision.

(q) Requirement of Notification Upon Disqualifying Disposition Under Section 421(b) of the Code. If any Participant shall make any disposition of Shares delivered pursuant to the exercise of an Incentive Stock Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions) or any successor provision of the Code, such Participant shall notify the Company of such disposition within ten days of such disposition.

(r) Headings and Construction. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof. Whenever the words “include”, “includes” or “including” are used in the Plan, they shall be deemed to be followed by the words “but not limited to”, and the word “or” shall not be deemed to be exclusive.

SECTION 10. Term of the Plan.

(a) Effective Date. The Plan shall be effective as of April 15, 2021, the date of its adoption by the Board, subject to stockholder approval.

(b) Expiration Date. No Award shall be granted under the Plan after the tenth anniversary of the date the Plan is adopted by the Board under Section 10(a). Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted hereunder, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award or to waive any conditions or rights under any such Award, shall nevertheless continue thereafter.

D-18	Evolent Health, Inc. Proxy Statement 2021

ANNUAL MEETING OF STOCKHOLDERS OF EVOLENT HEALTH, INC. June 10, 2021 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy materials, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting, proxy statement, proxy card and annual report are available at http://ir.evolenthealth.com/financial-info/annual-reports-and-proxy-statements/default.aspx Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 00033033333033000000 THE BOARD OF DIRECTORS 1 UNANIMOUSLY RECOMMENDS YOU VOTE 061021 “FOR” PROPOSALS 1 AND 2, “FOR” ALL NOMINEES IN THE ELECTION OF THE CLASS III DIRECTORS AND “FOR” PROPOSALS 4, 5 AND 6. x PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE 1. Proposal to approve amendments to the Company’s Restated FOR AGAINST ABSTAIN Certificate of Incorporation to declassify the Board. 2. Proposal to approve amendments to the Company’s Restated Certificate of Incorporation to eliminate supermajority voting requirements. 3. Election of Class III Directors: a) Craig Barbarosh b) Kim Keck c) Cheryl Scott d) Frank Williams 4. Proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021. 5. Proposal to approve the compensation of our named executive officers for 2020 on an advisory basis. 6. Proposal to approve the Amended and Restated 2015 Omnibus Incentive Compensation Plan. To indicate change your the new address address on your in the account, address please space check above the . Please box at note right and that changes this method to the . registered name(s) on the account may not be submitted via This section must be completed for your vote to be counted. Date and Sign Below. Signature of Stockholder Date: Signature of Stockholder Date: Note: full Please title sign as such exactly . If the as signer your name is a corporation, or names appear please on sign this full Proxy corporate . When name shares by are duly held authorized jointly, each officer, holder giving should full title sign as. such When . If signing signer as is a executor, partnership, administrator, please sign attorney, in partnership trustee, name custodian by authorized or guardian, person please . give

————————— . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . . . ———————— 0 EVOLENT HEALTH, INC. Proxy for Annual Meeting of Stockholders on June 10, 2021 Solicited on Behalf of the Board of Directors The undersigned hereby appoints Jonathan D. Weinberg and John P. Johnson, each or either of them, as proxies, with full power of substitution, with the powers the undersigned would possess if personally present, to vote, as designated on the reverse side of this form and, in his discretion, to vote upon such other business as may properly come before such meeting, all shares of Common Stock of the undersigned in Evolent Health, Inc. (the “Company”) at the Annual Meeting of Stockholders of the Company to be held on June 10, 2021 at 10:00 a.m., Eastern Time, via the internet at https://web.lumiagm.com/209916247 (password: evolent2021), and at any adjournments or postponements thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. (Continued and to be signed on the reverse side) 1.1 14475

ANNUAL MEETING OF STOCKHOLDERS OF

EVOLENT HEALTH, INC.

June 10, 2021

PROXY VOTING INSTRUCTIONS

COMPANY NUMBER	
ACCOUNT NUMBER	

00033033333033000000 1 061021

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

EVOLENT HEALTH, INC. June 10, 2021 PROXY VOTING INSTRUCTIONS INTERNET—Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. Vote online until 11:59 PM EDT, June 9, 2021. MAIL—Sign, date and mail your proxy card in the envelope provided as soon as possible. VIRTUALLY AT THE MEETING—The company will be hosting the meeting live via the Internet this year. To attend the meeting via the Internet COMPANY NUMBER please visit https://web.lumiagm.com/209916247 (password: evolent2021) and be sure to have available the control number. GO GREEN—e-Consent makes it easy to go paperless. With ACCOUNT NUMBER e-Consent, you can quickly access your proxy materials, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting, proxy statement, proxy card and annual report are available at http://ir.evolenthealth.com/financial-info/annual-reports-and-proxy-statements/default.aspx Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet. 00033033333033000000 THE BOARD OF DIRECTORS 1 UNANIMOUSLY RECOMMENDS YOU VOTE 061021 “FOR” PROPOSALS 1 AND 2, “FOR” ALL NOMINEES IN THE ELECTION OF THE CLASS III DIRECTORS AND “FOR” PROPOSALS 4, 5 AND 6. x PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE 1. Proposal to approve amendments to the Company’s Restated FOR AGAINST ABSTAIN Certificate of Incorporation to declassify the Board. 2. Proposal to approve amendments to the Company’s Restated Certificate of Incorporation to eliminate supermajority voting requirements. 3. Election of Class III Directors: a) Craig Barbarosh b) Kim Keck c) Cheryl Scott d) Frank Williams 4. Proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021. 5. Proposal to approve the compensation of our named executive officers for 2020 on an advisory basis. JOHN SMITH 6. Proposal to approve the Amended and Restated 2015 Omnibus 1234 MAIN STREET Incentive Compensation Plan. APT. 203 NEW YORK, NY 10038 To indicate change your the new address address on your in the account, address please space check above the . Please box at note right and that changes this method to the . registered name(s) on the account may not be submitted via This section must be completed for your vote to be counted. Date and Sign Below. Signature of Stockholder Date: Signature of Stockholder Date: Note: title Please as such sign .exactly If the signer as your is a name corporation, or names please appear sign on full this corporate Proxy. When name shares by duly are authorized held jointly, officer, each giving holder full should title as sign such . .When If signer signing is a as partnership, executor, please administrator, sign in attorney, partnership trustee name or by guardian, authorized please person give full .

EVOLENT HEALTH, INC. To Be Held On: June 10, 2021 at 10:00 a.m., Eastern Time at https://web.lumiagm.com/209916247 (password: evolent2021) COMPANY NUMBER JOHN SMITH 1234 MAIN STREET ACCOUNT NUMBER APT. 203 NEW YORK, NY 10038 CONTROL NUMBER This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. If you want to receive a paper or e-mail copy of the proxy materials you must request one. There is no charge to you for requesting a copy. To facilitate timely delivery please make the request as instructed below before May 30, 2021. Please visit http://ir.evolenthealth.com/financial-info/annual-reports-and-proxy-statements/default.aspx, where the following materials are available for view: • Notice of Annual Meeting of Stockholders • Proxy Statement • Form of Electronic Proxy Card • 2020 Annual Report to Stockholders TO REQUEST MATERIAL: TELEPHONE: 888-Proxy-NA (888-776-9962) 718-921-8562 (for international callers) E-MAIL: info@astfinancial.com WEBSITE: https://us.astfinancial.com/OnlineProxyVoting/ProxyVoting/RequestMaterials TO VOTE: ONLINE: To access your online proxy card, please visit www.voteproxy.com and follow the on-screen instructions or scan the QR code with your smartphone. You may enter your voting instructions at www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date. VIRTUALLY AT THE MEETING: The company will be hosting the meeting live via the Internet this year. To attend the meeting via the Internet please visit https://web.lumiagm.com/209916247 (password: evolent2021) and be sure to have available the control number. MAIL: You may request a card by following the instructions above. 1. Proposal to approve amendments to the Company’s Restated Certificate of Incorporation to declassify the Board. 2. Proposal to approve amendments to the Company’s Restated Certificate of Incorporation to eliminate supermajority voting requirements. 3. Election of Class III Directors: a) Craig Barbarosh b) Kim Keck c) Cheryl Scott 4 . Proposal d) Frank to Williams ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021. 5. Proposal to approve the compensation of our named executive officers for 2020 on an advisory basis. 6. Proposal to approve the Amended and Restated 2015 Omnibus Incentive Compensation Plan. Please note that you cannot use this notice to vote by mail. The Board of Directors unanimously recommends you vote “For” Proposals 1 and 2, “For” all nominees in the election of the Class III Directors and “For” Proposals 4, 5 and 6.